EXHIBIT 99.1

Summary

Our company

We are North America’s leading distributor and processor of metals, in terms of sales, with 2003 sales of approximately $2.2 billion. In the first half of 2004, we had sales of approximately $1.5 billion. We carry a full line of products, with over 100,000 items of carbon rolled steel, stainless steel, alloy steel, aluminum, nickel, red metals and industrial plastics, in a wide range of grades, shapes and sizes.

We have extensive fabrication and processing capabilities with 58 facilities, including five large and 12 smaller processing centers, enabling us to supply high-quality customized products. More than one-half of the materials we sell are processed. We perform a broad range of metal processing, including sawing, slitting, blanking, pickling, cutting to length, leveling, flame cutting, laser cutting, edge trimming, edge rolling, fabricating and grinding, to process materials to specified thickness, length, width, shape and surface quality pursuant to specific customer orders. To further assist our customers, we provide value-added services including just-in-time delivery, handling and managing inventories, material application reviews and supply chain management.

We serve over 30,000 customers. Our broad and diverse customer base ranges in size from large national manufacturers to local, independently owned fabricators and machine shops. Our geographic network and customization capabilities allow us to serve large, national manufacturing companies in North America by providing a consistent standard of products and services across our multiple locations.

Collado Ryerson, our 50% owned joint venture in Mexico, includes the largest plate processing and fabrication operation in Mexico, through which we are able to supply our customers in the United States and Mexico with prompt delivery of high quality, competitively priced products. Additionally, our 50% interest in Tata Ryerson Limited provides access to the rapidly growing market in India.

Our business was founded in 1842. Our common stock is traded on the New York Stock Exchange under the symbol “RT.”

Proposed Integris Metals, Inc. acquisition and related financing

On October 26, 2004, we entered into a definitive agreement to purchase all of the capital stock of Integris for a cash purchase price of $410 million, plus assumption of Integris’ debt, which was approximately $250 million as of October 1, 2004. The closing of the Integris acquisition is not conditioned upon this offering but is subject to other conditions. See “The Integris acquisition” for a summary of the terms of the Integris acquisition and the financing of the acquisition. This offering is not conditioned on the closing of the Integris acquisition or the related financing transactions. We anticipate that the Integris acquisition will close after completion of this offering.

Integris is the fourth largest metals service center in North America with leading market positions in aluminum and stainless steel. Integris has one of the broadest networks of metals processing and distribution facilities in the industry with three dedicated processing centers and 59 branches located throughout the United States and Canada, covering key industrial regions. Integris sells its products and services to many industries, including fabricated metal products, industrial machinery, commercial transportation, electrical equipment and appliances and building and construction.

In fiscal year 2003, Integris generated revenue of $1.5 billion and net income of $10.9 million. Improving market conditions in 2004, as evidenced by higher industrial demand and metals prices, have positively impacted Integris’ year-to-date financial performance. In the first half of fiscal year 2004, Integris generated revenue of $969.5 million and net income of $33.5 million as compared to revenue of $755.7 million and net income of $6.9 million in the first half of fiscal year 2003. Integris’ financial statements are attached to this document as Attachment A.

Integris’ product mix is predominantly comprised of aluminum and stainless steel in all product forms, which together accounted for approximately 85% of its sales during fiscal year 2003. Integris processes metal for a broad array of end uses at its dedicated processing centers and many of its branches. Integris performs a combination of finishing processes such as leveling, cutting-to-length, polishing, slitting, shearing, blanking, precision sawing and plasma and waterjet cutting to exact specifications, providing customized solutions to its customers. To help its customers reduce their costs, Integris also provides additional value-added services such as just-in-time inventory management, logistics management, quality control services, cost reduction initiatives and engineering support.

In 2003, Integris served more than 20,000 customers through its extensive geographic network. Integris’ customers range in size from large national manufacturers to local, independently owned fabricators and machine shops. Integris’ geographic network and customization capabilities allow Integris to serve large national manufacturing companies in North America by providing a consistent standard of products and services across its multiple locations.

Upon the closing of the Integris acquisition, we expect to have the broadest network of metals processing and distribution facilities in North America. We expect to substantially expand our presence and capabilities for aluminum and stainless steel products, which have historically been higher growth products in terms of distributor shipments than carbon-rolled steel. We expect this growth trend to continue.

The infrastructures that we and Integris use to process and sell our products are similar. As a result, we expect to be able to eliminate redundant facilities and reduce administrative and sales personnel, allowing us to eliminate duplicative costs while continuing to provide the high level of service that our customers and Integris’ customers have received in the past.

In connection with the Integris acquisition, we intend to enter into:

•	a new $1 billion five year senior secured revolving credit facility, under which we will borrow approximately $646 million to refinance amounts borrowed under our existing $525 million revolving credit facility and Integris’ existing $350 million revolving credit facility (based on loan balances under the old credit facilities as of September 30, 2004) and fund a portion of the cash purchase price for the Integris acquisition; and

•	a new bridge loan facility for up to $300 million to fund a portion of the cash purchase price for the Integris acquisition.

The expected terms of these new debt facilities are described more fully in “The Integris acquisition—Financing of the Integris acquisition.”

The Integris acquisition and the expected borrowings under the new debt facilities described above to fund the purchase price and refinance indebtedness are collectively referred to herein as the “Proposed Integris Transactions.”

Industry overview

Metals service centers serve as a key intermediary in the metals industry. Metal producers are configured to manufacture and sell standardized products in large volumes, with long lead times for production and delivery. Many end user customers seek to purchase metals with customized specifications, including value-added processing, in smaller volumes, on shorter lead times and with more reliable delivery than metal producers are able to provide. Accordingly, metals service centers aggregate end-users’ demand, purchase metal in bulk to take advantage of economies of scale and then process and sell metal to meet specific customer requirements.

Although consolidation has led to the emergence of a few large companies, the metals distributions industry remains highly fragmented. In 2003, the top ten metals distribution industry participants accounted for approximately 24% of total estimated industry sales of $50 billion.

Benefits from the acquisition of Integris

We believe our acquisition of Integris will strengthen our position in the metals service center industry though the following expected benefits:

Provides access to customers that we do not currently serve

We do not currently serve many of Integris’ customers. With the acquisition of Integris, our sales force will have the opportunity to increase sales by selling our products to customers that we do not currently serve and selling Integris’ products to our existing customers through cross-selling and bundling of our products, thereby strengthening our position as a single-source supplier.

Provides us broader geographic coverage

We have service centers in two locations in Canada—Toronto and Montreal. The addition of Integris’ operations in 11 cities in Canada, including Toronto, provides us with significantly better access to the Canadian market and allows us to more efficiently service customers in Canada. The expanded presence in Canada, together with our and Integris’ operations in the United States and our joint venture in Mexico, allows us to service customers on most of the North American continent.

Achieves operating efficiencies

The acquisition provides us with the opportunity to realize meaningful operating efficiencies. The infrastructures that we and Integris use to process and sell our products are similar. As a result, we expect to be able to eliminate redundant facilities and reduce administrative and sales personnel, allowing us to eliminate duplicative costs while continuing to provide the high level of service that our customers and Integris’ customers have received in the past.

Aluminum and stainless steel growth

The combination will increase the percentage of our revenue from sales of stainless steel and aluminum—two market segments that have historically grown faster than carbon steel. We expect this trend to continue.

Our competitive strengths

Extensive network of processing and distribution capabilities

We have five large and 12 smaller processing centers, which support our 58 facilities and are strategically located to process and deliver the volumes of metal our customers demand. We are able to produce standardized products in large volumes while maintaining low operating costs. Many of our facilities also possess local processing capabilities, which permit us to provide customized products and solutions to local customers on a smaller scale while maintaining timely deliveries. Using our extensive fabrication capabilities to turn commodity metals into non-commodity specialized parts, we are able to realize higher operating margins while offering competitive prices to our customers. Our extensive distribution capabilities, which include a fleet of approximately 300 tractors and 550 trailers owned or leased by or dedicated by third party carriers to us, allow us to meet our customers’ just-in-time delivery demands efficiently.

A broad and diverse customer base

We serve more than 30,000 customers across many industries, including fabricated metal products, industrial machinery, commercial transportation, electrical equipment and appliances and building and construction. This diversity helps to reduce the effect on us from regional and industry-specific market downturns.

Scope of products and services

We provide over 100,000 different products and a vast array of value-added services. We carry a full line of carbon steel, stainless steel, alloy steel and aluminum, and a limited line of nickel, red metals and plastics. These materials are inventoried in a number of shapes, including coils, sheets, rounds, hexagons, square and flat bars, plates, structurals and tubing. Our product and service offerings provide customers one-stop shopping for most of their metals needs. In addition, we believe that our facilities located throughout the continental United States, generally within one day’s delivery time of almost all U.S. manufacturing centers, position us to target national customers that currently buy metals from a variety of suppliers in different locations. Our ability to transfer inventory among facilities enables us to have available specialized items at regional locations throughout our network and to provide such inventory on a timely basis more profitably than if we were required to maintain inventory of all products at each location.

Relationships with suppliers

We are among the largest purchasers of steel in the United States and are also a significant purchaser of aluminum in the United States. We buy from and have developed relationships with many U.S. steel producers as well as other metal producers. Our relationships with numerous metal producers provide us access to high quality metals, timely delivery and new product and service ideas from many suppliers. In addition, because we purchase large volumes of metals, we can negotiate competitive prices from our suppliers. In part because of our buying power, we have been able to secure product from primary manufacturers during times of tight supply.

Our strategy

Continue to aggressively lower our costs

We seek to maintain our competitive pricing and improve our operating margins by lowering the costs to procure and produce our products. We intend to continue to capitalize on our strong supplier relationships to obtain favorable pricing on metals we purchase. Where appropriate, we plan to source metals from overseas to take advantage of lower costs. We have also worked to lower costs through more efficient utilization of our service centers, including combining and closing facilities, improving our logistics functions, instituting lean operating practices at some of our facilities and advancing our use of information technology. Tons shipped per employee increased to 736 in 2003 from 703 in 2002. During 2003, we added another $10.0 million in annualized fixed-cost savings for total annual savings of $85.0 million since 2000.

Expand our customer base

In the past 18 months, in an effort to expand our customer base, we have formally established our marketing function, creating a Vice President of Marketing position and are adding to our sales force. We have also taken steps to enhance our market profile and boost customer awareness, through increased advertising, offering product incentives and promotions and holding open-houses at our facilities for our customers. We have added approximately 5,000 new customers in 2004 and we intend to continue to increase our marketing efforts to generate new customers.

Continue to provide our customers with superior service

We believe we have earned an excellent reputation in our industry by succeeding in providing our customers superior service in what we refer to as the Big 5TM customer services attributes: availability of materials, on time delivery of products, competitive pricing, quality of products and responsiveness to customer requests. We constantly seek to improve our performance in these areas and hold our senior management directly accountable for meeting targeted performance levels. To support our efforts, we continuously monitor our progress, including using information technology to provide our management with more timely access to important measures of our performance and by surveying a sample of our customers monthly.

Increasing fabrication services

We have offered fabrication services for over a century, turning standardized products into customized products. The North American fabrication market is large and highly fragmented and we expect it to continue growing as manufacturers choose to outsource more production and customized processing work each year. We intend to capitalize on this growth by utilizing our extensive internal fabrication capabilities as well as access to a large number of facilities within our network to provide these services to more customers desiring to outsource these functions.

Pursue opportunistic acquisitions

We intend to strengthen our market positions throughout our product lines. As part of our strategy, we plan to pursue acquisitions and strategic alliances that we believe will improve or complement our product offerings or provide us with other expertise. We intend to evaluate each potential strategic alliance or acquisition by applying a disciplined, analytic approach, and subsequently applying our skills in integrating businesses.

Other recent developments

Third quarter summary operating results

We reported a third quarter 2004 net profit of $17.4 million, or $0.68 per diluted share, on third quarter 2004 net sales of $898.7 million. This compares with a net loss of $3.2 million, or $0.13 per share, in the third quarter of 2003, and a net profit of $21.3 million, or $0.83 per diluted share, in the second quarter of 2004. Third quarter 2004 results included a previously disclosed pretax restructuring charge of $3.0 million, or $0.07 per share, to consolidate two locations in the Northeast; a pretax gain of $2.3 million, or $0.05 per share, on the sale of property; and a $2.3 million after-tax, or $0.09 per share, positive income adjustment associated with a discontinued operation. Second quarter 2004 results included a pretax restructuring charge of $0.6 million, or $0.01 per share; a pretax gain of $2.3 million, or $0.06 per share, on the sale of property; and a $1.2 million after-tax, or $0.05 per share, positive income adjustment associated with a discontinued operation. Third quarter 2003 results included a pretax restructuring charge of $0.9 million, or $0.02 per share.

For the nine months ended September 30, 2004, we reported net profit of $50.7 million, or $1.97 per diluted share, on net sales of $2,398.3 million compared with a net loss of $6.6 million, or 0.27 per diluted share, on net sales of $1,641.9 million for the nine months ended September 30, 2003. The results for the nine months ended September 30, 2004 include a positive adjustment to the gain on the sale of the Inland Steel Company of $3.5 million, or $0.14 per diluted share.

J & F Steel acquisition

On July 30, 2004, we acquired J & F Steel, LLC from Arbed Americas, LLC for approximately $59.0 million, including assumption of debt and an estimated post-closing adjustment. As a result of the acquisition of J & F Steel, we acquired four carbon flat rolled processing facilities and related equipment located in Burns Harbor, Indiana; Memphis, Tennessee; Middletown, Ohio; and Jenison, Michigan.

We borrowed under our existing revolving credit agreement to fund the J & F Steel acquisition. Simultaneously with the closing of the J & F Steel acquisition, the existing revolving credit agreement was amended to, among other things, increase the facility from $450 million to $525 million and to extend its termination date from December 31, 2006 to July 30, 2008.

Revolving credit agreement

Concurrently with the closing of this offering we will amend the covenants in our existing revolving credit facility to allow us to issue, and Ryerson Tull Procurement Corporation, our subsidiary, to guarantee, the notes. This amendment will make no other change to our existing revolving credit facility.

Ryerson Tull summary consolidated financial data

The historical operating results data, per share data and balance sheet data set forth below as of and for the years ended December 31, 2003, 2002 and 2001 are derived from our consolidated audited financial statements. The historical operating results data, per share data and balance sheet data set forth below as of June 30, 2004 and for the six months ended June 30, 2004 and 2003 are derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals only, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the six months ended June 30, 2004 are not necessarily indicative of results that might be expected for the entire year ending December 31, 2004.

The following summary of our consolidated financial data should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s discussion and analysis of financial condition and results of operations of Ryerson Tull,” our audited and unaudited historical consolidated financial statements, including the related notes to these financial statements, and the unaudited condensed consolidated pro forma financial statements giving effect to our acquisition of J & F Steel and this offering, included in this document.

The unaudited pro forma operating results data presented below for the year ended December 31, 2003 and the six months ended June 30, 2004 includes the operations of J & F Steel, as if the J & F Steel acquisition had occurred on January 1, 2003. The unaudited pro forma balance sheet data as of June 30, 2004 gives effect to our acquisition of J & F Steel, as if the J & F acquisition had occurred at June 30, 2004. The unaudited pro forma as adjusted balance sheet data as of June 30, 2004 gives effect to our acquisition of J & F Steel and this offering as if each had occurred at June 30, 2004.

(in millions, except per share data)	Six months ended June 30			Year ended December 31
	2004 Pro forma	2004	2003	2003 Pro forma
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	2003	2002	2001

Operating Results Data:
Net sales	$1,587.4	$1,499.5	$1,090.5	$2,347.0	$2,189.4	$2,096.5	$2,243.5
Cost of materials sold	1,290.4	1,214.1	877.3	1,917.2	1,766.7	1,685.9	1,841.1

Gross Profit	297.0	285.4	213.2	429.8	422.7	410.6	402.4
Warehousing and delivery	122.3	120.3	112.7	231.2	226.4	226.6	245.8
Selling, general and administrative	109.7	105.0	95.0	198.6	187.5	196.6	203.8
Goodwill amortization(1)	—	—	—	—	—	—	5.0
Adjustment to gain on sale of Inland Engineered Materials Corporation	—	—	—	—	—	8.5	—
Restructuring and plant closure costs	0.6	0.6	1.5	6.2	6.2	2.7	19.4
(Gain) loss on sale of foreign interests	—	—	—	—	—	(4.1)	3.3
Write-off of investment in MetalSite, Inc.	—	—	—	—	—	—	1.0
Impairment of goodwill(1)	—	—	—	5.1	—	—	—
Impairment of long-lived assets	—	—	—	0.4	—	—	—
Gain on sale of assets	(4.8)	(2.3)	—	(0.2)	—	(10.9)	(1.3)

Operating profit (loss)	69.2	61.8	4.0	(11.5)	2.6	(8.8)	(74.6)
Other income and expense, net	0.1	0.1	0.1	0.2	0.1	(1.4)	(5.9)
Shares received on demutualization of insurance company	—	—	—	—	—	5.1	—
Interest and other expense on debt	(11.0)	(10.0)	(9.8)	(21.7)	(18.8)	(14.6)	(19.3)
Other finance charges	(0.3)	—	—	—	—	—	—

Income (loss) before income taxes	58.0	51.9	(5.7)	(33.0)	(16.1)	(19.7)	(99.8)
Provision (benefit) for income taxes	22.4	19.9	(2.3)	(6.6)	(2.0)	(7.3)	(39.6)

Income (loss) from continuing operations	$35.6	$32.0	$(3.4)	$(26.4)	$(14.1)	$(12.4)	$(60.2)

Per Share Data:
Income (loss) from continuing operations—Basic	$1.43	$1.28	$(0.14)	$(1.06)	$(0.58)	$(0.51)	$(2.44)
Income (loss) from continuing operations—Diluted	$1.39	$1.25	$(0.14)	$(1.06)	$(0.58)	$(0.51)	$(2.44)
Weighted average shares
Basic	24.9	24.9	24.8	24.8	24.8	24.8	24.8
Weighted average shares
Diluted	25.7	25.7	24.8	24.8	24.8	24.8	24.8
Dividends declared per common Share	$0.10	$0.10	$0.10	$0.20	$0.20	$0.20	$0.20

(1)	In connection with the adoption of FASB Statement No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002, we no longer amortize goodwill. Goodwill is tested annually for impairment and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired.

(In millions)	June 30, 2004
	Actual (unaudited)	Pro forma (unaudited)	Pro forma as adjusted (unaudited)
Balance Sheet Data:
Cash and cash equivalents	$18.0	$22.1	$22.1
Inventories	461.9	493.3	493.3
Working capital	591.0	645.3	645.3
Total assets	1,278.1	1,370.4	1,374.5
Long-term debt	313.3	385.8	389.9
Stockholders’ equity	414.1	414.1	414.1

Integris summary consolidated and combined financial data

The following tables set forth summary consolidated and combined financial data for Integris’ operations as of and for the periods ended at the dates indicated. You should read this summary consolidated and combined financial data together with “Selected consolidated and combined financial data of Integris,” “Management’s discussion and analysis of financial condition and results of operations of Integris” and Integris’ consolidated financial statements attached to this document as Attachment A.

Integris’ fiscal year is composed of 52 or 53 weeks ending on the Friday closest to December 31. Integris derived the summary consolidated financial data for the 52 weeks ended January 2, 2004 (“fiscal year 2003”), and the 53 weeks ended January 3, 2003 (“fiscal year 2002”), and the period from November 1, 2001, the date of its formation, through December 28, 2001, from its audited consolidated financial statements. Integris’ audited financial statements as of January 2, 2004 and January 3, 2003 and for the years ended January 2, 2004 and January 3, 2003 and for the period from November 1, 2001 through December 28, 2001 are attached to this document as Attachment A. Integris derived the summary balance sheet data as of December 28, 2001 from its audited consolidated financial statements not included in this document. Integris was created on November 1, 2001, through a combination of NAMD (the metals service center business of BHP Billiton) and RASCO (the metals service center business of Alcoa). Prior to June 30, 2001, NAMD was wholly owned by Billiton Plc. Effective June 30, 2001, Billiton Plc entered into a merger with BHP Limited creating BHP Billiton. Accordingly, Integris has derived the summary combined financial data as of and for the six-month and four-month periods ended June 30, 2001, and October 31, 2001, respectively, from NAMD’s audited financial statements, which are attached to this document as Attachment A. In addition, Integris has derived the summary combined financial data as of and for the ten-month period ended October 31, 2001, from RASCO’s audited financial statements, which are attached to this document as Attachment A.

Integris derived the summary consolidated financial data for the 26-week periods ended July 4, 2003 (“six months ended July 4, 2003”), and July 2, 2004 (“six months ended July 2, 2004”), from its unaudited interim financial statements. Integris’ unaudited financial statements as of July 2, 2004 and for the six months ended July 4, 2003 and the six months ended July 2, 2004 are attached to this document as Attachment A. The unaudited interim financial statements include all adjustments consisting only of normal recurring adjustments that Integris considered necessary for a fair statement of its results of operations and financial condition for these periods and as of such dates. The results for the six months ended July 2, 2004, are not necessarily indicative of results to be expected for the full year.

	Integris					RASCO	NAMD
(In millions)	Six months ended July 2, 2004 (unaudited)	Six months ended July 4, 2003 (unaudited)	Fiscal Year 2003	Fiscal Year 2002	November 1, 2001 Through December 28, 2001	January 1, 2001 Through October 31, 2001	July 1, 2001 Through October 31, 2001	January 1, 2001 Through June 30, 2001
	Consolidated					Combined	Combined	Combined
Statements of Operations Data:
Net sales	$969.5	$755.7	$1,494.1	$1,520.3	$221.1	$646.0	$317.6	$533.5
Cost of sales	786.6	631.0	1,248.9	1,242.7	183.6	543.9	268.5	449.8
Gross profit	182.9	124.7	245.2	277.6	37.5	102.1	49.1	83.7
Selling, general and administrative expenses	124.6	109.4	217.7	242.6	42.2	98.4	42.5	70.3
Restructuring and other related costs	1.4	0.2	1.1	8.9	6.9	—	—	—

Operating income (loss)	56.9	15.1	26.4	26.1	(11.6)	3.7	6.6	13.4
Interest expense (income), net	4.9	5.0	10.3	8.4	1.3	—	4.0	8.7
Other expense (income), net	0.1	—	—	(1.1)	0.8	—	3.9	(0.4)

Income (loss) before income taxes	51.9	10.1	16.1	18.8	(13.7)	3.7	(1.3)	5.1
Income tax provision (benefit)	18.4	3.2	5.2	8.9	(3.7)	1.4	1.7	4.0

Net income (loss)	$33.5	$6.9	$10.9	$9.9	$(10.0)	$2.3	$(3.0)	$1.1

Statements of Cash Flow Data:
Cash flows provided by (used in) operating activities	$(54.7)	$(13.8)	$3.7	$42.0	$(27.0)	$56.4	$15.5	$28.3
Cash flows used in investing activities	(2.7)	(3.4)	(8.2)	(6.5)	(3.5)	(3.7)	(2.7)	(3.3)
Cash flows (used in) provided by financing activities	61.1	10.9	(1.1)	(35.4)	18.2	(55.4)	(9.4)	(16.1)

Other Financial Data (unaudited):
Capital expenditures	$3.4	$10.0	$16.4	$8.9	$1.6	$3.7	$2.7	$5.3

	Integris					RASCO	NAMD
(dollars in thousands)	July 2, 2004 (unaudited)	July 4, 2003 (unaudited)	January 2, 2004	January 3, 2003	December 28, 2001	October 31, 2001	October 31, 2001
	Consolidated					Combined	Combined
Balance Sheet Data:
Cash and cash equivalents	$7.3	$1.4	$2.8	$6.9	$7.0	$1.8	$16.7
Total assets	827.1	688.8	687.7	679.7	730.1	299.8	474.4
Total long term debt	234.4	151.0	167.0	109.8	110.0	—	60.0
Divisional / Stockholders’ equity	358.9	332.0	334.0	306.6	298.0	215.7	156.0

Risk factors

You should consider the following risk factors in evaluating us, our business and an investment in the notes. Any of the following risks, as well as other risks and uncertainties of which we may not be aware or which we believe are presently immaterial, could seriously harm our business and financial results and cause the value of the notes and common stock issuable upon conversion of the notes to decline, which in turn could cause you to lose all or part of your investment. The risks described below under “Risks related to the Integris acquisition and our business” are risks related to our business and Integris’ business.

Risks related to the Integris acquisition and our business

This offering is not conditioned on the completion of the Integris acquisition.

This offering is not conditioned on the completion of the Integris acquisition. Accordingly, by purchasing the notes, you are investing in us on a stand-alone basis, and we may not realize the expected benefits of the Integris acquisition. Although certain information included in this document generally assumes consummation of the Integris acquisition, the Integris acquisition may not be consummated on the terms described herein or at all. The completion of the proposed Integris acquisition is subject to the satisfaction of certain conditions precedent, including regulatory approval, which may or may not occur. If any of these conditions is not satisfied, and a waiver is not received, the agreement may be terminated and the acquisition would not be completed. If the Integris acquisition is not completed, we may be required to pay a break fee of up to $20.0 million to Integris’ shareholders. See “The Integris acquisition—The Integris stock purchase agreement—Break fee.”

Compliance with conditions and obligations imposed in connection with regulatory approval could adversely affect our or Integris’ business.

The Integris acquisition will be reviewed by and require regulatory approval from the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”) and from the Canadian Competition Bureau under the Competition Act [Canada]. In order to obtain the regulatory approval, we may have to divest, or commit to divesting, certain of our or Integris’ business or products to third parties. In the alternative or in addition, in order to obtain the necessary regulatory approval, we may have to make other commitments to the FTC, the Department of Justice or the Canadian Competition Bureau. These divestitures and other commitments, if any, may have an adverse effect on our business, results of operations, financial condition or prospects after the Integris acquisition.

In addition, at any time before or after completion of the Integris acquisition, the Department of Justice, the FTC or any state could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the transactions or to rescind the transactions. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Also, the Canadian Commissioner of Competition may initiate proceedings before the Competition Tribunal for up to three years after closing of the Integris acquisition. A challenge to the Integris acquisition on antitrust grounds may be made by any of these persons and, if such a challenge is made, it is possible that we will not prevail.

We may not be able to successfully identify, manage and integrate Integris and other acquisitions, and if we are unable to do so, we are unlikely to increase our growth rates and our stock price may decline.

We have grown through a combination of internal expansion, acquisitions and corporate joint ventures. The Integris acquisition will be the largest acquisition in our history and the successful integration of Integris is vital to increasing our growth rates in the near term. While we intend to continue to grow through selective acquisitions, we may not be able to identify appropriate acquisition candidates, consummate acquisitions on satisfactory terms or integrate acquired businesses effectively and profitably into our existing operations.

Our future success will depend on our ability to integrate Integris and other acquisitions successfully into our operations. After the acquisition, customers may choose to diversify their supply chains to reduce reliance on a single supplier for the majority of their metals needs. We may not be able to retain all of our and Integris’ customers, which may adversely affect our business and revenues. We have not previously integrated an acquisition the size of Integris into our operations. Integration of Integris will require us to enhance our operational and financial systems and employ additional qualified personnel, management and financial resources, and may adversely affect our business by diverting management away from day-to-day operations. Further, failure to successfully integrate Integris may adversely affect our profitability by creating significant operating inefficiencies that could increase our operating expenses as a percentage of sales and reduce our operating income. In addition, we may not realize expected cost savings from Integris or other acquisitions, which may adversely affect our profitability.

Our future operating results depend on a number of factors beyond our control, such as the prices for metals, which could harm our results of operations.

The prices we pay for metals and the prices we charge for products may change depending on many factors not in our control, including general economic conditions (both domestic and international), competition, production levels, supply shortages, mill surcharges, import duties and other trade restrictions, and currency fluctuations. These factors could lead to disruptions in our ability to meet our material requirements.

We purchase the majority of our inventories at prevailing market rates. We try to match our long-term fixed-price sales programs for the sale of products to specific customers with long-term fixed-price supply sales programs. However, if metal prices increase, we may not be able to fully pass our increased costs to customers. To the extent we are not able to pass on to our customers any increases in the prices we pay for metals, our results of operations may be adversely affected. To the extent metals prices decline, this generally would mean lower sales and possibly lower net income, depending on the timing of the price changes.

We service industries that are highly cyclical, and any downturn in our customers’ industries could reduce our revenue and profitability.

Many of our products are sold to industries that experience significant fluctuations in demand based on economic conditions, energy prices, seasonality, consumer demand and other factors beyond our control. These industries include manufacturing, electrical products and transportation. Any decrease in demand within one or more of these industries may be significant and may last for a lengthy period of time. Any significant slowdown in one or more of these industries could have an adverse effect on the demand for metals, resulting in lower prices for metals, which would reduce our profitability. We may have difficulty increasing or maintaining our level of sales or profitability if we are not able to divert sales of our products to customers in other industries when one or more of our customers’ industries experiences a decline. We do not expect the cyclical nature of our industry to change.

The price volatility inherent in the metals markets could lead to significant losses for metals service centers, particularly during periods of rapid price decline.

Metals prices are volatile due to, among other things, significant excess capacity in times of reduced demand, fluctuations in foreign exchange rates and foreign and domestic competition. Metals market price decreases usually require that we lower our selling prices to market prices. Because we maintain substantial inventories of metals in order to meet the just-in-time delivery requirements of our customers, a reduction in our selling prices could result in lower profit margins or, in some cases, losses, which would reduce our profitability.

Because of this volatility, working capital management and, in particular, inventory management, is a key profitability driver in the metals service center industry. We may not be successful in managing working capital in the future. Additionally, during periods of rapid price decreases we may be unable to lower our prices quickly enough to remain price competitive, which could have a material adverse effect on our sales volume.

An economic slowdown in China could depress metals prices, which could adversely impact our revenues, margins and profitability.

China is a large consumer of metals and metal products, which are integral to its current large scale industrial expansion. This large and growing demand for metals has significantly affected the global metals industry, diverting supply to China and, consequently, driving up prices for metals. Should China’s growth slow, its metals consumption would decrease and some of the supply it currently uses could be diverted to the U.S. and Canadian markets, thereby depressing metals prices. A decline in metals prices could adversely affect our revenues, margins and profitability.

Our business is very competitive and increased competition could reduce our gross margins and net income.

The principal markets that we serve are highly competitive. The metals distribution industry is very fragmented and competitive, consisting of a large number of small companies and a few relatively large companies. It is estimated that the top ten metals distributors in North America accounted for approximately 24% of total industry sales in 2003. Competition is based principally on price, service, quality, production capabilities, inventory availability and timely delivery. Competition in the various markets in which we participate comes from companies of various sizes, some of which have greater financial resources than we do and some of which have more established brand names in the local markets we serve. Increased competition could force us to lower our prices or to offer increased services at a higher cost to us, which could reduce our profitability.

Lead time and the cost of our products could increase if we were to lose one of our primary suppliers.

If, for any reason, our primary suppliers of aluminum, carbon steel, stainless steel or other metals should curtail or discontinue their delivery of such metals to us in the quantities we need and at prices that are competitive, our business could suffer. The number of available suppliers could be reduced by factors such as industry consolidation and bankruptcies affecting steel and metal producers. Our top 25 suppliers accounted for 74% of our 2003 purchases, including 14% from a single supplier. Integris’ top 10 suppliers represented approximately 67% of its total 2003 cost of sales. We could be significantly and adversely affected if delivery were disrupted from a major supplier. If, in the future, we were unable to obtain sufficient amounts of the necessary metals at competitive prices and on a timely basis from our traditional suppliers, we may not be able to obtain such metals from alternative sources at competitive prices to meet our delivery schedules, which could have a material adverse effect on our revenues and profitability.

We may not be able to retain or expand our customer base if the North American manufacturing industry continues to erode.

Our customer base primarily includes manufacturing and industrial firms, some of which are, or have considered, relocating production operations overseas or outsourcing particular functions overseas. Some customers have closed as they were unable to compete successfully with overseas competitors. Our facilities are predominately located in the United States and Canada and, therefore, to the extent that our customers relocate or move operations overseas where we do not have a presence, we could lose their business.

The loss of services of our executive management team could harm our business.

The success of our business depends on the continued services of our executive management team. We may not be able to retain our executive management team or attract suitable replacements or additional personnel if required. The loss of the services of one or more members of our executive management team could have a material adverse effect on our business.

We may face product liability claims that are costly and create adverse publicity.

If any of the products that we sell cause harm to any of our customers, we could be exposed to product liability lawsuits. If we are found liable under product liability claims, we could be required to pay substantial monetary damages. Further, even if we successfully defend ourselves against this type of claim, we could be forced to spend a substantial amount of money in litigation expenses, our management could be required to spend valuable time in the defense against these claims and our reputation could suffer, any of which could harm our business.

Damage to our information technology infrastructure could harm our business.

The unavailability of any of our computer-based systems for any significant period of time could have a material adverse effect on our operations. In particular, our ability to manage inventory levels successfully largely depends on the efficient operation of our computer hardware and software systems. We use management information systems to track inventory information at individual facilities, communicate customer information and aggregate daily sales, margin and promotional information. Difficulties associated with upgrades, installations of major software or hardware, and integration with new systems could have a material adverse effect on our results of operations. We will be required to expend substantial resources to integrate our information systems with Integris’ systems. The integration of these systems may disrupt our business or lead to operating inefficiencies. In addition, these systems are vulnerable to, among other things, damage or interruption from fire, flood, tornado and other natural disasters, power loss, computer system and network failures, operator negligence, physical and electronic loss of data, or security breaches and computer viruses.

Certain employee retirement benefit plans are underfunded and the actual cost of those benefits could exceed current estimates.

As of December 31, 2003, our pension plan had an unfunded liability of $102 million. In addition, based on an October 1, 2003 valuation of its projected benefit obligations, Integris’ pension plan has an unfunded liability of $49.0 million. We have agreed to assume this liability. Our actual costs for benefits required to be paid may exceed those projected and future actuarial assessments of the extent of those costs may exceed the current assessment. Under those circumstances, the adjustments required to be made to our recorded liability for these benefits could have a material adverse effect on our results of operations and financial condition and cash payments to fund these plans could have a material adverse effect on our cash flows. We may be required to make substantial future contributions to improve the plans’ funded status, which may have a material adverse effect on our results of operations, financial condition or cash flows.

Future funding for postretirement employee benefits other than pensions also may require substantial payments from current cash flow.

We provide postretirement life insurance and medical benefits to substantially all of our employees. We paid $12 million in postretirement benefits in 2003 and recorded an expense of $13 million in our financial statements. Our unfunded postretirement benefit obligation as of December 31, 2003 was $180.0 million. In addition, based on a valuation as of October 31, 2003, Integris had unfunded liability for other post employment benefits of $56.9 million.

Our obligations from such postretirement benefits could increase significantly if health care costs increase at a faster pace than those assumed by management. See “Management’s discussion and analysis of financial condition and results of operations of Ryerson Tull—Critical accounting policies—Pension and postretirement benefit plan assumptions” below for further discussion of these assumptions. An increase of 1% in the health care cost trend rate (from 10% in 2003 grading down to 5% in 2007 to 11% in 2003 grading down to 6% in 2007) would have increased our 2003 postretirement benefit expense by $0.5 million.

We could incur substantial costs in order to comply with, or to address any violations under, environmental laws that could significantly increase our operating expenses and reduce our operating income.

Our and Integris’ operations are subject to various environmental statutes and regulations, including laws and regulations governing materials we and Integris use. In addition, certain of our and Integris’ operations are subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. Failure to maintain or achieve compliance with these laws and regulations or with the permits required for our and Integris’ operations could result in substantial operating costs and capital expenditures, in addition to fines and civil or criminal sanctions, third party claims for property damage or personal injury, cleanup costs or temporary or permanent discontinuance of operations. Certain of our and Integris’ facilities are located in industrial areas, have a history of heavy industrial use and have been in operation for many years and, over time, we and other predecessor operators of these facilities have generated, used, handled and disposed of hazardous and other regulated wastes. Environmental liabilities could exist, including cleanup obligations at these facilities or at off-site locations where materials from our operations were disposed of, which could result in future expenditures that cannot be currently quantified and which could have a material adverse effect on our financial position, results of operations or cash flows.

If we experience work stoppages, we could be harmed.

As of August 31, 2004, we employed approximately 3,540 persons, of which approximately 1,730 were office employees and approximately 1,810 were plant employees. Over half of our plant employees were members of various unions, including the United Steel Workers of America and the International Brotherhood of Teamsters unions. Existing collective bargaining agreements will expire on various dates through 2006. We may not be able to negotiate extensions of these agreements or new agreements prior to their expiration date. As a result, we may experience labor disruptions in the future. A widespread work stoppage could have a material adverse effect on our results of operations, financial position and cash flows if it were to last for a significant period of time.

As of July 2, 2004, Integris had approximately 2,400 employees, of which approximately 1,100 were office employees and approximately 1,300 were plant employees. Approximately 600 employees are covered by collective bargaining agreements, primarily with the International Brotherhood of Teamsters and United Steel Workers of America unions. Integris has entered into collective bargaining agreements with 21 union locals at 24 of its facilities that expire at various times over the next five years. During 2004 and 2005, contracts covering approximately 205 employees at six facilities are scheduled to expire or have expired. Labor disruptions could occur or any of these contracts may not be extended prior to their expiration. For example, the members of International Brotherhood of Teamsters Local 938, representing 81 employees in Integris’ Toronto facility, were on strike from July 6, 2004 until a settlement was reached on October 31, 2004. A widespread work stoppage could have a material adverse effect on Integris’ results of operations if it were to last for a significant period of time.

Our operating results may fluctuate depending on the season, and such fluctuations may affect our stock price.

A portion of our customers are in seasonal businesses. Revenues in the months of July, November and December traditionally have been lower than in other months because of a reduced number of shipping days and holiday closures for some customers. Consequently, our sales in the first two quarters of the year are usually higher than in the third and fourth quarters. As a result, analysts and investors may inaccurately estimate the effects of seasonality on our results of operations in one or more future quarters and, consequently, our operating results may fall below expectations, causing our stock price to decline.

We may be adversely affected by currency fluctuations in the U.S. dollar versus the Canadian dollar.

Upon the closing of the Integris acquisition, we will have significant operations in Canada which incur the majority of their metal supply costs in U.S. dollars but earn the majority of their revenues in Canadian dollars. We may from time to time experience losses when the value of the U.S. dollar strengthens against the Canadian dollar, which could have a material adverse effect on our results of operations. In addition, we will be subject to translation risk when we consolidate our Canadian subsidiary’s net assets into our balance sheet. Fluctuations in the value of the U.S. dollar versus the Canadian dollar could reduce the value of these assets as reported in our financial statements, which could, as a result, reduce our stockholder’s equity.

Our risk management strategies may result in losses.

We may use commodities contracts to minimize price volatility and supply risks. We may also use fixed-price and/or fixed-volume supplier contracts to offset contracts with customers.

Additionally, we may use foreign exchange contracts and interest rate swaps to hedge our Canadian dollar and floating rate debt exposures. These risk management strategies pose certain risks, including the risk that losses on a hedge position may exceed the amount invested in such instruments. Moreover, a party in a hedging transaction may be unavailable or unwilling to settle its obligations, which could cause us to suffer corresponding losses. A hedging instrument may not be effective in eliminating all of the risks inherent in any particular position. Our profitability may be adversely affected during any period as a result of our use of such instruments.

Any prolonged disruption of our processing centers could harm our business.

We have dedicated processing centers that permit us to produce standardized products in large volumes while maintaining low operating costs. Any prolonged disruption in the operations of any of these facilities, whether due to labor or technical difficulties, destruction or damage to any of the facilities or otherwise, could materially adversely affect our business and results of operations.

The Integris acquisition

On October 26, 2004, we entered into a definitive agreement to purchase all of the capital stock of Integris Metals, Inc for a cash purchase price of $410 million, plus assumption of Integris’ debt, which was approximately $250 million as of October 1, 2004. The closing of the Integris acquisition is not conditioned on this offering, but is subject to other conditions as described below under “—The Integris stock purchase agreement.” In addition, this offering is not conditioned on the closing of the Integris acquisition. We anticipate the Integris acquisition will close after the completion of this offering. No assurances can be given that the closing of the Integris acquisition will occur.

The Integris stock purchase agreement

The following summary of the stock purchase agreement is qualified by reference to the complete text of the Stock Purchase Agreement dated October 26, 2004 (the “Purchase Agreement”), which was filed by us with the Securities and Exchange Commission on Form 8-K on October 29, 2004. We urge you to read the full text of the Purchase Agreement.

Covenants

We and Reynolds Metals Company and Billiton Investments Ireland Ltd. (the “Sellers”) have agreed to certain covenants in the Purchase Agreement. The following summarizes certain of these covenants.

(a) Governmental Approval. We and the Sellers will use best efforts to obtain any required governmental approvals, including the limited divestiture by us of such plants, assets and equipment as may be required to avoid any prohibition or action seeking prohibition of the Integris acquisition.

(b) Records. We will provide the Sellers with reasonable access to Integris personnel, as well as the pre-closing records of Integris in connection with any action or other proceeding arising from or related to the Seller’ ownership and/or operation of Integris’ business. The Sellers will keep any information obtained from these sources confidential. We will also maintain and permit examination by the Seller of all of the financial and tax books of Integris for a period of 6 years after the closing date.

(c) Employee Arrangements. We will assume, honor or cause Integris to honor certain employee arrangements including certain severance compensation arrangements specified in the Purchase Agreement.

Closing conditions

Our obligations, as well as those of the Sellers, to complete the Integris acquisition are subject to the fulfillment or waiver of a number of conditions including, among other things, the expiration or termination of all applicable HSR waiting periods and applicable waiting periods under the Competition Act [Canada] and the absence of any actual, pending or threatened (in writing) action by any governmental agency which seeks to prohibit consummation of the transaction.

Indemnification by the Sellers

The Sellers will, severally, and not jointly, indemnify and hold us harmless against any losses, claims, damages or liabilities that arise out of or are based upon any material misstatements or omissions found in the draft of Integris’ Registration Statement on Form S-1 included as an exhibit to the Purchase Agreement. We are not entitled to recover an aggregate amount in excess of the Purchase Price in connection with (i) the above mentioned indemnification, (ii) a breach of any of the representations and warranties of the Sellers or (iii) a breach of the representations concerning the capitalization of Integris and the validity of its shares. Any claim by us for indemnification must be brought within 18 months of the closing date.

Termination of the Purchase Agreement

The Purchase Agreement may be terminated by written notice in any of the following ways:

(a) by the Sellers if:

1.	by December 15, 2004, after good faith discussions between the Sellers and us, it appears that there may be serious impediments to completing the closing by January 31, 2005;

2.	the transaction has not been consummated by January 31, 2005 (or such later date as the parties may agree) for any reason;

3.	we fail to perform any of our obligations under the Purchase Agreement and the failure to perform is not cured, or is incapable of being cured, by January 31, 2005; or

4.	we breach any of our representations or warranties pursuant to the Purchase Agreement and the breach is not cured, or is incapable of being cured, by January 31, 2005.

(b) by us if:

1.	the Sellers fail to perform any of their obligations under the Purchase Agreement and the failure to perform is not cured, or is incapable of being cured, by January 30, 2005; or

2.	the Sellers breach any of their representations or warranties pursuant to the Purchase Agreement and the breach is not cured, or is incapable of being cured, by January 30, 2005.

Break fee

In the event that the Purchase Agreement is terminated by the Sellers because of any of the reasons mentioned in (a)2., 3. or 4., above, we have agreed to pay to the Sellers a break fee of $20 million. The break fee is reduced to $10 million if consummation of the transaction by January 31, 2005 is prohibited by a governmental entity or the applicable HSR waiting period has not expired or terminated by such date.

Financing of the Integris acquisition

In connection with the Integris acquisition, we intend to enter into:

•	a new $1 billion five year senior secured revolving credit facility, pursuant to which we will borrow approximately $646 million to refinance amounts borrowed under our existing $525 million revolving credit facility and Integris’ existing $350 million revolving credit facility (based on loan balances under the old credit facilities as of September 30, 2004) and fund a portion of the cash purchase price for the Integris acquisition; and

•	a new bridge loan facility for up to $300 million to fund a portion of the cash purchase price for the Integris acquisition.

New revolving credit facility

We have obtained a commitment letter from JPMorgan Chase Bank for a new $1.0 billion revolving credit facility, amounts under which will be loaned by a syndicate of lenders, pursuant to which JPMorgan Chase has agreed to loan $100 million and will use its best efforts to obtain lenders to loan the remainder of the facility. The amount of the facility may be increased by $200 million under certain circumstances. The new revolving credit facility will be used to finance in part the Integris acquisition, to refinance our indebtedness under our existing revolving credit facility, to refinance indebtedness under Integris’ existing credit facility and for general corporate purposes, including working capital. We anticipate that the new revolving credit facility will be documented as an amendment and restatement of our existing revolving credit facility. The following summary of the proposed new revolving credit facility is based on our expectations as of the date of this document and such description does not purport to be complete as such terms are still being finalized.

We and certain of our subsidiaries will be the borrowers under the new revolving credit facility and all of our domestic subsidiaries will guarantee the obligations of the borrowers. The new revolving credit facility will also permit us to obtain letters of credit up to a sub-limit of $200 million. A swingline option of $25 million will also be available to us.

Borrowings under the new revolving credit facility will be secured by first-priority liens on all of our inventory, accounts receivable, lockbox accounts and related assets (including proceeds) of the borrowers and guarantors. The new revolving credit facility is expected to have a term of five years.

The new revolving credit facility is subject to closing conditions, including the closing of the Integris acquisition, and the negotiation and execution of definitive documentation. We expect to enter into the new revolving credit facility simultaneously with the closing of the Integris acquisition.

Availability. We may borrow up to a maximum amount equal to the lesser of the committed amount under the facility or the borrowing base, in each case, less the note availability block amount. The borrowing base will equal the sum of (i) 85% of eligible accounts receivable plus (ii) the lesser of 60% of the value of eligible inventory and 80% of the net recovery value of our gross inventory, provided that the availability attributable to the inventory may not exceed 65% of the total borrowing base. Receivable and inventory values are subject to reserves established by the lenders. The lenders have the right to conduct periodic appraisals of our inventory at our expense.

The note availability block will start at $0 and, on January 15, 2006, will increase each quarter by $50,000,000, less the principal amount of any of our 9 1/8% Notes due 2006 repaid or redeemed. Upon repayment of such notes, the note availability block will be reduced to $0.

Interest rate; fees. Amounts outstanding under the new revolving credit facility will bear interest, at our option, at a rate determined by reference to the base rate (the greater of the Federal Funds Rate plus 0.50% and JPMorgan’s prime rate) or a LIBOR rate. The interest rate for the first six months of the new revolving credit facility will be the base rate plus 1.00% or the LIBOR rate plus 2.00%. After the six month period, the spread over the base rate will be between 0.75% and 1.50% and the spread over the LIBOR rate will be between 1.75% and 2.50%, depending on available borrowings. Overdue amounts bear interest at a rate equal to 2% above the rate applicable to base rate loans and during the existence of a default, loans shall bear interest at 2% above the rate otherwise applicable thereto.

In addition to paying interest on outstanding principal, we will be required to pay a commitment fee of up to 0.50% of the daily average unused portion of the committed loans under the new revolving credit facility (i.e., the difference between the commitment amount and the daily average balance of loans plus letter of credit liabilities).

Repayment. All amounts borrowed together with accrued and unpaid interest must be repaid on the maturity date or upon a change of control of us. We are not subject to an early termination fee.

Certain covenants. The new revolving credit facility will include customary representations and warranties, customary events of default, customary affirmative covenants and other customary covenants that place various restrictions on us, including without limitation, on our ability to:

•	incur additional debt;

•	enter into take or pay contracts;

•	create or become subject to liens or guarantees;

•	make investments or loans;

•	pay dividends or make distributions;

•	prepay the notes or other debt;

•	merge with other entities or make acquisitions or dissolve;

•	sell assets;

•	change fiscal year or amend organizational documents or terms of any subordinated debt

•	enter into leases; and

•	enter into transactions with affiliates.

We will also be subject to certain covenants restricting the nature of our business. We will become subject to a financial covenant requiring us to maintain a specified fixed charge coverage ratio should our available borrowings at any time fall below $150,000,000.

Events of default. The new revolving credit facility will contain customary events of default including, without limitation (subject to customary cure periods and materiality thresholds):

•	failure to make payments when due;

•	defaults under the loan agreement and loan documents, including the bridge loan facility;

•	noncompliance with covenants;

•	breaches of representations and warranties;

•	events of insolvency, bankruptcy or similar events and dissolution;

•	undischarged or unsatisfied judgments in excess of specific amounts;

•	customary events with respect to collateral or guarantees; or

•	a change of control.

If such a default occurs, the lenders under our new revolving credit facility would be entitled to take various actions, including termination of commitments, all actions permitted to be taken by a secured creditor and the acceleration of amounts due under the new revolving credit facility.

New bridge loan

We have obtained a commitment letter from JPMorgan Chase Bank for a new bridge loan facility for up to $300 million, amounts under which will be loaned by a syndicate of lenders. The amount of the new bridge loan facility will be reduced by the amount of any net proceeds received by us from capital markets transactions consummated after October 25, 2004 and before the closing of the new bridge loan facility. Borrowings under the bridge loan facility will be used to finance in part the Integris acquisition, to refinance our indebtedness under our existing revolving credit facility, to refinance indebtedness under Integris’ existing credit facility and to pay fees and expenses incurred in connection with the Integris acquisition. The following summary of the proposed bridge loan facility is based on our expectations as of the date of this document and such description does not purport to be complete as such terms are still being finalized.

We and certain of our subsidiaries will be the borrower under the bridge loan facility and all of our domestic subsidiaries, other than those with de minimis assets, will guarantee our obligations under the bridge loan facility. Borrowings under the bridge loan facility will be secured by second-priority liens on all of our inventory, accounts receivable, lockbox accounts and related assets (including proceeds) that comprise the collateral securing the new revolving credit facility. In addition, beginning two months after the closing date of the bridge loan facility, the lenders may elect to take a perfected first-priority lien on all of our other assets and the other assets of the guarantors to the extent permitted under the indenture governing our 9 1/8% notes due 2006. The bridge loan facility will have a term of six months from the closing date of the bridge loan.

The bridge loan facility is subject to closing conditions, including the closing of the Integris acquisition, and the negotiation and execution of definitive documentation. We expect to enter into the bridge loan facility simultaneously with the closing of the Integris acquisition.

Interest rate; fees. Amounts outstanding under the bridge loan facility will bear interest at an annual rate equal to, at our election, LIBOR or a base rate, in either case plus an applicable margin. The applicable margin will initially be 4.00%, increasing by 1.00% on the three-month anniversary of the closing date of the bridge loan facility. During the existence of a default, the applicable margin will be increased by 2.00% per year.

In addition to paying interest on outstanding principal, we will be required to pay a commitment fee equal to 0.50% of the final amount of the bridge loan facility. We must also pay a takedown fee equal to 1.00% of the aggregate principal amount of the loans advanced under the bridge loan facility on the closing date. A portion of the takedown fee will be refunded to us if we refinance the bridge loan facility within 90 days after the closing of the bridge loan facility, with the refund being reduced the longer that it takes us to refinance the facility.

Repayment. All amounts borrowed plus accrued and unpaid interest must be repaid on the maturity date. Amounts borrowed under the bridge loan facility together with accrued and unpaid interest must be repaid with (i) the net proceeds from the issuance of any debt or equity securities of us or any of our subsidiaries; (ii) subject to customary exceptions to be agreed and only to the extent such amounts are not required to be paid to the lenders under the new revolving credit facility, the net proceeds from any other indebtedness incurred by us or any of our subsidiaries; and (iii) subject to customary exceptions to be agreed and only to the extent such amounts are not required to be repaid to the lenders under the new revolving credit facility, the net proceeds from assets sales by us or any of our subsidiaries. We may also repay amounts borrowed under the bridge loan facility at our option at any time. We are not subject to an early termination fee.

Upon a change of control of us, the lenders may require us to repay all outstanding borrowings under the bridge loan facility, plus accrued and unpaid interest plus a prepayment fee equal to 1.00% of the outstanding balance.

Certain covenants. The bridge loan will include customary representations and warranties, customary affirmative covenants and other customary covenants that place various restrictions on us, including without limitation:

•	provisions similar to those contained in the new revolving credit facility;

•	a requirement that we use commercially reasonable efforts to refinance the bridge loan facility as promptly as practicable following the closing of the facility with the proceeds from the issuance of debt and/or equity securities;

•	a requirement that we take all actions necessary to create a first priority lien on collateral if the lenders exercise that right; and

•	a requirement that we take all action requested by the investment bank in order that the issuance of debt and/or equity securities can be completed as soon as practicable after such request, including that at the demand by the investment bank that we issue and sell debt and/or equity securities.

Events of default. The new bridge loan facility will contain customary events of default including, without limitation provisions similar to those contained in the new revolving credit facility and a cross default to the new revolving credit facility. If such a default occurs, the lenders under our new bridge loan facility would be entitled to take various actions, including termination of the facility, all actions permitted to be taken by a secured creditor and the acceleration of amounts due under the bridge loan facility.

Unaudited pro forma condensed consolidated financial data

The following unaudited pro forma condensed consolidated financial data consists of an unaudited pro forma condensed consolidated balance sheet as of June 30, 2004 and unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 and for the six months ended June 30, 2004. The pro forma statements reflect the effects of our July 30, 2004 acquisition of J & F Steel, the effects of the offering and the effects of our pending acquisition of Integris. The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisitions and offering as if they had occurred on June 30, 2004, and the unaudited pro forma condensed consolidated statements of operations for the year-ended December 31, 2003 and the six months ended June 30, 2004 give effect to the acquisitions and offering as if they had occurred on January 1, 2003.

We have derived our historical consolidated financial data for the year ended December 31, 2003 from our audited consolidated financial statements incorporated by reference herein. We have derived our historical consolidated financial data as of and for the six-months ended June 30, 2004 from our unaudited condensed consolidated financial statements incorporated by reference herein. We have derived the historical financial data for J & F Steel for the year ended December 31, 2003 from the audited financial statements of J & F Steel, and the historical financial data of J & F Steel as of and for the six months ended June 30, 2004 from the unaudited financial statements of J & F Steel, which are incorporated by reference herein. We have derived the historical consolidated financial data of Integris for the year ended January 2, 2004 from the audited consolidated financial statements of Integris attached to this document as Attachment A, and the historical financial data of Integris as of and for the six-months ended July 2, 2004 from the unaudited consolidated financial statements of Integris attached to this document as Attachment A.

The unaudited pro forma financial statements reflect the J & F Steel acquisition, in which we invested approximately $45.5 million, including acquisition costs and an estimated post-closing adjustment totaling $3.7 million, for 100% of the equity interests in J & F Steel, LLC. In addition, we assumed $13.5 million of debt as part of the J & F Steel acquisition. Total consideration is subject to change based on the final determination of the post-closing adjustment. The unaudited pro forma as adjusted financial statements reflect the J & F Steel acquisition and the effects of this offering. The unaudited pro forma as further adjusted financial statements reflect the J & F Steel acquisition, this offering and the acquisition of Integris, for which we will pay approximately $410.0 million in cash for 100% of the equity interests in Integris plus the assumption of Integris’ debt of approximately $240.0 million as of July 2, 2004. The acquisition of Integris may result in additional pro forma adjustments as further information becomes available.

Management believes that, on the basis set forth herein, the pro forma statements reflect a reasonable estimate of the effects of the Integris and J & F Steel acquisitions and this offering on our historical financial position and results of operations based on currently available information. The acquisitions are accounted for under the purchase method of accounting. The allocation of purchase price is based upon the estimated fair value of assets acquired and liabilities assumed. Certain of the purchase price allocations reflected in the unaudited pro forma financial statements are preliminary and may be different from the final allocation of the purchase price and any such differences may be material. The unaudited pro forma financial data is presented for informational purposes only and does not purport to represent what our financial position or results of operations would have been had the Integris and J & F Steel acquisitions and the offering in fact occurred on the dates assumed or that may result from future operations. The unaudited pro forma financial data should be read in conjunction with our consolidated financial statements and the Integris and J & F Steel financial statements and related notes thereto.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2004

(Dollars in thousands)	The Company	J&F (A)	J&F Pro forma Adjustments (C)		Pro forma	Offering Pro forma Adjustments (C)		Pro forma as adjusted	Integris (B)	Integris Pro forma Adjustments (C)		Pro forma as further adjusted
ASSETS
Current Assets
Cash and cash equivalents	$17,979	$4,138			$22,117	$120,900	(6)	$22,117	$7,324			$29,441
						(120,900	)(6)
Restricted cash	938		13,500	(1)	14,438			14,438				14,438
Receivables less allowances	401,630	24,975			426,605			426,605	248,989			675,594
Inventories	461,921	28,893	2,500	(2)	493,314			493,314	346,159	10,400	(7)	849,873
Prepaid expenses and other current assets		109			109			109	13,897			14,006
Deferred income taxes		2,364	(2,364	)(3)	—			—	—			—

Total Current Assets	882,468	60,479	13,636		956,583	—		956,583	616,369	10,400		1,583,352
Investments and advances	14,861				14,861			14,861				14,861
Property, plant & equipment, net	224,555	17,776	208	(2)	242,539			242,539	156,446	(9)		398,985
Goodwill, net					—			—	40,609	68,958	(7)	109,567
Intangible pension asset	10,171				10,171			10,171	3,754	(3,754	)(10)	10,171
Other intangible assets, net					—			—	2,612	(11)		2,612
Other assets	8,864	190			9,054	4,100	(6)	13,154	3,180	9,350	(8)(10)	25,684
Deferred income taxes	137,188				137,188			137,188	4,160	11,980	(7)	153,328

TOTAL ASSETS	$1,278,107	$78,445	$13,844		$1,370,396	$4,100		$1,374,496	$827,130	$96,934		$2,298,560

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$219,133	$15,372			$234,505			$234,505	$105,749			$340,254
Trade accounts payable—related parties		730			730			730				730
Non-trade payable—related parties					—			—	3,147			3,147
Salaries, wages & commissions	24,529	3,668			28,197			28,197		10,700	(12)	38,897
Other accrued liabilities	36,478				36,478			36,478	29,694	(10,700	)(12)	55,472
Deferred income taxes	11,411				11,411			11,411	14,514	4,145	(7)	30,070
Short-term debt					—			—		175,000	(8)	175,000

Total Current Liabilities	291,551	19,770	—		311,321	—		311,321	153,104	179,145		643,570
Long-Term debt	313,262	13,500	59,019	(4)	385,781	125,000	(6)	389,881	234,397	246,750	(8)	871,028
						(120,900	)(6)
Deferred employee benefits	259,231				259,231			259,231	78,383	29,950	(7)	367,564
Deferred income taxes		1,926	(1,926	)(3)	—			—				—
Other liabilities					—			—	2,335			2,335
Due to parent		20,507	(20,507	)(5)	—			—				—

Total Liabilities	864,044	55,703	36,586		956,333	4,100		960,433	468,219	455,845		1,884,497

Stockholders’ Equity
Preferred stock	80				80			80				80
Common stock	50,556				50,556			50,556				50,556
Capital in excess of par value	859,502	25,503	(25,503	)(5)	859,502			859,502	317,616	(317,616	)(13)	859,502
Retained earnings (deficit)	351,351	(2,061)	2,061	(5)	351,351			351,351	37,853	(37,853	)(13)	351,351
Treasury stock	(749,520)	(700)	700	(5)	(749,520)			(749,520)				(749,520)
Accumulated other comprehensive income (loss)	(97,800)				(97,800)			(97,800)	3,442	(3,442	)(13)	(97,800)
Restricted stock awards	(106)				(106)			(106)				(106)

Total Stockholders’ Equity	414,063	22,742	(22,742)		414,063	—		414,063	358,911	(358,911)		414,063

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$1,278,107	$78,445	$13,844		$1,370,396	$4,100		$1,374,496	$827,130	$96,934		$2,298,560

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Six months ended June 30, 2004

(In thousands, except per share amounts)	The Company	J&F (D)	J&F Pro forma Adjustments (F)		Pro forma	Offering Pro forma Adjustments (F)		Pro forma as adjusted	Integris (E)	Integris Pro forma Adjustments (F)		Pro forma as further adjusted
NET SALES	$1,499,551	$87,860	$—		$1,587,411			$1,587,411	$969,482			$2,556,893
Cost of materials sold	1,214,129	76,257	12	(1)	1,290,398			1,290,398	786,565	(6)		2,076,963

Gross profit	285,422	11,603	(12)		297,013	—		297,013	182,917	—		479,930
Warehousing and delivery	120,273	2,058	—		122,331			122,331		24,751	(7)	147,082
Selling, general and administrative	105,059	4,610	—		109,669			109,669	124,597	(25,437	)(7)(8)(9)	208,829
Restructuring and plant closure costs	593	—	—		593			593	1,434			2,027
Gain on sale of assets	(2,347)	(2,447)	—		(4,794)			(4,794)				(4,794)

OPERATING PROFIT (LOSS)	61,844	7,382	(12)		69,214	—		69,214	56,886	686		126,786
Other revenue and expense, net	69	—	—		69			69	(116)			(47)
Interest and other expense on debt	(10,051)	(99)	(842	)(2)	(10,992)	(54	)(4)	(11,046)	(4,910)	(13,415	)(10)	(29,371)
Other finance charges	—	(311)	—		(311)			(311)				(311)

INCOME (LOSS) BEFORE INCOME TAXES	51,862	6,972	(854)		57,980	(54)		57,926	51,860	(12,729)		97,057
Provision (benefit) for income taxes	19,863	2,832	(347	)(3)	22,348	(19	)(5)	22,329	18,377	(4,511	)(11)	36,195

INCOME (LOSS) FROM CONTINUING OPERATIONS	$31,999	$4,140	$(507)		$35,632	$(35)		$35,597	$33,483	$(8,218)		$60,862

INCOME FROM CONTINUING OPERATIONS PER SHARE OF COMMON STOCK
Basic income per share from continuing operations	$1.28				$1.43			$1.43				$2.45

Diluted income per share from continuing operations	$1.25				$1.39			$1.39				$2.37

Average Shares of Common Stock Outstanding
Basic	24,867				24,867			24,867				24,867
Diluted	25,668				25,668			25,668				25,668

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year ended December 31, 2003

(In Thousands, Except Per Share Amounts)	The Company	J&F (D)	J&F Pro forma Adjustments (F)		Pro forma	Offering Pro forma Adjustments (F)		Pro forma as adjusted	Integris (E)	Integris Pro forma Adjustments (F)		Pro forma as further adjusted
NET SALES	$2,189,435	$157,579	$—		$2,347,014	$—		$2,347,014	$1,494,088	$—		$3,841,102
Cost of materials sold	1,766,771	150,404	23	(1)	1,917,198	—		1,917,198	1,248,911	—	(6)	3,166,109

Gross profit	422,664	7,175	(23)		429,816	—		429,816	245,177	—		674,993
Warehousing and delivery	226,429	4,784	—		231,213	—		231,213	—	46,686	(7)	277,899
Selling, general and administrative	187,467	11,073	—		198,540	—		198,540	217,619	(46,651	)(7)(8)(9)	369,508
Restructuring and plant closure costs	6,213	—	—		6,213	—		6,213	1,123	—		7,336
Write-off of goodwill and certain other assets	—	5,136	—		5,136	—		5,136	—	—		5,136
Impairment of long-lived assets	—	389	—		389	—		389	—	—		389
Gain on sale of assets	—	(157)	—		(157)	—		(157)	—	—		(157)

OPERATING PROFIT (LOSS)	2,555	(14,050)	(23)		(11,518)	—		(11,518)	26,435	(35)		14,882
Other revenue and expense, net	166	3	—		169	—		169	51	—		220
Interest and other expense on debt	(18,815)	(1,237)	(1,639	)(2)	(21,691)	(228	)(4)	(21,919)	(10,340)	(23,333	)(10)	(55,592)

INCOME (LOSS) BEFORE INCOME TAXES	(16,094)	(15,284)	(1,662)		(33,040)	(228)		(33,268)	16,146	(23,368)		(40,490)
Provision (benefit) for income taxes	(2,011)	(4,152)	(451	)(3)	(6,614)	(74	)(5)	(6,688)	5,219	(7,553	)(11)	(9,022)

INCOME (LOSS) FROM CONTINUING OPERATIONS	$(14,083)	$(11,132)	$(1,211)		$(26,426)	$(154)		$(26,580)	$10,927	$(15,815)		$(31,468)

INCOME (LOSS) FROM CONTINUING OPERATIONS PER SHARE OF COMMON STOCK
Basic income (loss) per share from continuing operations	$(0.58)				$(1.06)			$(1.07)				$(1.27)

Diluted income (loss) per share from continuing operations	$(0.58)				$(1.06)			$(1.07)				$(1.27)

Average Shares of Common Stock Outstanding
Basic	24,822				24,822			24,822				24,822
Diluted	24,822				24,822			24,822				24,822

Notes to unaudited pro forma condensed

consolidated financial statements

(Dollars in thousands)

The following adjustments have been reflected in the unaudited pro forma condensed consolidated balance sheet as of June 30, 2004:

A.	To reflect the historical balance sheet of J & F Steel.

B.	To reflect the historical balance sheet of Integris.

C.	To reflect the following adjustments for the impact of the acquisition of J & F Steel:

(1)	To increase restricted cash by the amount escrowed to retire long-term debt assumed in the acquisition;

(2)	To adjust identifiable assets and liabilities to estimated fair value. Finished goods inventory has been increased to market value. Property, plant and equipment has been increased to fair value and reduced by the excess of the fair market value of the net assets acquired over the purchase cost;

(3)	To eliminate assets not acquired and liabilities not assumed as part of the acquisition;

(4)	To reflect $59,019 of borrowings to (a) purchase J & F Steel in the amount of $45,519 and (b) to place $13,500 of cash in escrow to retire long-term debt assumed in the acquisition; and

(5)	To eliminate historical owner’s loans to and equity in J & F Steel.

To reflect the following adjustments for the impact of the issuance of the convertible senior notes due 2024.

(6)	To reflect an increase in cash, unamortized bond issuance costs and the incremental borrowing from the issuance of the convertible senior notes and the use of the note proceeds to pay down existing revolving credit facility debt. The notes bear interest payable semi-annually on May 1 and November 1. The notes are convertible into shares of our common stock under certain circumstances as more fully described elsewhere in this document. If the notes are converted, we will deliver to the holder cash equal to the lesser of the principal amount of the notes converted and our total conversion obligation, as defined, and shares of common stock in respect to the remainder of our conversion obligation.

Certain of the convertible notes conversion rights and the registration rights qualify as embedded derivatives subject to separate accounting under SFAS 133. Under SFAS 133, these derivatives are required to be separately valued and recorded as an asset or liability at their fair value. Changes in fair value will be recorded in earnings. We will obtain a third-party valuation of the rights upon completion of this offering and will reflect these amounts in our consolidated financial statements, if significant. The pro forma balance sheet does not reflect adjustments to separately value and record these rights.

The notes are classified as long-term debt in the pro forma balance sheet. If any conversion contingency conditions are satisfied in the future, or if the holders of the notes elect to require us to repurchase the notes for cash on either the applicable repurchase dates or upon a fundamental change, we would be required to reclassify the notes from long-term debt to current, and related debt issuance costs would be written off.

To reflect the following adjustments for the impact of the acquisition of Integris:

(7)	To adjust identifiable assets and liabilities to estimated fair value. Finished goods inventory has been increased to market value. Deferred employee benefits have been adjusted to reflect the estimated net unfunded pension and postretirement obligations of Integris. Deferred tax adjustments reflect the impact of the differences between book and tax treatment for the inventory and deferred employee benefits purchase accounting adjustments at the Company’s assumed deferred effective tax rate.

Goodwill represents the excess of the purchase price over the allocated fair value of Integris’ net assets and is presented as a net adjustment to existing Integris goodwill to arrive at a pro forma Integris goodwill balance. Goodwill will not be amortized, but will be evaluated periodically for impairment.

If completed, we anticipate integrating Integris’ operations and facilities with our own subsequent to the close of the acquisition. The pro forma adjustments do not reflect asset write-offs or severance and exit cost liabilities that may be recorded upon finalization of any integration plans. To the extent we record the effects of such actions within purchase accounting, the resulting Integris acquisition goodwill will increase.

(8)	To reflect increased borrowing and debt issuance costs related to the purchase of Integris as follows;

i.	Borrowings of $175 million available under a new senior secured bridge loan facility to be entered into with a syndicated bank group. The facility matures six months after the closing date and is reflected as short-term debt in the condensed consolidated pro forma balance sheet. Interest under the facility is due quarterly.

ii.	Borrowings of $246.8 million under an amended, five year, $1.0 billion senior secured credit facility to be entered into with a syndicated bank group. Borrowings under the facility are reflected as long-term debt in the condensed consolidated pro forma balance sheet.

Note that the fair value of Integris debt assumed is estimated to be the carrying value due to the revolving nature of the borrowings.

(9)	The fair value of property, plant and equipment is subject to revision upon completion of an appraisal of fair value. The book value stated reflects the effects of push-down purchase accounting recorded in 2000 and 2001 at Integris’ predecessor companies. An increase of 5 percent in the fair value of property, plant and equipment would increase pro forma depreciation expense by approximately $391 and $782 in the first six months of 2004 and the year 2003, respectively;

(10)	To eliminate assets not acquired and liabilities not assumed as part of the acquisition, which includes $2.4 million in unamortized Integris deferred debt issuance costs;

(11)	The fair value of intangible assets is subject to revision upon completion of an appraisal of fair value. We do not expect the effect of such appraisal to be significant;

(12)	To reclass balances to conform to our presentation; and

(13)	To eliminate historical owners’ equity in Integris.

The preliminary allocation of the purchase price to the acquired assets and assumed liabilities of J & F Steel and Integris follow. The final allocation may change upon completion of the valuation. The following table summarizes the actual preliminary allocation of the J & F Steel purchase price as of July 30, 2004 and the Integris purchase price as of January 31, 2005:

	J & F Steel	Integris
Current assets	$63,500	$627,000
Property and equipment	18,519	156,000
Other assets	0	17,000
Goodwill	0	110,000

Total assets	82,019	910,000
Current liabilities	23,000	155,000
Long-term liabilities	13,500	345,000

Total liabilities	36,500	500,000
Purchase price	$45,519	$410,000

J & F Steel’s statements of operations for the periods presented include restructuring activities associated with the closure of a facility prior to acquisition of J & F Steel by us. Items related to the restructuring include a $5,136 impairment of goodwill in 2003 and a $2,447 gain on the sale of assets in the first six months of 2004. Integris’ statements of operations for the periods presented include restructuring activities associated with employee reductions, changes to certain distribution operations and other merger-related costs in connection with the integration of business processes and systems, which totaled $1,434 and $1,123 in the first six months of 2004 and in the year 2003, respectively.

The following adjustments have been reflected in the unaudited pro forma condensed consolidated statements of operations:

D.	To reflect the results of operations of J & F Steel for the periods presented.

E.	To reflect the results of operations of Integris for the periods presented.

F.	To reflect the following adjustments for the impact of the acquisition of J & F Steel:

(1)	To adjust depreciation expense to reflect the estimated fair value of property, plant and equipment at the date of acquisition;

(2)	Estimated increase in interest expense related to increased borrowing to finance the acquisition. An increase of 0.125 percent in the interest rate would have increased interest expense by $57 and $114 in the first six months of 2004 and the year 2003, respectively; and

(3)	Estimated effect on income tax expense (benefit) resulting from above adjustments assuming our on-going effective tax rates.

To reflect the following adjustments for the impact of the issuance of the notes:

(4)	Estimated increase in interest expense, including amortization of the issuance cost of the notes; and

(5)	Estimated effect on income tax expense (benefit) resulting from above adjustment assuming our on-going effective tax rates.

To reflect the following adjustments for the impact of the acquisition of Integris:

(6)	The fair value of property, plant and equipment is subject to revision upon completion of an appraisal of fair value. The book value stated reflects the effects of push-down purchase accounting recorded in 2000 and 2001 at Integris’ predecessor companies. An increase of 5 percent in the fair value of property, plant and equipment would have increased depreciation expense by approximately $391 and $782 in the first six months of 2004 and the year 2003, respectively;

(7)	To reclassify balances to conform to our presentation;

(8)	The fair value of intangible assets is subject to revision upon completion of an appraisal of fair value. We do not expect the effect of such appraisal to be significant;

(9)	To adjust post-retirement benefit expense to reflect the estimated fair value of deferred employee benefits at the date of acquisition;

(10)	Estimated increase in interest expense related to increased borrowing under the proposed bridge and revolving credit facilities to finance the acquisition and additional amortization of deferred debt issuance costs. An increase of 0.125 percent in the interest rate would have increased interest expense by $264 and $527 in the first six months of 2004 and the year 2003, respectively. The pro forma interest expense assumes that the parties to our new revolving credit agreement will be the same as the parties to our existing revolving credit agreement; and

(11)	Estimated effect on income tax expense (benefit) resulting from above adjustments assuming our on-going effective tax rates.

Description of notes

We will issue the notes under an indenture to be dated as of                     , 2004, between us and The Bank of New York Trust Company, N.A., as trustee. The notes and the shares of common stock issuable upon conversion of the notes will be covered by a registration rights agreement. You may request a copy of the indenture and the registration rights agreement from us.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

As used in this “Description of notes” section, references to “Ryerson Tull,” “we,” “our” or “us” refer solely to Ryerson Tull, Inc. and not to our subsidiaries.

Ryerson Tull Procurement Corporation will guarantee the notes and therefore will be subject to many of the provisions contained in this “Description of notes.” We refer to Ryerson Tull Procurement Corporation as the subsidiary guarantor.

General

The notes will mature on November 1, 2024, unless earlier converted, redeemed or repurchased. On the maturity date of the notes, you will receive the principal amount of $1,000 for each note you hold.

You have the right, subject to fulfillment of certain conditions and during the periods described below, to convert your notes into shares of our common stock at an initial conversion rate of              shares of common stock per $1,000 principal amount of notes (equal to an initial conversion price of approximately $              per share), subject to adjustment. Upon conversion of a note, we will deliver cash equal to the lesser of the aggregate principal amount of notes being converted and our total conversion obligation, and shares of our common stock in respect of the remainder, if any, of our conversion obligation. You will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The notes will be guaranteed by Ryerson Tull Procurement Corporation on a senior unsecured basis.

The notes will be issued only in denominations of $1,000 principal amount and integral multiples thereof. References to “a note” or “each note” in this document refer to $1,000 principal amount of the notes. The notes will be limited to $125,000,000 aggregate principal amount, or $150,000,000 aggregate principal amount if the initial purchasers’ option is fully exercised.

If any interest payment date, maturity date, redemption date, repurchase date or fundamental change repurchase date falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date, repurchase date or fundamental change repurchase date, as the case may be, to that next succeeding business day.

As used in this document, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York or the city in which the principal corporate trust office of the trustee is located.

When we refer to “common stock,” we mean the common stock, par value $1.00 per share, of Ryerson Tull, Inc.

Ranking

The notes will be our direct, unsecured and senior obligations. The notes will rank equal in priority with all of our existing and future unsecured and senior indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes will effectively rank junior to any of our existing and future secured indebtedness.

The notes will be guaranteed by the subsidiary guarantor on a senior unsecured basis, and will not be guaranteed by our other subsidiaries. The subsidiary guarantee will be a general unsecured senior obligation of the subsidiary guarantor and will rank equally in right of payment with any existing or future senior indebtedness of the subsidiary guarantor. The notes will rank effectively junior to any indebtedness of our non-guarantor subsidiaries.

As of June 30, 2004, we had outstanding on a consolidated basis approximately $313.3 million of senior indebtedness ranking equally in right of payment with the notes. As of that date, $213.0 million of our indebtedness was borrowed under the existing revolving credit facility, was secured by our inventory and receivables and guaranteed by our subsidiaries. As of June 30, 2004, our non-guarantor subsidiaries had approximately $609.4 million of liabilities. The indenture will not limit the amount of indebtedness we or our subsidiaries may incur.

Interest

The notes will accrue interest at a rate of     % per year from and including                     , 2004, or from and including the most recent interest payment date to which interest has been paid or duly provided for, to, but not including, the next interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Interest and additional interest, if any, will be paid semi-annually in arrears on May 1 and November 1 (each, an “interest payment date”) of each year, beginning May 1, 2005.

Interest on a note and additional interest, if any, will be paid to the person in whose name the note is registered at 5:00 p.m., New York City time, on the April 15 or October 15, as the case may be (each, a “record date”), immediately preceding the relevant interest payment date (whether or not such day is a business day). Interest will cease to accrue on a note upon the earlier of its conversion, repurchase by us at the option of a holder (including upon a fundamental change) or redemption.

We will not make any separate cash payment for accrued and unpaid interest and additional interest, if any, on any notes when they are converted, except as described under “—Conversion rights.”

We will pay accrued and unpaid interest and additional interest, if any, to a person other than the holder of record on the record date on the maturity date. On such date, we will pay accrued and unpaid interest and additional interest, if any, to the person to whom we pay the principal amount.

We will pay interest on:

•	global notes to DTC in immediately available funds;

•	any certificated notes held by a holder with an aggregate principal amount in excess of $2.0 million in immediately available funds; and

•	any certificated notes held by a holder with an aggregate principal amount less than or equal to $2.0 million by check mailed to the holders of those notes; provided that, at maturity, interest will be payable with principal at our office or agency in New York City.

Subsidiary guarantee

Subject to certain exceptions, our subsidiary, Ryerson Tull Procurement Corporation, will irrevocably and unconditionally guarantee on an unsecured senior basis the performance and full and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all of our obligations under the indenture (including obligations to the trustee) and the notes, whether for payment of principal of or interest on or additional interest in respect of the notes, expenses, indemnification or otherwise (all such guaranteed obligations are referred to as “guaranteed obligations”). The subsidiary guarantor will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the trustee or you in enforcing any right under the subsidiary guarantee.

The subsidiary guarantee by the subsidiary guarantor is a continuing guarantee and shall:

•	remain in full force and effect until payment in full of all of the guaranteed obligations;

•	be binding upon the subsidiary guarantor and its successors; and

•	inure to the benefit of, and be enforceable by, the trustee, the holders and their successors, transferees and assigns.

Conversion rights

Subject to the conditions and during the periods described below, you may convert each of your notes into shares of our common stock at an initial rate of              shares of common stock per $1,000 principal amount of notes at any time prior to 5:00 p.m., New York City time, on the trading day preceding the maturity date. The conversion price as of any date of determination is a dollar amount (initially approximately $              per share of common stock) derived by dividing the principal amount of a note on such date by the conversion rate in effect on such date. The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. You may convert fewer than all of your notes so long as the notes converted are an integral multiple of $1,000 principal amount.

You may convert your notes only in the following circumstances, which are described in more detail below, and to the following extent:

•	in whole or in part, upon satisfaction of a market price condition;

•	in whole or in part, upon satisfaction of the trading price condition;

•	if any of your notes are called for redemption, those notes that have been so called; or

•	in whole or in part, upon the occurrence of specified corporate transactions.

Whenever we become aware that the notes have become convertible, we will notify holders of notes at their addresses shown in the register of the registrar. In addition, we will publish this information on our website and otherwise publicly disclose it.

If you elect to convert your notes in connection with a specified corporate transaction that occurs prior to November 1, 2009, and the corporate transaction also constitutes a fundamental change (as defined under “—Repurchase of notes by us at the option of the holder upon a fundamental change”), in certain circumstances, you will be entitled to receive, in addition to the cash or combination of cash and shares of common stock calculated under “—Payment upon conversion,” an additional number of shares of common stock (the “additional shares”) as described below.

The number of additional shares will be determined by reference to the table below, based on the date on which the corporate transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the corporate transaction. If holders of our common stock receive only cash in the corporate transaction, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the corporate transaction.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

	Stock Price
Effective Date	$16.24	$22.00	$23.95	$26.00	$30.00	$34.00	$38.00	$42.00	$46.00	$50.00	$54.00	$58.00	$62.00	$66.00	$70.00
November 2, 2004	19.83	10.57	8.31	7.17	5.00	3.54	2.54	1.82	1.30	0.92	0.64	0.43	0.27	0.15	0.00
November 1, 2005	19.83	10.30	7.94	6.81	4.63	3.19	2.23	1.55	1.08	0.74	0.49	0.31	0.18	0.08	0.00
November 1, 2006	19.83	9.75	7.30	6.18	4.02	2.66	1.78	1.18	0.77	0.50	0.30	0.16	0.07	0.01	0.00
November 1, 2007	19.83	8.79	6.28	5.17	3.10	1.89	1.15	0.70	0.41	0.23	0.10	0.02	0.00	0.00	0.00
November 1, 2008	19.83	7.13	4.55	3.45	1.65	0.77	0.35	0.15	0.04	0.00	0.00	0.00	0.00	0.00	0.00
November 1, 2009	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The hypothetical stock price and additional share amounts set forth above are based on certain assumptions and are for illustrative purposes only. The final applicable stock price and additional share amounts will be set forth in the final form of this document and may differ from those set forth above.

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is in excess of $ per share (subject to adjustment), no additional shares will be issued upon conversion.

•	If the stock price is less than $ per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed              per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

If we call your notes for redemption, you may convert the notes only until 5:00 p.m., New York City time, on the second trading day immediately preceding the redemption date, unless we fail to pay the redemption price. If you have already delivered a repurchase election with respect to a note as described under either “—Repurchase of notes by us at the option of the holder” or “—Repurchase of notes by us at the option of the holder upon a fundamental change,” you may not surrender that note for conversion until you have withdrawn the repurchase election in accordance with the indenture.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the trading day prior to the conversion date. Our delivery to you of cash or a combination of cash and the full number of shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a record date, holders of such notes at 5:00 p.m., New York City time, on the record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made:

•	if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If you convert notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares, if any, of our common stock upon the conversion, unless the tax is due because you request the shares to be issued or delivered to another person, in which case you will pay that tax.

Conversion upon satisfaction of market price condition

You may surrender all or a portion of your notes for conversion during any calendar quarter (and only during such calendar quarter) commencing after December 31, 2004 and before January 1, 2020, if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than or equal to 125% of the applicable conversion price on such last trading day.

You may surrender your notes for conversion at any time on or after January 1, 2020 if the last reported sale price of our common stock on any date on or after December 31, 2019 is greater than or equal to 125% of the applicable conversion price.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the midpoint of the last bid and asked prices for our common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.

Conversion upon satisfaction of trading price condition

You may surrender all or a portion of your notes for conversion during the five business-day period after any five consecutive trading-day period in which the “trading price” of a note (as defined below), as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the applicable conversion rate and the last reported sale price of our common stock for each day during such period.

In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless so requested in writing by a holder. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per note is greater than or equal to 98% of the product of the applicable conversion rate and the last reported sale price of our common stock.

The “trading price” of a note on any date of determination shall be determined by us and shall be the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $1,000,000 aggregate principal amount of notes at approximately 4:00 p.m., New York

City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, this one bid shall be used; provided further that if one such bid cannot be reasonably obtained by the bid solicitation agent or if, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes as of such determination date, then the trading price of a note for such date of determination will be deemed to be less than 98% of the product of the applicable conversion rate and the last reported sale price of our common stock.

Conversion upon notice of redemption

If we call any or all of the notes for redemption, you may surrender for conversion any of your notes that have been called for redemption at any time prior to 5:00 p.m., New York City time, on the second trading day prior to the redemption date. At such time, your right to convert such notes will expire, unless we fail to pay the redemption price.

Conversion upon specified corporate transactions

You may surrender all or a portion of your notes for conversion if we elect to:

•	distribute to all holders of our common stock rights or warrants entitling them to subscribe for or purchase, for a period expiring within 45 calendar days after the date of the distribution, shares of our common stock at less than the last reported sale price of our common stock on the trading day immediately preceding the declaration date of the distribution; or

•	distribute to all holders of our common stock assets, debt securities or rights to purchase our securities, which distribution has a per share value as determined by our Board of Directors exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution.

We must notify you at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or any announcement by us that such distribution will not take place. You may not convert any of your notes based on this conversion contingency if you otherwise will participate in the distribution without conversion as a result of holding the notes. The “ex-dividend” date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

You may also surrender all or a portion of your notes for conversion if we are a party to a consolidation, merger, binding share exchange or sale or conveyance of all or substantially all of our assets, in each case pursuant to which our common stock would be converted into (i) cash or property other than securities or (ii) cash, securities or other property, provided that in the case of clause (ii), such transaction also constitutes a fundamental change. In such event, you may surrender notes for conversion at any time beginning 15 calendar days prior to the anticipated effective date of the transaction until and including the date which is 15 calendar days after the actual effective date of such transaction (or if such consolidation, merger, share exchange or transfer also constitutes a fundamental change, until the repurchase date corresponding to such fundamental change).

At the effective time of the transaction referred to above or if we engage in certain reclassifications of our common stock, the right to convert a note into our common stock will be changed into a right to convert a note into the kind and amount of cash, securities or other property which you would have received if you had converted your notes immediately prior to the applicable record date for such transaction.

If we engage in any transaction described in the preceding sentence, the conversion rate will not be adjusted as described under “—Conversion rate adjustments” below. If the transaction also constitutes a fundamental change, you can require us to repurchase all or a portion of your notes as described under “—Repurchase of notes by us at the option of the holder upon a fundamental change.”

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 ×	OS’
OS0

where,

CR0 = the conversion rate in effect immediately prior to such event

CR’ = the conversion rate in effect immediately after such event

OS0 = the number of our shares of common stock outstanding immediately prior to such event

OS’ = the number of our shares of common stock outstanding immediately after such event

(2) If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the last reported sale price of our common stock on the business day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR’ = CR0 ×	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to such event

CR’ = the conversion rate in effect immediately after such event

OS0 = the number of our shares of common stock outstanding immediately prior to such event

X = the total number of shares of our common stock issuable pursuant to such rights

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the business day immediately preceding the record date for the issuance of such rights

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•  dividends or distributions and rights or warrants referred to in clause (1) or (2) above; and

•  dividends or distributions paid exclusively in cash;

then the conversion rate will be adjusted based on the following formula:

CR’ = CR0 ×	SP0
SP0 - FMV

where,

CR0 = the conversion rate in effect immediately prior to such distribution

CR’ = the conversion rate in effect immediately after such distribution

SP0 = the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the business day immediately preceding the record date for such distribution

FMV = the fair market value (as determined by our Board of Directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the record date fixed for determination of shareholders entitled to receive the distribution will be increased based on the following formula:

CR’ = CR0 ×	FMV0 + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to such distribution

CR’ = the conversion rate in effect immediately after such distribution

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first ten consecutive trading-day period after the effective date of the spin-off

MP0 = the average of the last reported sale prices of our common stock over the first ten consecutive trading-day period after the effective date of the spin-off

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off.

(4) If we make any cash dividend or distribution during any of our quarterly fiscal periods to all or substantially all holders of our common stock, in an aggregate amount that, together with other cash dividends or distributions made during such quarterly fiscal period, exceeds $0.05 per share (appropriately adjusted from time to time for any share dividends on or subdivisions or combinations of our common stock), the conversion rate will be adjusted based on the following formula:

CR’ = CR0 ×	SP0
SP0 - C

where,

CR0 = the conversion rate in effect immediately prior to the record date for such distribution

CR’ = the conversion rate in effect immediately after the record date for such distribution

SP0 = the average of the last reported sale prices of our common stock over the ten consecutive trading-day period prior to the business day immediately preceding the record date of such distribution

C = the amount in cash per share we distribute to holders of our common stock that exceeds $0.05 (appropriately adjusted from time to time for any share dividends on, or subdivisions of, our common stock)

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ = CR0 ×	AC + (SP’ × OS’)
OS0 × SP’

where,

CR0 = the conversion rate in effect on the date such tender or exchange offer expires

CR’ = the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires

AC = the aggregate value of all cash and any other consideration (as determined by our Board of Directors) paid or payable for shares purchased in such tender or exchange offer

OS0 = the number of shares of common stock outstanding immediately prior to the date such tender or exchange offer expires

OS’ = the number of shares of common stock outstanding immediately after the date such tender or exchange offer expires

SP’ = the average of the last reported sale prices of our common stock over the ten consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires

If, however, the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

In the event of:

•	any reclassification of our common stock; or

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, you will generally be entitled thereafter to convert your notes into the same type (and in the same proportion) of consideration received by holders of our common stock immediately prior to one of these types of event.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our Board of Directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material United States federal income tax considerations.”

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

As used in this document, “current market price” means the average of the last reported sale prices of our common stock for the 20 consecutive trading-day period ending on the applicable date of determination (if the applicable date of determination is a trading day or, if not, then on the last trading day prior to the applicable date of determination), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days over the 20 consecutive trading-day period and ending on the applicable date of determination, of any event that would result in an adjustment of the conversion rate under the indenture.

The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest and additional interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether aggregate adjustment is less than 1% within one year of the first such adjustment carried forward, upon redemption, upon a fundamental change or upon maturity. Except as described above in this section, we will not adjust the conversion rate.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, you must do the following:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the conversion date under the indenture.

Payment upon conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a “Settlement Amount” consisting of:

•	cash equal to the lesser of $1,000 and the Conversion Value; and

•	to the extent the Conversion Value exceeds $1,000, a number of shares equal to the sum of, for each day of the ten trading-day Cash Settlement Averaging Period, (A) 10% of the difference between the Conversion Value and $1,000, divided by (B) the last reported sale price of our common stock for such day.

“Conversion Value” means the product of (1) the applicable conversion rate and (2) the average of the last reported sale prices of our common stock for the ten consecutive trading days during the Cash Settlement Averaging Period.

The “Cash Settlement Averaging Period” with respect to any note means the ten consecutive trading-day period beginning on the second trading day after you deliver your conversion notice to the conversion agent, except that with respect to any notice of conversion received after the date of issuance of a notice of redemption as described under “—Optional redemption by us,” the “Cash Settlement Averaging Period” means the ten consecutive trading-day period ending on the third trading day immediately preceding the applicable redemption date.

“Trading day” means a day during which trading in our common stock generally occurs and a closing sale price for our common stock is provided on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded.

We will deliver the Settlement Amount to converting holders on the business day immediately following the last day of the Cash Settlement Averaging Period.

We will deliver cash in lieu of any fractional shares of common stock issuable in connection with payment of the Settlement Amount.

Optional redemption by us

No sinking fund is provided for the notes. Prior to November 5, 2009, the notes will not be redeemable. On or after November 5, 2009, we may redeem the notes in whole or in part in cash at any time for a redemption price equal to 100% of the principal amount of notes to be redeemed, plus any accrued and unpaid interest and additional interest, if any, to, but not including, the redemption date.

If the redemption date is after a record date and on or prior to the corresponding interest payment date, interest and additional interest, if any, will be paid on the redemption date to the record holder on the record date.

We will provide not less than 20 nor more than 60 days’ notice of redemption by mail to each registered holder of notes to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those notes or portions of notes called for redemption.

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of your notes for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be from the portion selected for redemption.

We may not redeem the notes if we have failed to pay any interest and additional interest, if any, on the notes when due and such failure to pay is continuing. We will notify all of the holders if we redeem any of the notes.

Repurchase of notes by us at the option of the holder

You will have the right to require us to repurchase for cash all or a portion of your notes on November 1, 2009, November 1, 2014 and November 1, 2019 (each, a “repurchase date”).

The repurchase price will equal 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest and additional interest, if any, to, but not including, the applicable repurchase date. The interest and additional interest, if any, will be payable to the holder of record on the record date.

On or before the 20th business day prior to each repurchase date, we will provide to the trustee, the paying agent and all holders of notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the name and address of the paying agent; and

•	the procedures that holders must follow to require us to repurchase their notes.

To exercise your repurchase right, you must deliver at any time from 9:00 a.m., New York City time, on the date that is 20 business days prior to the applicable repurchase date until 5:00 p.m., New York City time, on the business day prior to the applicable repurchase date, a written notice to the paying agent (which will initially be the trustee) of your exercise of your repurchase right (together with the notes to be repurchased, if certificated notes have been issued).

If you hold a beneficial interest in a global note, your repurchase notice must comply with appropriate DTC procedures. If you hold certificated notes, your notice electing to require us to repurchase notes must state:

•	the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw your repurchase notice at any time prior to 5:00 p.m., New York City time, on the business day prior to the applicable repurchase date, by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the notice.

If you hold a beneficial interest in a global note, your withdrawal notice must comply with appropriate DTC procedures. If you hold certificated notes, the withdrawal notice must state:

•	the certificate numbers of the withdrawn notes;

•	the principal amount of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

To receive payment of the repurchase price, you must either effect book-entry transfer of your notes or deliver your notes, together with necessary endorsements, to the office of the paying agent, as the case may be, after delivery of your repurchase notice. Payment of the repurchase price for a note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note, as the case may be.

If the paying agent holds money sufficient to pay the repurchase price of the notes on the applicable repurchase date, then, on the applicable repurchase date:

•	those notes will cease to be outstanding and interest and additional interest, if any, will cease to accrue (whether or not book-entry transfer of the notes has been made or the notes have been delivered to the paying agent, as the case may be); and

•	all other rights of the holders will terminate (other than the right to receive the repurchase price upon book-entry transfer or delivery of the notes, as the case may be).

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that may be applicable at the time of our repurchase of notes. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes.

No notes may be repurchased at the option of holders if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the repurchase price of the notes.

We may not have enough funds to repurchase your notes upon your exercise of your repurchase right or we may be prohibited from doing so under the terms of our then-existing indebtedness. See “Risk factors—Risks related to the notes and the common stock—We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change or other repurchase date, as required by the indenture governing the notes.” Our failure to repurchase the notes when required on a repurchase date will constitute an event of default under the indenture with respect to the notes. In addition, we have incurred and may in the future incur, other indebtedness with similar provisions permitting holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of some specific dates.

Repurchase of notes by us at the option of the holder upon a fundamental change

If a fundamental change (as defined below in this section) occurs at any time prior to the maturity date, you will have the right to require us to repurchase for cash all or a portion of your notes.

The repurchase price will equal 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest and additional interest, if any, to, but not including, the fundamental change repurchase date.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

•	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all shares of our capital stock that are entitled to vote generally in the election of directors;

•	consummation of any share exchange, consolidation or merger of us or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries, pursuant to which our common stock will be converted into cash, securities or other property; provided, however, that a transaction where the holders of our voting capital stock immediately prior to such transaction have directly or indirectly more than 50% of the aggregate voting power of all shares of capital stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a fundamental change;

•	continuing directors (as defined below) cease to constitute at least a majority of our Board of Directors;

•	our shareholders approve any plan or proposal for our liquidation or dissolution; or

•	our common stock or other common stock into which the notes are convertible is neither listed for trading on a U.S. national securities exchange nor approved for trading on the Nasdaq National Market or another established automated over-the-counter trading market in the United States.

A fundamental change will be deemed not to have occurred in respect of any of the foregoing, however, if at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the fundamental change consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities (excluding cash payments for fractional shares).

For purposes of the above paragraph, the term “capital stock” of any person means any and all shares (including ordinary shares or American Depository Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

“Continuing director” means a director who was a member of our Board of Directors on the date of the indenture or who becomes a director subsequent to that date and whose election, appointment or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our Board of Directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire Board of Directors in which such individual is named as nominee for director.

On or before the 30th calendar day after the occurrence of a fundamental change, we will provide to the trustee, the paying agent and all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•	if applicable, that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

To exercise your repurchase right, you must deliver prior to 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change repurchase date, which is subject to extension to comply with applicable law, a written notice to the paying agent of your exercise of your repurchase right (together with the notes to be repurchased, if certificated notes have been issued).

If you hold a beneficial interest in a global note, your repurchase notice must comply with DTC procedures. If you hold certificated notes, your notice electing to require us to repurchase notes must state:

•	the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw your repurchase notice at any time prior to 5:00 p.m., New York City time, on the business day prior to the fundamental change repurchase date, by delivering a written notice of withdrawal to the paying agent.

If you hold a beneficial interest in a global note, your withdrawal notice must comply with appropriate DTC procedures. If you hold certificated notes, the withdrawal notice must state:

•	the certificate numbers of the withdrawn notes;

•	the principal amount of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

The fundamental change repurchase date must be no later than 30 calendar days after the date of our notice of the occurrence of the relevant fundamental change, subject to extension to comply with applicable law.

To receive payment of the fundamental change repurchase price, you must either effect book-entry transfer of your notes or deliver your notes, together with necessary endorsements, to the office of the paying agent, as the case may be, after delivery of your repurchase notice. Payment of the fundamental change repurchase price for a note will be made promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the note, as the case may be.

If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, on the fundamental change repurchase date:

•	those notes will cease to be outstanding and interest and additional interest, if any, will cease to accrue (whether or not book-entry transfer of the notes has been made or the notes have been delivered to the paying agent, as the case may be); and

•	all other rights of the holders will terminate (other than the right to receive the fundamental change repurchase price upon book-entry transfer or delivery of the notes, as the case may be).

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase of notes upon a fundamental change. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes.

The rights of the holders to require us to repurchase their notes upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature is, however, not the result of management’s knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other offerings of debt securities similar to the notes that have been marketed by the initial purchasers. The terms of the fundamental change repurchase feature resulted from negotiations between the initial purchasers and us.

The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under New York law, which governs the indenture and the notes, or under the laws of Delaware, Ryerson Tull’s state of incorporation. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our consolidated assets may be uncertain.

No notes may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the fundamental change repurchase price of the notes.

If a fundamental change were to occur, we may not have enough funds to repurchase your notes upon your exercise of your repurchase right or we may be prohibited from doing so under the terms of our then-existing indebtedness. See “Risk factors—Risks related to the notes and the common stock—We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change or other repurchase date, as required by the indenture governing the notes.” Our failure to repurchase the notes when required following a fundamental change will constitute an event of default under the indenture with respect to the notes. In addition, we have incurred and may in the future incur, other indebtedness with similar change in control provisions permitting holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events.

Merger and sale of assets

The indenture provides that we may not consolidate with or merge with or into any other person or sell, convey, transfer or lease our properties and assets substantially as an entirety to another person, unless:

•	(a) we are the surviving person or (b) the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia and assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, and a supplemental agreement, all of our obligations under the notes, the indenture and the registration rights agreement;

•	immediately after giving effect to such transaction, there is no default or event of default; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

Upon any permitted consolidation, merger, sale, conveyance, transfer or lease, the resulting, surviving or transferee person shall succeed to and be substituted for us, and may exercise our rights and powers under the notes, the indenture and the registration rights agreement, and after any such contemplated transaction, we will be discharged from all obligations and covenants under the notes, the indenture and the registration rights agreement.

The indenture also provides that the subsidiary guarantor may consolidate with or merge with or into any other person or sell, convey, transfer or lease its respective properties and assets substantially as an entirety to another person, provided that:

•	the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia and assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, and a supplemental agreement, all of the obligations of the subsidiary guarantor under the notes, the indenture and the registration rights agreement;

•	immediately after giving effect to such transaction, there is no default or event of default; and

•	the subsidiary guarantor has delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

The subsidiary guarantee of the subsidiary guarantor will be released:

•	in connection with any sale or other disposition of all or substantially all of the assets of the subsidiary guarantor (by way of merger or consolidation); or

•	in connection with any sale of all of the capital stock of the subsidiary guarantor;

in each case other than a sale or disposition to us or an affiliate of ours and as permitted by the indenture.

Events of default; notice and waiver

The following will be events of default under the indenture:

•	we fail to pay the principal amount of the notes when due at maturity or we fail to pay the redemption price, the repurchase price or the fundamental change repurchase price in respect of any note when due;

•	we fail to pay any interest and additional interest, if any, on the notes when due and such failure continues for a period of 30 calendar days;

•	we fail to provide notice of the occurrence of a fundamental change on a timely basis;

•	we default in our obligation to convert the notes into cash or a combination of cash and common stock, as applicable, upon exercise of a holder’s conversion right and such default continues for a period of ten calendar days;

•	we fail to perform or observe any other term, covenant or agreement in the notes or the indenture for 60 calendar days after written notice to us from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes;

•	there occurs an event of default with respect to our or any of our subsidiaries’ indebtedness having a principal amount then outstanding, individually or in the aggregate, of at least $15 million, whether such indebtedness now exists or is hereafter incurred, which event of default or defaults, if not cured, rescinded or annulled within ten calendar days after written notice as provided in the indenture:

•	shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; or

•	shall constitute the failure to pay such indebtedness at the final stated maturity thereof (after expiration of any applicable grace period);

•	any final judgment or judgments for the payment of money in excess of $15 million (to the extent not covered by insurance as to which the insurer does not dispute coverage) shall be rendered against us or the subsidiary guarantor and shall not be discharged for any period of 60 consecutive calendar days during which a stay of enforcement shall not be in effect;

•	the subsidiary guarantee ceases to be in full force and effect (other than in accordance with the terms of the subsidiary guarantee) or the subsidiary guarantor denies or disaffirms its obligations under the subsidiary guarantee; and

•	certain events involving our bankruptcy, insolvency or reorganization.

The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal or interest or additional interest, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

If an event of default specified in the last bullet point listed above occurs and continues, the principal amount of the notes and accrued and unpaid interest and additional interest, if any, on the notes will automatically become due and payable. If any other event of default occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes and accrued and unpaid interest and additional interest, if any, on the outstanding notes to be immediately due and payable. However, if we cure all defaults, except the nonpayment of principal amount or interest and additional interest, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the aggregate principal amount of outstanding notes may waive these past defaults.

The holders of a majority of outstanding aggregate principal amount of notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of the principal amount of or interest and additional interest, if any, on the notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in the aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy, and offer security or indemnity satisfactory to it against any costs, liability or expense of the trustee;

•	the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of the notes; and

•	the trustee fails to comply with the request within 60 calendar days after receipt of the request and offer of indemnity.

A default in the payment of the notes, or a default with respect to the notes that causes them to be accelerated, may give rise to a cross-default under our credit facilities or other indebtedness.

Modification and waiver

The consent of the holders of a majority in aggregate principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected by such change (in addition to the consent of the holders of a majority in aggregate principal amount of the outstanding notes) if it would:

•	extend the fixed maturity of any note;

•	reduce the rate or extend the time for payment of interest and additional interest, if any, on any note;

•	reduce the principal amount of any note;

•	reduce any amount payable upon redemption or repurchase of any note;

•	affect our obligation to redeem any notes called for redemption on a redemption date in a manner adverse to such holder;

•	affect our obligation to repurchase any note at the option of the holder in a manner adverse to such holder;

•	affect our obligation to repurchase any note upon a fundamental change in a manner adverse to such holder;

•	impair the right of a holder to institute suit for payment on any note;

•	change the currency in which any note is payable;

•	impair the right of a holder to convert any note or reduce the amount of cash and/or the number of shares of our common stock or the amount of any other property receivable upon conversion;

•	reduce the quorum or voting requirements under the indenture;

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

•	reduce the percentage of aggregate principal amount of notes required for consent to any modification or amendment of the indenture that does not require the consent of each affected holder.

We and the trustee are permitted to modify or amend certain provisions of the indenture without the consent of the holders of the notes, including to:

•	secure any notes;

•	evidence the assumption of our obligations by a successor person;

•	add guarantees with respect to the notes;

•	add covenants for the benefit of the holders of notes;

•	cure any ambiguity or correct any inconsistent or otherwise defective provision contained in the indenture, so long as such action will not adversely affect the interests of holders, provided that any such amendment made solely to conform the provisions of the indenture to this document will be deemed not to adversely affect the interests of holders;

•	evidence the acceptance of appointment by a successor trustee;

•	increase the conversion rate; provided that the increase will not adversely affect the interests of the holders;

•	qualify or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended; and

•	make any provision with respect to matters or questions arising under the indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the indenture; provided that such change will not have a material adverse effect on the interests of the holders of the notes.

Calculations in respect of notes

We will be responsible for making all calculations called for under the indenture. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock; the trading prices of the notes; the amount of accrued interest and additional interest, if any, payable on the notes; and the applicable conversion rate and the applicable conversion price of the notes. We or our agents will make all these calculations in good faith, and, absent manifest error, such calculations will be final and binding on holders of notes. We will provide a schedule of such calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of such calculations without independent verification. The trustee will forward such calculations to any holder of notes upon the request of that holder.

Information concerning the trustee and common stock transfer agent and registrar

We have appointed The Bank of New York Trust Company, N.A., the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian (for DTC) for the notes. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

The Bank of New York, an affiliate of the trustee, is the transfer agent and registrar for our common stock.

Governing law

The notes, the subsidiary guarantee and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Form, denomination, exchange, registration and transfer

The notes will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Holders may present notes for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be an office or agency of the trustee in New York City, located at 101 Barclay Street, New York, New York 10286.

Payment and paying agent

We will maintain an office where we will pay the principal of certificated notes and you may present certificated notes for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee, which is currently located at 101 Barclay Street, New York, New York 10286.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Rule 144A information request

We will furnish to the holders or beneficial holders of the notes or the common stock issued upon conversion and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Attachment A

Information relating to Integris Metals, Inc.

The information contained in this Attachment A was obtained from Integris or from filings that Integris has made with the SEC.

In this Attachment A, unless the context otherwise require, “we” “us,” “our,” “Integris” and “Integris Metals” and similar terms refer to Integris Metals, Inc. and subsidiary. Unless the context otherwise requires, “Alcoa” refers to Alcoa Inc. and its subsidiaries and affiliates and “BHP Billiton” refers to BHP Billiton Plc and BHP Billiton Limited and their respective subsidiaries and affiliates.

Selected consolidated and combined financial data of Integris

The following table sets forth selected consolidated and combined financial data for Integris’ operations as of and for the periods ended at the dates indicated. You should read this selected consolidated and combined historical financial information together with Integris’ consolidated financial statements and “Management’s discussion and analysis of financial condition and results of operations of Integris,” which are included elsewhere in this Attachment A.

Integris’ fiscal year is composed of 52 or 53 weeks ending on the Friday closest to December 31. Integris derived the selected consolidated financial data for fiscal year 2003 and fiscal year 2002, and for the period from November 1, 2001, the date of its formation, through December 28, 2001, from its audited consolidated financial statements. Integris’ audited financial statements as of January 2, 2004 and January 3, 2003 and for the years ended January 2, 2004 and January 3, 2003 and for the period from November 1, 2001 through December 28, 2001 are included elsewhere in this Attachment A. Integris derived the selected balance sheet data as of December 28, 2001 from its audited consolidated financial statements not included in this document. Integris was created on November 1, 2001, through a combination of NAMD (the metals service center business of BHP Billiton) and RASCO (the metals service center business of Alcoa). Prior to June 30, 2001, NAMD was wholly owned by Billiton Plc. Effective June 30, 2001, Billiton Plc entered into a merger with BHP Limited creating BHP Billiton. Accordingly, Integris has derived the selected combined financial data as of and for the six-month and four-month periods ended June 30, 2001, and October 31, 2001, respectively, from NAMD’s audited financial statements, which are included elsewhere in this Attachment A. In addition, Integris has derived the selected combined financial data as of and for the ten-month period ended October 31, 2001, from RASCO’s audited financial statements, which are included elsewhere in this Attachment A.

Integris derived the selected consolidated financial data for the six months ended July 4, 2003, and the six months ended July 2, 2004, from its unaudited interim financial statements. Integris’ unaudited financial statements as of July 2, 2004 and for the six months ended July 4, 2003 and the six months ended July 2, 2004 are included elsewhere in this Attachment A. The unaudited interim financial statements include all adjustments consisting only of normal recurring adjustments that Integris considered necessary for a fair statement of its results of operations and financial condition for these periods and as of such dates. The results for the six months ended July 2, 2004, are not necessarily indicative of results to be expected for the full year.

Prior to fiscal year 2001, NAMD consisted of Vincent Metal Goods, a division of Rio Algom, Inc., a wholly owned subsidiary of Rio Algom Limited, and Atlas Ideal Metals, also a wholly owned subsidiary of Rio Algom Limited. Effective October 6, 2000, Billiton Plc purchased Rio Algom Limited. NAMD’s unaudited selected financial data for the year ended December 31, 1999, and the periods ended October 6, 2000, and December 31, 2000, have been derived from the accounting records of Rio Algom, Inc. and Atlas Ideal Metals. Prior to fiscal year 2001, RASCO consisted of Reynolds Aluminum Supply Company, a division of Reynolds Metals Company and RASCO Specialty Metals and Permamet, Inc., wholly owned subsidiaries of Reynolds Metals Company. Effective May 3, 2000, Alcoa Inc. and Reynolds Metals Company completed a merger which was accounted for as a purchase transaction by Alcoa. RASCO’s unaudited selected financial data for the year ended December 31, 1999, and the periods ended May 3, 2000, and December 31, 2000, have been derived from the accounting records of the aforementioned businesses. Because of the respective ownership changes described above, the respective financial data for the years 1999 and 2000 has been presented in a separate financial table. All of the financial data presented for the 1999 and 2000 periods is unaudited and does not purport to represent the results of operations of each respective entity had the entity been operated on a stand alone basis, nor do they purport to represent what Integris’ consolidated results of operations, total assets and total long term debt would have been if it had been formed on January 1, 1999.

	NAMD		RASCO	Integris
	January 1, 2001 Through June 30, 2001	July 1, 2001 Through October 31, 2001	January 1, 2001 Through October 31, 2001	November 1, 2001 Through December 28, 2001	Fiscal Year 2002	Fiscal Year 2003	Six Months Ended July 4, 2003 (unaudited)	Six Months Ended July 2, 2004 (unaudited)
	Combined	Combined	Combined	Consolidated
	(dollars in thousands)
Statements of Operations Data:
Net sales	$533,478	$317,633	$645,949	$221,048	$1,520,332	$1,494,088	$755,737	$969,482
Cost of sales	449,774	268,473	543,890	183,566	1,242,683	1,248,911	631,008	786,565

Gross profit	83,704	49,160	102,059	37,482	277,649	245,177	124,729	182,917
Selling, general and administrative expenses	70,313	42,539	98,358	42,156	242,604	217,619	109,379	124,597
Restructuring and other related costs	—	—	—	6,900	8,946	1,123	212	1,434

Operating income (loss)	13,391	6,621	3,701	(11,574)	26,099	26,435	15,138	56,886
Interest expense (income), net	8,711	3,971	—	1,332	8,381	10,340	5,067	4,910
Other expense (income), net	(447)	3,910	—	834	(1,054)	(51)	—	116

Income (loss) before income taxes	5,127	(1,260)	3,701	(13,740)	18,772	16,146	10,071	51,860
Income tax provision (benefit)	3,993	1,760	1,410	(3,716)	8,889	5,219	3,188	18,377

Net income (loss)	$1,134	$(3,020)	$2,291	$(10,024)	$9,883	$10,927	$6,883	$33,483

Statements of Cash Flow Data:
Cash flows provided by (used in) operating activities	$28,254	$15,462	$56,372	$(26,997)	$41,958	$3,732	$(13,767)	$(54,706)
Cash flows used in investing activities	(3,275)	(2,687)	(3,738)	(3,526)	(6,516)	(8,241)	(3,364)	(2,673)
Cash flows (used in) provided by financing activities	(16,107)	(9,376)	(55,376)	18,210	(35,418)	(1,068)	10,852	61,132

Other Financial Data (unaudited):
Capital expenditures	$5,295	$2,687	$3,738	$1,589	$8,948	$16,384	$10,015	$3,373

	NAMD	RASCO	Integris
	October 31, 2001	October 31, 2001	December 28, 2001	January 3, 2003	January 2, 2004	July 4, 2003 (unaudited)	July 2, 2004 (unaudited)
	Combined	Combined	Consolidated
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$16,669	$1,831	$6,975	$6,904	$2,847	$1,363	$7,324
Total assets	474,432	299,836	730,105	679,716	687,709	688,760	827,130
Total long term debt	60,000	—	110,000	109,789	167,028	150,982	234,397
Divisional/Stockholders’ equity	155,962	215,741	298,004	306,611	333,951	332,013	358,911

	NAMD(1)	RASCO(2)	NAMD(1)		RASCO(2)
	Year ended December 31, 1999	Year ended December 31, 1999	January 1, 2000 Through October 6, 2000	October 7, 2000 Through December 31, 2000	January 1, 2000 Through May 3, 2000	May 4, 2000 Through December 31, 2000
	(dollars in thousands)
Combined Statements of Operations Data:	(unaudited)
Net sales	$1,075,719	$791,664	$888,417	$264,764	$334,223	$633,869
Cost of sales	886,116	659,444	730,116	222,108	278,260	544,357

Gross profit	189,603	132,220	158,301	42,656	55,963	89,512
Selling, general and administrative expenses	155,938	98,034	119,280	34,773	41,337	77,623

Operating income	33,665	34,186	39,021	7,883	14,626	11,889
Interest expense, net	17,603	—	13,942	4,895	—	—
Other expense (income), net	11,962	162	(8,090)	(951)	(319)	(58)

Income before income taxes	4,100	34,024	33,169	3,939	14,945	11,947
Income tax provision	1,620	13,216	13,101	2,167	5,679	4,497

Net income	$2,480	$20,808	$20,068	$1,772	$9,266	$7,450

	NAMD(1)	RASCO(2)	NAMD(1)	RASCO(2)
	December 31, 1999	December 31, 1999	December 31, 2000	December 31, 2000
	(dollars in thousands)
Combined Balance Sheet Data:	(unaudited)
Total assets	$477,655	$280,876	$492,937	$361,212
Total long-term debt	248,959	—	220,524	—

(1)	The 1999 and 2000 selected combined financial data presented for NAMD have been derived from the accounting records of Vincent Metal Goods and Atlas Ideal Metals. The accompanying combined statement of operations data presented includes all revenues and costs of doing business identified by management in compiling such information. In addition, NAMD’s accompanying selected combined financial data for the period ended December 31, 2000 reflects the purchase accounting impact of the Billiton acquisition previously described. Total assets, therefore, at December 31, 2000, include goodwill of approximately $30,600.

Included in selling, general and administrative expenses for the year ended December 31, 1999, and the periods ended October 6, 2000, and December 31, 2000, are $1,906, $931 and $302, respectively, of allocated costs related to corporate and common expenses incurred by NAMD’s parent on its behalf. These costs related primarily to legal, treasury, human resource and risk management services provided by Rio Algom Limited. Management believes the allocation methods are reasonable.

NAMD maintained separate inter-company debt accounts owed to its parent. Interest expense related to that debt has been included in the operating results of NAMD as such amounts were historically recorded by NAMD.

The operations of Vincent Metal Goods in the United States were included in the consolidated income tax return of Rio Algom, Inc. The income tax information presented reflects Vincent Metal Goods as if it were on a “separate return” basis. Atlas Ideal Metals in Canada filed a separate Canadian income tax return. The difference between the effective income tax rate presented and the statutory federal income tax rate is primarily related to state taxes, certain non-deductible expenses and, for the period ended December 31, 2000, non-recognition of an income tax benefit on Canadian losses resulting from uncertainty with respect to the utilization of net operating loss carryforwards.

(2)

The 1999 and 2000 selected combined financial data presented for RASCO have been derived from the accounting records of Reynolds Metals Company and its wholly owned subsidiaries, RASCO Specialty Metals and Permamet, Inc. The accompanying combined statement of operations data presented includes all revenues and related costs of doing business identified by management in compiling such information. RASCO’s accompanying selected combined financial data for the period ended December 31, 2000 reflects the purchase accounting impact of the Alcoa acquisition previously described, which resulted in no goodwill being recognized by RASCO.

Included in selling, general and administrative expenses for the year ended December 31, 1999, and the periods ended May 3, 2000, and December 31, 2000, are $8,615, $3,363 and $5,487 of allocated costs related to corporate and common expenses incurred by RASCO’s parent on its behalf. These costs related primarily to information technology services, credit and customer receivable management, human resource services and other general corporate services. Management believes the allocation methods are reasonable.

In addition, cost of sales for the year ended December 31, 1999, and the periods ended May 3, 2000, and December 31, 2000, include a LIFO (charge) benefit of $36, ($3,319) and $3,000, respectively, related to an allocation of Reynolds’ overall LIFO (charge) benefit for the periods indicated, due to the fact that Reynolds accounted for its LIFO inventories at the consolidated level. Total assets at December 31, 1999 and 2000, include LIFO reserves of ($74,178) and $3,000, respectively, which have also been allocated from Reynolds’ overall LIFO reserves. The change in the allocated LIFO reserve between 1999 and 2000 is due to the fact that during 2000 inventories were revalued to market value as a result of the purchase accounting applied to the acquisition of Reynolds by Alcoa.

The 1999 and 2000 selected combined financial data presented do not reflect an allocation of general corporate debt or interest expense incurred by Reynolds or Alcoa in financing RASCO’s operations or activities, as neither Reynolds nor Alcoa made such allocations to their operations, including RASCO.

The operations of RASCO and Permamet in the United States were included in the consolidated U.S. income tax returns of Reynolds and Alcoa. RASCO Specialty Metals in Canada filed a separate Canadian income tax return. The income tax provision presented has been prepared assuming RASCO was on a “separate return” basis. The difference between the effective tax rate and the statutory federal income tax rate is primarily related to state taxes, and certain non-deductible expenses.

Management’s discussion and analysis of financial condition and results of operations of Integris

The following discussion and analysis of the financial condition and results of Integris’ operations should be read in conjunction with the consolidated financial statements of its operations included elsewhere in this Attachment A. Some of the information contained in this discussion and analysis, including information with respect to Integris’ plans and strategy, constitutes forward-looking statements that involve risks and uncertainties.

Overview

The metals service center industry is cyclical, impacted both by market demand and metals supply. Periods of strong or weak market demand principally result from the cyclical nature of the industries in which end-users of metal operate and generally reflect broader macroeconomic trends in the manufacturing sector. Integris sells its products and services to many industries, including fabricated metal products, industrial machinery, commercial transportation, electrical equipment and appliances and building and construction.

The manufacturing sector in North America experienced a significant recession from 2001 through the third quarter of 2003. During this period, sales volumes decreased and metals prices declined, adversely impacting Integris’ financial results. During the first six months of 2004, industrial production in the United States increased approximately 4% from the first six months of 2003. Integris experienced selling price increases of approximately 16% in this period. This, together with an increase in sales volumes of approximately 10%, necessitated growing inventories and cash requirements. In order to manage its working capital requirements through the cycle, Integris increased the size of its senior secured credit facility in April 2004.

Integris categorizes its sales as transactional and program sales, each of which contributes to its success. Integris believes its transactional sales will continue to generate higher margins from transactional sales to end-users with small-scale metals needs as compared to its program sales. Integris believes, however, that large end-users of metals will continue to exert leverage in negotiating supply contracts in Integris’ program sales. Accordingly, Integris’ growth strategy emphasizes developing new value-added services to augment those products and services it traditionally provides.

Integris was formed in November 2001 through the combination of Alcoa and BHP Billiton’s metals service center businesses. Within its first two full fiscal years of operations, Integris combined its computer systems, consolidated its headquarters and staff, established independent financing and consolidated 26 redundant facilities in the United States and Canada. These steps allowed Integris to eliminate redundant equipment, reduce inventory and permanently reduce its work force by approximately 245 employees. The costs associated with this integration were accounted for as restructuring and other related costs in the relevant periods.

There are several principal factors that drive Integris’ profitability:

Sales Volumes. Integris’ sales volume is driven by market demand, which is largely determined by overall industrial production, as well as conditions in its customers’ specific industries. As market demand increases, volumes, net sales and operating income tend to increase in dollar terms. Integris’ key volume metric is average daily volume, which is measured in millions of pounds per shipping day (business day). Average daily volume provides a more accurate reflection of customer demand than monthly volumes as it is unaffected by the varying number of days in a given month.

Sales Prices. Integris’ sales prices generally increase when supply tightens, typically as a result of increased demand. Because sales price fluctuations do not have a major influence on its operating expenses, the impact of changing prices on Integris’ operating income is greater than the effect of volume changes. Average selling price is calculated as the total net sales for the period divided by the total volume for the period measured in pounds.

Metal Costs. The price at which Integris obtains metal and its ability to pass increased costs through to its customers are critical to its profitability. A key driver of Integris’ business, therefore, is its ability to acquire raw materials at competitive prices.

Operating Expenses. Many of Integris’ expenses are variable and tend to rise and fall with changes in sales volume and number of transactions, which helps stabilize operating income at different levels of customer demand. However, when volumes decline Integris cannot similarly reduce the fixed portion of its operating costs. Optimizing its business processes, therefore, can have significant effects on Integris’ profitability, irrespective of the volume impacts.

Results of operations

Integris operates on a fiscal year that ends on the Friday closest to December 31. For the purposes of this Management’s Discussion and Analysis, the unaudited pro forma combined period ended December 28, 2001 (“pro forma fiscal year 2001”), was compiled from the audited statements of NAMD for the six-month period ended June 30, 2001, and the four-month period ended October 31, 2001, of RASCO for the ten-month period ended October 31, 2001, and of Integris for the period from November 1, 2001 through December 28, 2001. The unaudited pro forma fiscal year 2001 combined statement of income does not purport to represent what the combined results of operations would have been if Integris had been formed on January 1, 2001. The following table sets forth certain income statement data for each of the periods indicated. Dollars are shown in thousands and certain amounts may not calculate due to rounding.

	Pro Forma Fiscal Year 2001		Fiscal Year 2002		Fiscal Year 2003		Six Months Ended July 4, 2003		Six Months Ended July 2, 2004
	$	% of Net Sales	$	% of Net Sales	$	% of Net Sales	$	% of Net Sales	$	% of Net Sales
	(dollars in thousands)
Net sales	$1,718,108	100.0%	$1,520,332	100.0%	$1,494,088	100.0%	$755,737	100.0%	$969,482	100.0%
Cost of sales	1,445,703	84.1	1,242,683	81.7	1,248,911	83.6	631,008	83.5	786,565	81.1

Gross profit	272,405	15.9	277,649	18.3	245,177	16.4	124,729	16.5	182,917	18.9
Selling, general and administrative expenses	253,366	14.7	242,604	16.0	217,619	14.6	109,379	14.5	124,597	12.9
Restructuring and other related costs	6,900	0.4	8,946	0.6	1,123	0.1	212	0.0	1,434	0.1

Operating income	12,139	0.7	26,099	1.7	26,435	1.8	15,138	2.0	56,886	5.9
Interest expense, net	14,014	0.8	8,381	0.6	10,340	0.7	5,067	0.7	4,910	0.5
Other expense (income), net	4,297	0.3	(1,054)	(0.1)	(51)	(0.0)	—	—	116	0.0

(Loss) income before income taxes	(6,172)	(0.4)	18,772	1.2	16,146	1.1	10,071	1.3	51,860	5.3
Income tax provision	3,447	0.2	8,889	0.6	5,219	0.3	3,188	0.4	18,377	1.9

Net (loss) income	$(9,619)	(0.6)%	$9,883	0.7%	$10,927	0.7%	$6,883	0.9%	$33,483	3.5%

Definitions

Net Sales. Net sales include sales of material, processing and freight billed to customers, less returns, allowances, cash discounts and customer rebates.

Cost of Sales. Cost of sales includes the cost of material from mill suppliers, in-bound freight, processing costs (including depreciation) and inventory provisions. All inventories except Integris’ U.S. aluminum inventories are valued using the first-in-first-out (FIFO) method. Integris accounts for its U.S. operation’s aluminum inventory, which was approximately 34% of its total inventory at July 2, 2004, using the last-in, first-out (LIFO) valuation method. In periods of rising prices, a reserve is created for the difference between LIFO and FIFO values, resulting in a charge against income. As prices decrease, the LIFO reserve will decrease, resulting in higher income to the extent that market prices (generally defined as replacement costs) exceed LIFO cost. When Integris’ FIFO costs fall below LIFO cost, as may happen during periods of recession, inventory is valued at the lower of cost or market.

Selling, General and Administrative Expenses. Selling, general and administrative expense includes facilities, material handling, warehousing (net of processing costs included in cost of sales), local delivery, depreciation (net of amount included in cost of sales), selling and administrative costs and amortization expense. Amortization expense includes amortization of intangibles other than goodwill. Integris makes an annual assessment of the fair value of its goodwill. Since Integris’ formation, no impairments related to goodwill have been recognized.

Restructuring and Other Related Costs. Costs relating to the integration of Integris’ predecessor businesses are classified as restructuring charges. These costs include costs related to closed facilities, reductions in workforce, systems integration costs and other related costs.

Other Expense (Income). Other expense (income) includes non-operating gains and losses consisting of gains and losses from foreign currency transactions related to fluctuations in the value of the U.S. dollar versus the Canadian dollar and realized gains and losses on derivatives.

Six months ended July 2, 2004, compared to six months ended July 4, 2003

Net sales

In the six months ended July 2, 2004, consolidated net sales increased $213.7 million, or 28.3%, to $969.5 million compared to $755.7 million in the same period of 2003. Approximately $134.3 million of the increase was due to a 16.1% increase in Integris’ average selling price. In addition, average daily volume increased 9.8%, which, along with one additional shipping day in the six months ended July 2, 2004, accounted for the remaining $79.4 million of the sales increase.

The increase in average daily volume resulted primarily from increased demand, particularly in aluminum products. Integris believes this increased demand reflects the improving economic climate in North America, which has led to increased industrial production. The increase in Integris’ average selling price primarily resulted from an increase in underlying commodity prices, particularly nickel, which is a significant component of stainless steel. In addition, Integris’ average selling price increased due to supply constraints arising as a result of reduced metal capacity and increased demand.

Gross profit

Gross profit increased $58.2 million, or 46.7%, to $182.9 million during the first six months of 2004 compared to $124.7 million in the same period of 2003. Approximately $45.1 million of the gross profit increase resulted from the increase in Integris’ average selling price per pound sold, which was partially offset by increases in average unit costs and an increase in LIFO reserves of $7.7 million. The increase in LIFO reserves was due to increases in Integris’ aluminum product costs. The remaining gross profit increase of $13.1 million was the result of an increase in volume. As a percentage of sales, gross profit increased to 18.9% in the six months ended July 2, 2004, compared to 16.5% in the same period of 2003. This increase reflects increased customer demand and supply constraints, with their attendant volume and price increases, and Integris’ ability to pass on Integris’ increased costs to its customers.

Selling, general and administrative expenses

During the six months ended July 2, 2004, selling, general and administrative expenses increased $15.2 million to $124.6 million, a 13.9% rise over the six months ended July 4, 2003. The increase resulted from Integris’ higher profitability, which resulted in higher profit-based commissions and incentives, as well as its increased sales volume, which caused increased warehousing and delivery costs. As a percentage of sales, selling, general and administrative expenses decreased to 12.9% in the six months ended July 2, 2004 compared to 14.5% in the six months ended July 4, 2003, which reflects the impact of increased sales, which have less impact on the level of selling, general and administrative expenses.

Restructuring and other related costs

Restructuring and other related costs during the six months ended July 2, 2004 increased $1.2 million over the corresponding period of 2003 primarily due to approximately $1.0 million of employee and relocation costs and $0.8 million write-down to fair market value of properties held for sale, offset by approximately $0.4 million of gains from certain asset sales. See Note 3 to Integris’ Consolidated Financial Statements for additional information regarding restructuring and other related costs.

Operating income

During the six months ended July 2, 2004, operating income increased to $56.9 million, or 5.9% of net sales, compared to 2.0% of net sales during the comparable period of 2003. This increase was primarily due to higher revenues and gross profit resulting from the increases in average daily volume and average selling price.

Taxes

Integris’ effective income tax rate increased to 35.4% of pre-tax income in the six months ended July 2, 2004, from 31.7% in the same period of 2003 due to a reduction in 2004 in the proportion of its Canadian subsidiary’s pre-tax income as a proportion of Integris’ consolidated pre-tax income. During the first six months of fiscal years 2004 and 2003, no income taxes were provided for Integris’ Canadian subsidiary because net operating loss carryforwards (for which the tax benefits were not previously recorded) were used to offset the subsidiary’s taxable income.

Fiscal year 2003 compared to fiscal year 2002

Net sales

In fiscal year 2003, consolidated net sales decreased $26.2 million, or 1.7%, to $1.49 billion compared to $1.52 billion in fiscal year 2002. A 5.6% decline in average daily volume, as well as four fewer shipping days in fiscal year 2003 compared to fiscal year 2002, resulted in a sales decrease of $104.4 million. This decrease was partially offset by additional sales of $78.2 million due to a 5.5% increase in Integris’ average selling price per pound.

The decrease in average daily volume was primarily due to reduced customer demand in all Integris’ products resulting from a slowdown in industrial production. In the fourth quarter of 2003, however, Integris experienced improved demand on a pounds per day basis compared to the respective period in fiscal year 2002. The increase in average selling price was primarily a result of increased prices in the underlying commodity components of Integris’ products, including higher nickel surcharges.

Gross profit

Gross profit during fiscal year 2003 decreased $32.5 million, or 11.7%, to $245.2 million compared to $277.6 million in fiscal year 2002. Approximately $13.4 million of the gross profit decrease resulted from increased average unit costs which were partially offset by an increase in Integris’ average selling price per pound sold. The remaining gross profit decrease of $19.1 million was due to the decrease in volume. Average sales prices increased at a lesser rate than Integris’ product costs due to competitive pressure on sales prices restricting Integris’ ability to pass along certain product cost increases to its customers. As a percentage of net sales, gross profit decreased in fiscal year 2003 to 16.4% from 18.3% in fiscal year 2002.

Selling, general and administrative expenses

During fiscal year 2003, selling, general and administrative expenses decreased $25.0 million, or 10.3%, from fiscal year 2002. This decrease resulted principally from reduced personnel, lower information technology costs and lower occupancy costs resulting from the integration of Integris’ two predecessor companies, as well as lower variable costs due to reduced sales volume. As a percentage of net sales, selling, general and administrative expenses decreased to 14.6% in fiscal year 2003 from 16.0% in fiscal year 2002 reflecting the cost savings stated above.

Restructuring and other related costs

Integris’ restructuring and other related costs in fiscal year 2003 decreased $7.8 million from fiscal year 2002 as most of the restructuring related to Integris’ formation was completed in fiscal year 2002. Restructuring charges during fiscal year 2003 were primarily related to write-downs to fair market value of properties held for sale, offset by a reduction of previously recorded severance accruals and lease termination costs. See Note 3 to Integris’ Consolidated Financial Statements for additional information regarding restructuring and other related costs.

Operating income

Operating income during fiscal year 2003 was $26.4 million, or 1.8% of net sales compared to $26.1 million, or 1.7% of net sales for fiscal year 2002. The decrease in gross profit dollars was offset by a reduction in operating expenses and restructuring charges.

Interest expense

During fiscal year 2003, interest expense was $10.3 million, an increase of $2.0 million over fiscal year 2002. This increase resulted from higher interest costs associated with Integris’ senior secured credit facility, as compared to Integris’ former stockholder loans which were refinanced in August 2002. The increased interest expense was partially offset by decreased average borrowing levels.

Other expense (Income)

During fiscal year 2003, other income was $0.1 million, a decrease of $1.0 million from fiscal year 2002. This decrease resulted from a lower benefit resulting from changes in foreign exchange rates. During fiscal year 2002, other income included a U.S. $1.0 million non-operating gain due to the benefit resulting from changes in the Canadian foreign exchange rate on Integris’ Canadian subsidiary’s U.S. dollar denominated debt. Integris’ Canadian subsidiary paid off this debt in August 2002.

Taxes

Integris’ effective income tax rate decreased to 32.3% of pre-tax income in fiscal year 2003 from 47.4% in fiscal year 2002 due primarily to fluctuations in the net income and losses of its Canadian subsidiary. During fiscal year 2003, no income taxes were provided for Integris’ Canadian subsidiary’s pre-tax income due to the utilization of net operating loss carryforwards available to offset the subsidiary’s current year income (which were not previously recorded). During fiscal year 2002, Integris’ pre-tax income was reduced by losses from its Canadian subsidiary for which no income tax benefit was provided due to uncertainty regarding the recoverability of loss carryforwards in future periods.

Fiscal year 2002 compared to unaudited pro forma fiscal year 2001

Integris was formed in November 2001 through the combination of the metals service center businesses of Alcoa and BHP Billiton. As a result, Integris does not have full-year financial data for 2001. As such, the unaudited pro forma combined data consists of audited financial statements for NAMD for the six-month period ended June 30, 2001, and the four-month period ended October 31, 2001, RASCO for the ten-month period ended October 31, 2001, and lntegris for the period from November 1, 2001 through December 28, 2001. In order to present Management’s Discussion and Analysis in a meaningful format, Integris has combined these predecessor statements to reflect them on an unaudited pro forma combined basis. The pro forma fiscal year 2001 combined statement of income does not purport to represent what Integris’ consolidated results of operations would have been if it had actually been formed on January 1, 2001. This unaudited pro forma combined data was compiled by totaling the following columns as follows:

	NAMD		RASCO	Integris	Combined
	January 1, 2001 Through June 30, 2001	July 1, 2001 Through October 31, 2001	January 1, 2001 Through October 31, 2001	November 1, 2001 Through December 28, 2001	Pro Forma Fiscal Year 2001
		(dollars in thousands)
Net sales	$533,478	$317,633	$645,949	$221,048	$1,718,108
Cost of sales	449,774	268,473	543,890	183,566	1,445,703

Gross profit	83,704	49,160	102,059	37,482	272,405
Selling, general and administrative Expenses	70,313	42,539	98,358	42,156	253,366
Restructuring and other related costs	—	—	—	6,900	6,900

Operating income (loss)	13,391	6,621	3,701	(11,574)	12,139
Interest expense, net	8,711	3,971	—	1,332	14,014
Other (income) expense, net	(447)	3,910	—	834	4,297

Income (loss) before income taxes	5,127	(1,260)	3,701	(13,740)	(6,172)
Income tax provision (benefit)	3,993	1,760	1,410	(3,716)	3,447

Net income (loss)	$1,134	$(3,020)	$2,291	$(10,024)	$(9,619)

Net sales

In fiscal year 2002, consolidated net sales decreased $197.8 million, or 11.5%, to $1.52 billion compared to $1.72 billion in pro forma fiscal year 2001. Approximately $182.3 million of the sales decrease was due to an overall sales volume decrease of 10.6% comprised of an 11.8% decrease in average daily volume, partially offset by three additional shipping days in fiscal year 2002. Average selling price decreased by 1.0%, which accounted for the remaining sales decrease of $15.5 million. These declines were caused by reduced customer demand resulting largely from the continuing recession in manufacturing industries.

Gross profit

Gross profit during fiscal year 2002 increased $5.2 million, or 1.9%, to $277.6 million compared to $272.4 million in pro forma fiscal year 2001. Gross profit increased approximately $34.3 million as a result of a decrease in Integris’ average unit costs that was greater than a decrease in Integris’ average selling price per pound sold. This increase was offset by a gross profit decrease of $29.1 million that was due to the decrease in sales volume. As a percentage of net sales, fiscal year 2002 gross profit increased to 18.3% from 15.9% in pro forma fiscal year 2001.

Selling, general and administrative expenses

During fiscal year 2002, selling, general and administrative expenses decreased $10.8 million, or 4.2%, to $242.6 million compared to $253.4 million in pro forma fiscal year 2001, due to the decrease in shipping volume, as well as reduced personnel and occupancy costs resulting from the integration of Integris’ two predecessor companies and downsizing efforts to align its workforce with the reduced customer demand. Selling, general and administrative expenses as a percentage of net sales increased to 16.0% in fiscal year 2002 from 14.7% in pro forma fiscal year 2001. This increase was due to the decrease in selling prices which decreased total revenue but had no effect on selling, general and administrative expenses, as well as the fixed component of this expense, which was not impacted by the decline in volume and related sales.

Restructuring and other related costs

Restructuring and other related costs during fiscal year 2002 increased $2.0 million, or 29.7%, to $8.9 million compared to $6.9 million in pro forma fiscal year 2001 due to an increased level of integration activities during fiscal year 2002 as a result of Integris’ formation and offset by lower severance costs in fiscal year 2002 as compared to pro forma fiscal year 2001. See Note 3 to Integris’ Consolidated Financial Statements for additional information regarding restructuring and other related costs.

Operating income

Operating income during fiscal year 2002 of 1.7% of net sales was greater than pro forma fiscal year 2001 of 0.7% due to the increase in gross profit dollars and the reduction in our operating expenses.

Interest expense

In fiscal year 2002, interest expense decreased by $5.6 million to $8.4 million compared to $14.0 million in pro forma fiscal year 2001 primarily as a result of declining interest rates.

Other expense (Income)

In fiscal year 2002, other income (expense) changed by $5.4 million to $1.1 million of income compared to $4.3 million of expense in pro forma fiscal year 2001. This change resulted primarily from the strengthening of the Canadian dollar versus the U.S. dollar during fiscal year 2002, which led to transaction gains in Integris’ Canadian subsidiary’s U.S. dollar-denominated debt and other payable balances.

Taxes

Integris’ effective income tax rate was 47.4% of pre-tax income in fiscal year 2002. Integris’ 2002 pre-tax income was reduced by losses from its Canadian subsidiary for which no income tax benefit was provided due to uncertainty regarding the recoverability of loss carryforwards in future periods.

Liquidity and Capital Resources

Working capital management

The majority of Integris’ total assets are generally comprised of accounts receivable and inventory.

Working capital

	January 3, 2003	January 2, 2004	July 2, 2004
	(dollars in thousands)
Current assets	$449,625	$473,077	$616,369
Current liabilities	(195,629)	(108,174)	(153,104)

Working capital	$253,996	$364,903	$463,265

Integris focuses on days sales outstanding to monitor accounts receivable and days of supply to track inventory levels as these are the most significant components of its adjusted working capital. Days sales outstanding is a measure of the speed with which Integris collects payment for product sold. Lower days of supply reduces the risks associated with price volatility by limiting the time product remains in inventory. These ratios are calculated as follows:

•	Days sales outstanding is calculated as average monthly accounts receivable divided by average daily sales using a three-month rolling average; and

•	Days of supply is calculated as average monthly inventories divided by average daily cost of sales (including adjustments for LIFO) using a three-month rolling average.

Days sales outstanding and days of supply are shown in the table below for each of the periods indicated:

	Three Months Ended(1)
	January 3, 2003	January 2, 2004	July 2, 2004
Days sales outstanding	47.5	48.3	44.7
Days of supply	90.0	79.4	73.5

(1)	By “three months” Integris means the fiscal quarter. Integris operates on a 52 or 53 week fiscal year, as a result of which its fiscal quarters are either 13 or 14 weeks long.

At July 2, 2004, Integris’ accounts receivable days sales outstanding ratio of 44.7 was an improvement from 48.3 at January 2, 2004, and from 47.5 from January 3, 2003. The improvement was due to the increase in Integris’ sales during the second quarter of fiscal year 2004 as well as its ability to effectively manage its accounts receivable during the period.

The inventory days of supply ratio at July 2, 2004, of 73.5 improved from 79.4 at January 2, 2004, and from 90.0 at January 3, 2003. The improvement was due to the increased sales activity in the second quarter of fiscal year 2004 as well as Integris’ ability to manage its levels of inventory effectively during the period.

Liquidity

Integris’ primary sources of liquidity are internally generated funds from operations and its senior secured credit facility. Integris’ business is cash flow counter-cyclical. During periods of economic contraction, demand falls, resulting in excess supply and lower metal costs. Accordingly, both the quantity and the per unit cost of inventory declines rapidly. During this period, inventory is liquidated in accordance with the decrease in demand and absolute levels of accounts receivable are reduced, providing a source of liquidity. By contrast, in periods with increasing volumes and prices, the working capital requirements of the business increase as inventories and accounts receivable increase. At such times, Integris generally increases its borrowing levels to fund these increased requirements.

Cash of $54.7 million was used in operations during the six months ended July 2, 2004. The cash used in operations was mainly due to increased working capital requirements as a result of improved business conditions. Cash of $2.7 million was used in investing activities principally for the purpose of purchasing and maintaining property, plant and equipment. During the six months ended July 2, 2004, cash of $61.1 million was provided by financing activities, principally from increased borrowing under Integris’ senior secured credit facility.

Cash of $3.7 million was provided by operations during the fiscal year 2003 resulting primarily from a decrease in inventory as business conditions generally slowed during the first three quarters of the year. Cash of $8.2 million was used in investing activities during fiscal year 2003, principally to purchase and maintain property, plant and equipment. Cash of $1.1 million was used in financing activities during fiscal year 2003, including cash of $66.1 million used to repay related party debt offset by increased borrowing under Integris’ senior secured credit facility.

Cash of $42.0 million was provided by operations during fiscal year 2002, resulting largely due to decreases in accounts receivable and inventory. Cash of $6.5 million was used in investing activities during fiscal year 2002, primarily to purchase property, plant and equipment. Cash of $35.4 million was used in financing activities in fiscal year 2002, principally due to the repayment of $194.7 million of related party debt.

Integris’ $350.0 million senior secured credit facility is provided by a syndicate of financial institutions. Integris’ availability is determined by a borrowing base calculation based on eligible accounts receivable and inventories pledged as collateral. As of August 27, 2004, $246.3 million was outstanding under this senior secured credit facility, compared to $167.0 million at January 2, 2004, and $109.8 million at January 3, 2003. Integris also had $6.6 million and $6.3 million of letters of credit outstanding under the senior secured credit facility at August 27, 2004, and January 2, 2004, respectively. As of August 27, 2004, Integris had an unused availability of approximately $72.1 million. Due to covenants within the agreement, however, Integris does not anticipate borrowing more than $39.6 million of this availability. Otherwise the credit agreement would impose certain additional requirements, including accelerated reporting and restrictions on Integris’ access to cash accounts. The senior secured credit facility requires Integris to meet a fixed charge coverage ratio and limits the amount of its capital expenditures and dividend payments. As of September 24, 2004, Integris was in compliance with all debt covenants. The $350.0 million senior secured credit facility terminates on August 26, 2006.

Capital expenditures were $3.4 million, $16.4 million and $8.9 million for the six months ended July 2, 2004, fiscal year 2003 and fiscal year 2002, respectively.

Integris had no material commitments for capital expenditures or capital leases as of July 2, 2004. Integris’ capital expenditure plan for the remainder of 2004 provides for expenditures of up to $7.9 million.

Integris’ capital requirements are generally for working capital and capital expenditures for continued improvements in plant capacities and equipment. Integris anticipates that funds generated from its operations and funds available under its senior secured credit facility will be sufficient to meet its working capital and capital expenditures needs and its contractual obligations for the foreseeable future.

Contractual obligations

The following table summarizes Integris’ contractual obligations at July 2, 2004:

	Payments Due by Period as of July 2, 2004
	Less than 1 year	1-3 years	3-5 years	After 5 years	Total
	(dollars in thousands)
Senior secured credit facility	$—	$234,397	$—	$—	$234,397
Operating lease obligation	10,829	16,256	7,231	2,094	36,410
Purchase obligations	108,856	23,936	—	—	132,792

Total	$119,685	$274,589	$7,231	$2,094	$403,599

At July 2, 2004 and January 2, 2004, Integris also had $7.1 million and $6.3 million of stand-by and commercial letters of credit outstanding, respectively. As of July 2, 2004, Integris was in compliance with all material covenants under its contractual obligations.

The contractual obligations disclosed above do not include Integris’ potential future pension funding obligations. As a result of final actuarial calculations for fiscal year 2003, Integris made a voluntary contribution of $1.9 million to its pension plan during the first six months of fiscal year 2004. Integris anticipates that it will not have any further pension contribution funding requirements under the Employee Retirement Income Security Act, or ERISA, in 2004 but could have material future pension contribution requirements depending on the investment returns on plan assets, assumed discount rates and other factors noted in the Critical Accounting

Policies section below. Integris is unable to determine the amount or timing of any such ERISA-required pension contributions in the future, or whether those contributions would have a material adverse effect on its financial condition, results of operations or cash flows.

Off-balance sheet arrangements

Integris has no material off-balance sheet arrangements.

Seasonality

A portion of Integris’ customers are in seasonal businesses, particularly customers in the construction industry. Revenues in the months of July, November and December traditionally have been lower than in other months because of a reduced number of shipping days and holiday closures for some customers. Consequently, Integris’ sales in the first two quarters of the year are usually slightly higher than the third and fourth quarters. Results of any one or more quarters are, therefore, not necessarily indicative of annual results.

Inflation

Inflation generally affects Integris by increasing operating expenses primarily associated with labor rates, employee benefits, transportation, packaging and supplies. Since Integris’ inception, inflation has not had a material impact on it. Integris’ costs for materials sold to customers are impacted primarily by market demand and availability of supply. Integris has generally been successful in adjusting selling prices to reflect changes in material costs.

Quantitative and qualitative disclosures about market risk

In the ordinary course of business, Integris is exposed to various market risk factors, including changes in interest rates, foreign currency exchange rates and metals pricing and availability.

Integris may hold or purchase derivative financial instruments in an attempt to mitigate uncertainty and volatility and cover underlying exposures. These derivatives are for purposes other than trading. Integris is not involved in energy-trading activities, weather derivatives or in other non-exchange commodity trading activities.

From time to time, Integris may enter into fixed price sales programs with customers for certain inventory products, primarily aluminum and stainless steel. From time to time, Integris also enters into commodity futures and options contracts to reduce volatility in the price of certain components of these products. These commodity contracts usually cover periods commensurate with known exposures, generally within one year. The fair value of these contracts and relative sensitivity were not material at July 2, 2004.

Integris uses interest rate swaps to help maintain a strategic balance between fixed and floating rate debt and to manage overall financing costs. As of July 2, 2004, Integris has entered into pay fixed/receive floating interest rate swaps to effectively convert the interest rate from floating to fixed on $85.0 million of debt, through June 2006. These interest rate swaps were designated as cash flow hedges and had an asset value of $1.4 million at July 2, 2004, with a corresponding offset included as a component of accumulated other comprehensive income (net of a deferred tax liability of $0.6 million). At July 2, 2004, Integris had $234.4 million of debt outstanding at an effective interest rate of 4.3%, taking into account outstanding interest rate swaps. A hypothetical change of 10.0% in Integris’ effective interest rate from July 2004 levels would increase or decrease interest expense by $1.0 million per year.

Integris’ Canadian subsidiary uses foreign currency exchange contracts to hedge the variability in cash flows from the forecasted payment of currencies other than the functional currency. Integris’ Canadian subsidiary’s foreign currency contracts were principally used to purchase U.S. dollars. The U.S. dollar notional amount of all foreign currency contracts outstanding was $29.6 million at July 2, 2004, and had a liability value of $0.8 million. A hypothetical 10.0% increase (or decrease) in the Canadian foreign exchange rate from the July 2, 2004 level of $1.34 Canadian to $1.00 U.S. would result in an additional pre-tax gain (or loss) of approximately $3.0 million related to these derivative positions.

The interest rate and foreign exchange risk disclosures do not take into account the underlying anticipated interest payment obligations and the underlying transactional foreign exchange exposures. If the underlying items were included in the analysis, the gains or losses on the contracts may be offset. Actual results will be determined by a number of factors that are not under Integris’ control and could vary significantly from those factors disclosed.

Critical accounting policies

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses Integris’ Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States. When Integris prepares these financial statements, it is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, Integris evaluates its estimates and judgments, including those related to accounts receivable, inventory valuation, goodwill and intangible assets and pension and post-retirement benefit plans. The estimates and judgments are based on historical experience and various other factors that Integris believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The following critical accounting policies illustrate the more significant judgments and estimates used in preparing Integris’ consolidated financial statements. There have been no material changes made to the critical accounting policies during the periods presented in the Consolidated Financial Statements.

Accounts Receivable. Integris maintains an allowance for doubtful accounts to reflect an estimate of the uncollectability of accounts receivable based on past collection history and the identification of specific potential customer risks. If the financial condition of Integris’ customers were to deteriorate beyond the estimates, resulting in an impairment of their ability to make payments, Integris may be required to increase the allowance for doubtful accounts.

Inventory Valuation. Inventories are valued at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for U.S. aluminum inventories. All other inventories are valued by the first-in, first-out (FIFO) method. Integris maintains allowances for estimated obsolete and slow-moving inventory, scrap and shrinkage based on historical and current trends. Changes in market conditions, the customer base and other factors may require additional allowances.

Goodwill and Intangible Assets. Beginning in 2002, Integris adopted Statement of Financial Accounting Standards, or SFAS No. 142, and performed impairment testing in accordance with the Statement. As a part of this testing, in assessing the recoverability and fair value of goodwill and other intangibles, Integris must make significant assumptions, including the expected annual growth rate, projected future cash flows (including timing), discount rates, reflecting the inherent risk in future cash flows, market comparisons and recent transactions. If these estimates or their related assumptions change in the future, Integris may be required to record impairment charges for these assets.

Pension and Post-retirement Benefit Plan Assumptions. Integris sponsors various benefit plans covering a substantial portion of its employees for pension and post-retirement medical costs. Actuarial methods are used to anticipate future events when calculating expenses and liabilities related to the plans. The actuarial methods include assumptions about the discount rate, expected return on plan assets, rate of increase in health care costs, rate of future compensation increases and other assumptions. The assumptions used in the actuarial calculation of expenses and liabilities may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter participant life spans. These differences may result in a significant impact on the amount of pension or post-retirement benefit expense that may be recorded in the future.

New accounting pronouncements

Effective January 4, 2003, Integris adopted SFAS No. 143, Accounting for Asset Retirement Obligations. This statement establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. The adoption of this standard did not impact Integris’ consolidated financial position or results of operations.

Effective January 4, 2003, Integris adopted SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement supersedes existing accounting literature related to accounting and reporting for costs associated with exit or disposal activities. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard did not impact Integris’ consolidated financial position or results of operations as the restructuring plan described in Note 3 was initiated prior to December 31, 2002.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for certain contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of this standard did not impact Integris’ consolidated financial position or results of operations.

In May 2003, Emerging Issues Task Force No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables was finalized. This addresses certain aspects of accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. The guidance in the pronouncement is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of this standard did not impact Integris’ consolidated financial position or results of operations.

On May 19, 2004, FASB issued FASB Staff Position (FSP) 106-2, Accounting and Disclosure Requirements related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”). The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans. Integris’ U.S. Postretirement Health Care Benefits plan offers prescription drug benefits and it expects to benefit from this legislation. Integris does not anticipate that its plan will need to be amended to obtain the benefits provided under the Act. In accordance with FASB’s original guidance on the accounting for the Act, Integris elected to defer recognition of the effects of the Act and any measures of benefit cost or benefit obligation in the financial statements or accompanying notes. In April 2004, FASB issued FASB Staff Position No. FAS 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 which provided additional accounting guidance. Integris expects to begin recording the favorable benefits provided by the Act in the third quarter of 2004 consistent with this guidance.

In December 2003, FASB issued SFAS No. 132R, Employers’ Disclosures about Pensions and Other Postretirement Benefits. This statement requires additional disclosures to be made by employers regarding pensions and other post-retirement benefit plans but does not change the measurement or recognition of those plans. Under this statement, the disclosure provisions regarding foreign plans and estimated future benefit payments are effective for fiscal years ending after December 15, 2003, and interim periods beginning after December 15, 2003. Integris has adopted the interim provisions of this statement during the fiscal quarter ended July 2, 2004.

In January 2003, FASB issued FIN 46, Consolidation of Variable Interest Entities. This is an interpretation of ARB No. 51 Consolidation of Financial Statements, which addresses the consolidation by business enterprises of variable interest entities that either: (1) do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support; or (2) the equity investors lack an essential characteristic of a controlling interest. In December 2003, the FASB issued FIN 46R, a revision of FIN 46, which clarified certain complexities of FIN 46 and generally requires adoption of all special-purpose entities that qualify as variable interest entities no later than the end of the first reporting period ending after December 15, 2003, and to all non special-purpose entities that qualify as variable interest entities no later than the end of the first reporting period ending after March 15, 2004. Integris does not have any entities that require disclosure or new consolidation as a result of adopting the provisions of FIN 46 or FIN 46R.

In May 2003, FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in certain circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The statement is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. Adoption of this standard did not impact Integris.

Business

General

As measured by sales revenue, Integris Metals ranks fourth among the largest metals service centers in North America and has a leading market position in aluminum and stainless steel product sales compared to our largest competitors. Our three dedicated processing centers and 59 branches located throughout the United States and Canada provide us with a broad geographic network that covers key industrial regions and has allowed us to serve more than 20,000 customers in 2003, ranging in size from large national manufacturers to local, independently owned fabricators and machine shops.

We process metals for a wide range of end-uses in a variety of industries. We provide customized solutions to our customers through a combination of finishing processes, which include leveling, cutting-to-length, polishing, slitting, shearing, blanking, precision sawing and plasma and waterjet cutting to exact specifications. Our value added services, such as just-in-time inventory management, logistics management, quality control services, cost reduction initiatives and engineering support, assist our customers in managing and reducing their costs. Our ability to customize, as well as our geographic network, allow us to serve large national manufacturing companies by providing a consistent standard of products and services across our numerous locations.

Aluminum and stainless steel in all product forms together accounted for approximately 85% of our sales during fiscal year 2003. We believe that the growth in aluminum and stainless steel shipments will continue to outpace the growth in carbon steel shipments. Further, several industry analysts are forecasting continued growth and favorable price fundamentals over the next few years for aluminum and stainless steel following an early cycle recovery.

While we have achieved operational improvements since our formation in 2001, we continue to identify opportunities for improving our business processes and systems. By utilizing various management tools, including Integris Plus, our Six Sigma-based management technique, we expect to make further improvements in areas such as our purchasing procedures, inventory and logistics management, processing capabilities and information technology systems.

Products

In fiscal year 2003, approximately 85% of our sales were in aluminum and stainless steel products.

The following tables show the percentage of our revenue by product for the periods indicated.

Product Sales as a Percentage of Dollars by Metal

Category	Fiscal Year 2001(1)	Fiscal Year 2002	Fiscal Year 2003	Six Months Ended July 4, 2003	Six Months Ended July 2, 2004
Aluminum	43%	44%	42%	42%	40%
Stainless steel	43	42	44	42	46
Carbon steel	3	4	4	5	5
Other	11	10	10	11	9

Total	100%	100%	100%	100%	100%

Product Sales as a Percentage of Dollars by Form

Category	Fiscal Year 2001(1)	Fiscal Year 2002	Fiscal Year 2003	Six Months Ended July 4, 2003	Six Months Ended July 2, 2004
Sheet	61%	64%	64%	63%	65%
Plate	15	14	14	14	15
Long	20	19	19	19	18
Other	4	3	3	4	2

Total	100%	100%	100%	100%	100%

(1)	Amounts for 2001 calculated on a pro forma combined basis.

Metal is delivered from producers to us in many forms, principally in large coils weighing many tons. We subsequently process these coils into flat sheets and cut or polish the sheets into usable metal products in several forms for a variety of end-uses. In addition to coil, we process most grades of plate. Plate is flat-rolled metal thicker than one-quarter inch. We process long products, such as bars, shapes and extrusions. Our inventory and equipment are backed by our technical and engineering experience.

Using our processing equipment located throughout North America (including 42 levelers, 22 slitters and significant polishing capacity), we provide our customers additional value by providing further metals processing such as cutting, blanking, slitting and polishing aluminum, stainless steel and other metals in our inventory into usable metal products that meet exact customer specifications. We can also provide a number of value-added services to our customers ranging from more precise and complex metals processing through to non-metals value-added services such as inventory management, quality control services, cost reduction initiatives and specific engineering support.

We have three large dedicated processing centers, which we use to process high volumes of product at a low conversion cost. Our processing centers produce high volumes of standardized products and high volume customized orders, which may be either transported to our local branches, or directly to our customers. Many of our branches have their own processing equipment, which enables us to produce customer specific products on short notice for local customers. Local processing can be essential to service certain customers with specific requirements on very short notice. In many branches, the ability to provide custom sizes is an important value-added service.

Our quality control measures and standards meet applicable regulatory and legal requirements as well as customer demands. Our programs accommodate a variety of outside quality standards, such as the QS 9000 standard of the automotive sector or the nuclear codes developed by the United States government. Customers can dictate quality control standards that are applied to their orders.

Large national customers generally have a number of manufacturing sites that require servicing, each with different tolerances, dimensions, or other parameters. Our national scale allows us to supply each manufacturing site separately from one of our national network of branches. Our common information technology, or IT, system also assists us in managing a diverse range of customer inventory programs across multiple locations. This capability enables the customer to deal with a single supplier.

We are developing and implementing new value-added services that we believe will capitalize on our existing relationships with our program customers. These value-added services generally focus on two areas. First, we are further developing our metals processing business, as opposed to the metals service center business. As manufacturers are increasingly shifting their business models from that of manufacturer to assembler, they are looking to outsource their component manufacturing. We plan to move further into this role, which requires the delivery of more advanced processed metal, often on a just-in-time basis.

Second, we plan to move into the role of service provider in addition to material distributor. We have developed our expertise in supply chain management and value-added processing, which in many cases exceeds that of our customers, enabling us to perform certain services for them, generally at lower cost. As some of our customers increasingly seek to outsource various functions to focus on their core competencies, we seek to provide those services where we see mutual benefits. We believe we can successfully pursue this strategy without significant capital investment.

Customers

We have more than 20,000 customers in the United States and Canada. We serve a wide array of customers, from global transportation equipment producers to local precision machine shops. Our customers are dispersed both geographically and in terms of market segment. Our sales in Canada accounted for 17.9%, 15.7% and 16.8% of our total revenues with sales of $267.3 million, $238.4 million and $288.0 million in fiscal years 2003, 2002 and unaudited pro forma fiscal year 2001, respectively. Our customers tend to be concentrated in major metropolitan and industrial areas where our facilities are located. Our service centers in 33 states and seven provinces cover all major manufacturing centers in the U.S. and Canada.

A significant number of our customers require value-added metals processing to meet their product specifications, readily available inventory close to their locations, reliable and timely delivery and flexible minimum order size, all of which they cannot readily obtain directly from primary metal producers. Customers use metals service centers to bridge the gap between themselves and metal producers. This bridge is increasingly important, as the prevalence of just-in-time, value-added inventory needs increase.

We believe that one of our strengths is the diversity of our customer base. The following tables set out our 2003 customer base by industry and by annual sales:

Customer Base by Industry

Market Segment	Percent of 2003 Sales Dollars
Fabricated Products	32%
Industrial Machinery	18
Transportation	16
Electrical/Electronic	8
Other Manufacturing	8
Wholesale Trade	6
All Others	12

Total	100%

Customer Base by Annual Sales

Customer Size	Percent of 2003 Sales Dollars
Greater than $1 million	37%
$500,000 - $1 million	13
$250,000 - $500,000	14
$100,000 - $250,000	16
$50,000 - $100,000	9
$25,000 - $50,000	5
$10,000 - $25,000	4
Less than $10,000	2

Total	100%

In 2003, no single customer accounted for more than 5% of sales.

To help us better serve our customers, we categorize our sales as transactional sales and program sales. Transactional sales typically include standard alloys and sizes that are market priced. If normal processing is required, standard rates also apply. By contrast, program sales include non-standard material sizes or alloys, often with specific delivery commitments. Program sales may also include further value-added services such as inventory management, quality control services, cost reduction initiatives and engineering support.

Our sales contracts vary according to customer needs and market conditions. They range from one-time sales for basic transactional sales to one-year agreements with large program customers. Transactional sales are generally priced at the time of sale based on prevailing market prices. We operate with a minimal backlog of orders and do not believe that any significant amount will not be filled within the current fiscal year.

Inventory Management

Our inventory management is centralized at the corporate level. Inventory is managed according to whether the products are for transactional sales or program sales. Typically transactional sales are for standard stock material, with standard tolerances and packaging. Program sales can involve special materials, specialized processing, stocking, kitting or non-standard commercial arrangements. Program inventory is managed by dedicated teams who review past purchasing patterns and seek forecasting and feedback from customers. For inventory of standard products sold to transactional customers, however, we re-order automatically through our IT system according to pre-set re-order points. The re-order points are reviewed on a continual basis and are also done in consultation with our suppliers.

Suppliers and Raw Materials

Major stainless steel suppliers in the North American market include Allegheny Ludlum, North American Stainless, Mexinox and AK Steel. Major aluminum suppliers include Alcoa, Alcan and Commonwealth Industries. In addition to these major North American producers, we also purchase metal products from suppliers based in China, Brazil, Mexico, South Africa, India and Europe. No supplier accounted for more than 15% of our material purchases during fiscal year 2003.

We enter into agreements with each major supplier which may address various items, including pricing, inventory programs, payment terms and tonnage expectations. Because of our large size, we are able to aggregate product demand from our base of more than 20,000 customers and negotiate the purchase of large quantities of bulk metals directly from metal producers at competitive prices. These agreements are predicated on certain estimates of annual expected gross tonnages with each major supplier. If conditions change and we cannot achieve our purchase tonnage expectations, we are not obligated to purchase any difference between target tonnages and our actual requirements.

Until recently, excess rolling capacity existed in the United States and Canadian aluminum and stainless steel markets, leading to downward pressure on prices and lead times. Beginning in late 2003, however, demand increased for both aluminum and stainless steel in the United States. This demand increased lead times and prices. Despite these recent changes, we were able to secure an adequate supply of metal for our customer requirements. Moreover, we have been successful in passing price increases through to our customers, thereby mitigating the effect of these price increases on our profits.

Over the past several years, there has been significant consolidation in sectors of metal production from which we procure our key materials, including aluminum, stainless steel and carbon steel. For example, as a result of Allegheny Technology’s acquisition of J&L Specialty Steel, the three largest domestic producers of stainless steel now provide the majority of stainless steel consumed in the United States; the remaining balance is supplied by imports. The aluminum and carbon steel sectors have experienced similar consolidation, with the five largest global aluminum producers now accounting for nearly half of global aluminum production and the five largest carbon steel producers in North America accounting for approximately two-thirds of North American carbon steel production.

If the consolidation trend continues, resulting in fewer producers with significantly enhanced operating scale, we expect more stable industry conditions over the long-term. We believe we are well positioned if further producer consolidation occurs as we believe we will remain among the largest customers of the metal producers as we would be a high-volume customer for their consolidated operations.

Sales and Marketing

With our broad network of branches and our effective sales force and business systems, we can provide essential, timely responses to the needs of a diverse customer base. We use a variety of methods to identify target customers, including participation in trade shows, advertising in industry journals and telemarketing.

We employ approximately 410 sales personnel, organized by each local business unit to provide closer customer accessibility. In addition to their base salary, salespeople receive incentive compensation based on profit targets and other factors for their particular business unit. We also have a corporate sales department that develops relationships with large customers and supports our business units in serving customer programs. The corporate sales department produces our advertising and promotional materials.

Competition

The North American metals distribution industry is estimated to include approximately 1,300 companies. Although consolidation has been occurring in the industry for many years, only a few companies have a presence throughout the United States and Canada. According to industry publications in 2003, sales of the top ten North American metals distribution industry participants were estimated at $13.8 billion, accounting for approximately 28% of the estimated $50 billion market. We consider Reliance Steel and Aluminum, Ryerson Tull and Thyssen Krupp’s metals distribution businesses to be our primary competitors.

Metals service centers typically compete on price, quality, lead time, depth of product offering and ability to provide value-added services. In periods of declining prices and plentiful supply, competition becomes more intense and focused on price. Conversely, when prices increase and supply is tight, customers place a higher value on uninterrupted supply of material. We believe that since we are among the largest metals service center purchasers from many of our suppliers, we compete effectively in terms of both price and availability of supply.

Information Technology

Metals service centers that grow through acquisitions often have several legacy computer systems within their organizations. This inherent inefficiency grows with every major acquisition and addition of another legacy system. Leveraging best practices, maximizing cost reduction and a host of other business functions in the demanding and complex metals distribution industry cannot be achieved in a corporate environment with multiple computer systems. For these reasons, we have invested considerable resources to consolidate our IT systems onto a single platform. With the exception of a single site subsidiary located in Los Angeles, all of our locations in North America are connected via a common network and are on common computer applications.

We have a full suite of standard core applications residing on our IBM mainframe and related servers. These applications include order entry, inventory control and replenishment, warehouse, material processing, general ledger, accounts receivable and accounts payable. We are presently completing the first phase of a strategic information technology review. We expect this review and evaluation to be completed within the next 12 months.

Employees

As of July 2, 2004, we had approximately 2,400 employees of which approximately 1,100 were office employees and approximately 1,300 were plant employees. Approximately 600 employees are covered by collective bargaining agreements, primarily with the International Brotherhood of Teamsters and United Steel

Workers of America unions. We have entered into collective bargaining agreements with 21 union locals at 24 of our facilities that expire at various times over the next five years. During 2004 and 2005, contracts covering approximately 205 employees at six facilities are scheduled to expire or have expired. These collective bargaining agreements have not had a material impact either favorably or unfavorably on our revenues or profitability at our various locations. Management does not expect any unresolvable issues to arise in connection with the renewal of existing contracts, however labor disruptions may occur. There have been two work stoppages since our formation in 2001: a strike by the members of the International Brotherhood of Teamsters Local #221, covering 69 individuals, which occurred at the Minneapolis facility in June 2003 and lasted less than one month and did not have a material impact on us, and a strike by the members of the International Brotherhood of Teamsters Local # 938, covering 81 individuals, at our Toronto facility, which began on July 6, 2004 and ended when a settlement was reached on October 31, 2004. The union at the Toronto facility voted to reject our offer on September 9, 2004. We are utilizing replacement workers to service customer requirements and, to date, have not experienced a material loss to earnings related to the stoppage. The bargaining unit at our Sudbury facility, consisting of 5 employees, is working under a contract that expired February 1, 2004. The employees are members of the same union as the Toronto facility and we expect ratification of a new contract by the Sudbury unit following a settlement in Toronto.

Property

We maintain 59 branches and three dedicated processing centers throughout 33 states in the United States and seven provinces in Canada, which consist of 68 physical facilities as listed in the table below. Our corporate headquarters is located in Minneapolis, Minnesota. All of the metals service center facilities are in good or excellent condition and are adequate for our existing operations. Approximately 40% of these facilities are leased. The lease terms expire at various times through 2012 and the aggregate monthly rent is approximately $0.5 million.

The following table sets forth certain information with respect to each facility as of July 2, 2004.

United States Dedicated Processing Centers:
Location	Square Footage	Own/ Lease
Ambridge, PA	280,000	Owned
Atlanta, GA	116,520	Owned
Shelbyville, KY	168,100	Owned

United States Facilities:
Location	Square Footage	Own/ Lease
Birmingham, AL	76,000	Owned
Little Rock, AR	99,000	Owned
Phoenix, AZ	35,000	Leased
Livermore, CA	59,950	Leased
Los Angeles, CA	153,800	Owned
Los Angeles, CA (Permamet)	82,000	Leased
San Diego, CA	27,200	Leased
Denver, CO	83,000	Owned
Wallingford, CT	26,302	Leased
Wilmington, DE	97,070	Owned
Jacksonville, FL	37,700	Owned
Orlando, FL	41,700	Owned
Atlanta, GA	50,850	Owned
Cedar Rapids, IA	55,600	Owned

United States Facilities:
Location	Square Footage	Own/ Lease
Boise, ID	17,000	Leased
Chicago, IL	88,000	Leased
Indianapolis, IN	96,000	Owned
Wichita, KS	10,827	Leased
Louisville, KY	65,600	Owned
Lafayette, LA	31,043	Owned
Marlborough, MA	63,800	Owned
Grand Rapids, MI	44,000	Leased
Midland, MI	14,700	Leased
Fridley, MN	24,351	Leased
Minneapolis, MN (includes United States Headquarters)	262,000	Owned
Kansas City, MO	84,200	Owned
Maryland Heights, MO	84,510	Leased
St. Louis, MO	58,000	Leased
Billings, MT	9,600	Leased
Charlotte, NC	172,000	Owned
Omaha, NE	32,200	Owned
Rochester, NY	39,000	Leased
Cincinnati, OH	63,850	Leased
Cleveland, OH	30,800	Owned
Tulsa, OK	37,500	Leased
Tulsa, OK	37,893	Owned
Portland, OR	71,000	Leased
Erie, PA	9,600	Leased
Pittsburgh, PA	110,270	Leased
Knoxville, TN	30,000	Leased
Memphis, TN	55,597	Leased
Nashville, TN	44,650	Owned
Dallas, TX	119,000	Owned
Houston, TX	146,000	Owned
Houston, TX	113,000	Owned
Richmond, VA	55,200	Owned
Richmond, VA (Sales)	4,357	Leased
Seattle/Auburn, WA	97,500	Owned
Spokane, WA	15,128	Leased
Green Bay, WI	34,560	Owned
Milwaukee, WI	53,630	Owned

Canadian Facilities:
Location	Square Footage	Own/ Lease
Calgary, AL	23,500	Owned
Edmonton, AL	54,800	Owned
Edmonton, AL (Warehouse Only)	12,500	Owned
Richmond, BC	29,900	Owned
Richmond, BC	10,791	Leased
Winnipeg, MB	56,800	Owned

Canadian Facilities:
Location	Square Footage	Own/ Lease
Saint John, NB	13,000	Owned
Toronto, ON (includes Canadian Headquarters)	204,914	Owned
Sudbury, ON	31,090	Owned
Thunder Bay, ON	6,558	Leased
Windsor, ON	27,340	Owned
Laval, QB	119,000	Leased
Laval, QB (Warehouse Only)	26,000	Leased
Saskatoon, SK	9,110	Owned

Environmental, Safety and Government Regulation

Our operations are subject to many federal, state and local regulations relating to the protection of the environment and to workplace health and safety, including those governing waste disposal, air and water emissions, the handling of hazardous substances, environmental protection, remediation, workplace exposure and other matters.

In particular, our operations in the United States are subject to laws and regulations relating to workplace safety and workers health, principally the Occupational Safety and Health Act, as well as other general industry safety and health standards. Our Canadian operations are subject to similar regulations. To date, compliance with these regulations has not had a material effect on our earnings.

Our United States operations are also subject to extensive and increasingly stringent environmental laws and regulations, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Emergency Planning & Community Right-To-Know Act, the Resource Conservation and Recovery Act, the Superfund Amendments and Reauthorization Act and the Toxic Substances Control Act. Similar laws and regulations apply to our Canadian operations. These laws regulate the disposal of waste products, the storage and use of chemical products and hazardous materials and any discharges or emissions into the air, ground or water. To date, compliance with these regulations has not had a material effect on our earnings.

Our United States operations are also subject to the Department of Transportation Federal Motor Carrier Safety Regulations. We operate a private trucking motor fleet for making deliveries to our customers. Our drivers do not carry any material quantities of hazardous materials. Our Canadian operations are subject to similar regulations.

Each of our locations performs an annual self-assessment comparing their operations to our environmental, safety and health policies and procedures to identify and correct any gaps between their performance and our requirements. In addition, our corporate environmental, safety and health staff audits several locations annually based on their performance records and identified level of risks. Accident trends, Department of Transportation citations and other risk factors are constantly monitored and studied to identify and eliminate any potentially significant problems.

We believe that we are presently in substantial compliance with all environmental and workplace health and safety laws and do not currently anticipate that we will be required to expend any substantial amounts in the foreseeable future in order to meet current environmental, workplace health or safety requirements. However, additional costs and liabilities may be incurred to comply with current and future requirements, which costs and liabilities could have a material adverse effect on our results of operations or financial condition. We are aware of no pending remedial actions or claims relating to environmental matters that we expect to have a material effect on our financial position or results of operations. Some of the properties that we own or lease, however, are located in industrial areas or have a history of heavy industrial use. Although we do not currently anticipate material liabilities, contamination at these and other properties may result in our potentially incurring environmental liabilities in the future that could have a material adverse effect on our financial condition or results of operations.

We have been informed that there is groundwater contamination underneath our Atlanta, Georgia service center. Reynolds Metals Company, the former owner and operator of the Atlanta service center, has been identified as a potentially responsible party at the nearby Woodall Creek Hazardous Site in connection with this contamination. In the fall of 2002, Reynolds conducted a study of our Atlanta service center to determine the source of the contamination. According to the results of that study, the contamination is migrating to our property from adjacent properties. Therefore, we do not believe our facility is the source of the contamination. However, environmental laws can impose joint and several liability on current owners of contaminated property for the costs of cleaning up such contamination. Thus, there is a possibility that we will be identified as a potentially responsible party for remediation costs associated with this contamination. We cannot reasonably estimate our potential liability associated with the groundwater contamination at this time. Similarly, in the course of selling surplus property we own in Kent, Washington, environmental testing performed on behalf of the buyer revealed the presence of hazardous chemicals in the ground water in one of the five test wells that were drilled. We will likely have to remediate the effects of contamination on the property, the cost of which is not anticipated to exceed $100,000. Based on the test results, we do not expect this to have a material adverse effect on our Company; however, subsequent testing could reveal more extensive contamination and remediation efforts could be more costly than anticipated.

Air and other environmental operating permits are generally not required due to the nature of our business. We have eliminated the use of chlorinated solvents, once commonly used in the industry for metal cleaning purposes. Long-term effects of exposure to chlorinated solvents are alleged to include chronic skin problems, damage to the nervous system, kidneys, and liver, or cancer. Our prior use of these solvents is not expected to have a material adverse effect on our earnings, liquidity or financial condition.

Legal Proceedings

From time to time we are named as a defendant in legal actions arising in the ordinary course of our business. Except as disclosed in this prospectus, we are not a party to any pending legal proceedings other than routine litigation incidental to our business. Management does not believe that the resolution of these claims will have a material adverse effect on our financial condition or results of operations.

One of our predecessors, RASCO, sold approximately 736,000 pounds of aluminum plate for use in the Northwest marine industry during the period RASCO was a division of Reynolds Metals Company. The aluminum plate, manufactured by Alcan, has now been determined to be unsuitable for marine use. Alcoa, the parent company of Reynolds Metals Company, has agreed to provide us with defense and indemnity to legal matters and claims associated with this matter for shipments prior to November 1, 2001. Based on the percentage of product purchased and shipped after November 2001, we have recorded a $250,000 liability at January 2, 2004, related to our exposure. Alcoa has also organized an aluminum boat solutions team to identify and notify customers, involve the U.S. Coast Guard in inspection protocols and resolve any claims related to this matter.

On April 22, 2002, Champagne Metals, an Oklahoma metals service center that processes and sells aluminum products, sued us and six other metals service centers in the United States District Court for the Western District of Oklahoma. Champagne Metals alleges a conspiracy among the defendants to induce or coerce aluminum suppliers to refuse to designate it as a distributor in violation of federal and state antitrust laws and tortious interference with business and contractual relations. The complainant seeks treble damages on its antitrust claims and punitive damages in addition to actual damages. We believe that the suit is without merit. On

June 10, 2004, the district court granted our and the other defendants’ motion for summary judgment and entered judgment in our favor. Champagne Metals appealed the judgment of the district court on July 13, 2004. We believe we and the other defendants will prevail on appeal.

On June 9, 2004, we were named as a defendant in a lawsuit brought in the Circuit Court of the Third Judicial Circuit of Madison County, Illinois against 17 manufacturers, distributors and suppliers of aluminum products alleging various causes of action, including claims for products liability and negligence, based upon injuries that the plaintiff allegedly suffered as a result of exposure to aluminum dust in connection with his employment as a factory worker at a scoreboard manufacturing plant. On August 19, 2004, we were named as a defendant in a separate lawsuit brought in the Los Angeles County Superior Court in the State of California against 21 manufacturers, distributors and suppliers of industrial products, alleging various causes of action, including claims for products liability and negligence, based on injuries that the plaintiff allegedly suffered as a result of exposure to those products in connection with her employment as a lens grinder and a laborer at two different optics companies over a period of 16 years. Although both lawsuits are in the early stages of discovery, we believe that we have good defenses in each case, and we intend to vigorously defend them. Although we cannot provide any assurances as to the outcome of any litigation, we do not believe these matters will have a material adverse effect on our liquidity, financial position or results of operation.

Integris Metals, Inc. and Subsidiary

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Auditors	A-30

Consolidated Financial Statements—Integris Metals, Inc. and Subsidiary

Consolidated Balance Sheets at January 2, 2004, January 3, 2003 and July 2, 2004 (unaudited)	A-31

Consolidated Statements of Income for the Period from November 1, 2001 Through December 28, 2001, the 53-Week Period Ended January 3, 2003, the 52-Week Period Ended January 2, 2004, and for the 26-Week Periods Ended July 4, 2003 (unaudited) and July 2, 2004 (unaudited)

A-32

Consolidated Statements of Cash Flows for the Period from November 1, 2001 Through December 28, 2001, the 53-Week Period Ended January 3, 2003, the 52-Week Period Ended January 2, 2004, and for the 26-Week Periods Ended July 4, 2003 (unaudited) and July 2, 2004 (unaudited)

A-33

Consolidated Statements of Changes in Stockholders’ Equity for the Period from November 1, 2001 Through December 28, 2001, the 53-Week Period Ended January 3, 2003, the 52-Week Period Ended January 2, 2004, and for the 26-Week Period Ended July 2, 2004 (unaudited)

A-34

Notes to Consolidated Financial Statements	A-35

Reports of Independent Auditors	A-59

Combined Financial Statements—The Metals Distribution Businesses of NAMD Inc.

Combined Balance Sheet at October 31, 2001 (Successor Entity)	A-61

Combined Statement of Operations and Comprehensive Income (Loss) for the Six-Month Period Ended June 30, 2001 (Predecessor Entity) and the Four-Month Period Ended October 31, 2001 (Successor Entity)	A-62

Combined Statement of Cash Flows for the Six-Month Period Ended June 30, 2001 (Predecessor Entity) and the Four-Month Period Ended October 31, 2001 (Successor Entity)	A-63

Combined Statements of Changes in Parent Company Investment for the Six-Month Period Ended June 30, 2001 (Predecessor Entity) and the Four-Month Period Ended October 31, 2001 (Successor Entity)	A-64

Notes to Combined Financial Statements	A-65

Report of Independent Auditors	A-77

Combined Financial Statements—Reynolds Aluminum Supply Company

Combined Balance Sheet at October 31, 2001	A-78

Combined Statement of Income, Comprehensive Income and Parent Company Investment for the Ten-Month Period Ended October 31, 2001	A-79

Combined Statement of Cash Flows for the Ten-Month Period Ended October 31, 2001	A-80

Notes to Combined Financial Statements	A-81

Report of Independent Auditors

To the Board of Directors and Stockholders

of Integris Metals, Inc. and Subsidiary

In our opinion, the accompanying consolidated balance sheets and related consolidated statements of income, of cash flows and of changes in stockholders’ equity present fairly, in all material respects, the consolidated financial position of Integris Metals, Inc. and Subsidiary (the “Company”) at January 3, 2003 and January 2, 2004, and the consolidated results of their operations and their cash flows for the period from November 1, 2001 through December 28, 2001, the 53-week period ended January 3, 2003, and the 52-week period ended January 2, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/S/    PRICEWATERHOUSECOOPERS LLP

        PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 11, 2004, except for Note 16 and Note 17,

for which the date is July 28, 2004

Integris Metals, Inc. and Subsidiary

Consolidated Balance Sheets

	January 3, 2003	January 2, 2004	July 2, 2004
			(unaudited)
	(dollars in thousands)
Assets
Current assets
Cash and cash equivalents	$6,904	$2,847	$7,324
Trade receivables, less allowances of $5,834, $6,173 and $6,009	158,872	179,248	248,989
Inventories	277,593	273,013	346,159
Prepaid expenses and other current assets	6,256	17,969	13,897

Total current assets	449,625	473,077	616,369

Restricted cash	6,591	—	—
Property, plant and equipment, net (Note 4)	171,022	161,169	156,446
Goodwill, net (Note 5)	40,609	40,609	40,609
Other intangibles, net (Note 5)	8,284	7,024	6,366
Other assets	3,585	3,800	3,180
Deferred income taxes (Note 8)	—	2,030	4,160

Total assets	$679,716	$687,709	$827,130

Liabilities and Stockholders’ Equity
Current liabilities
Book overdraft	$12,612	$27,309	$26,790
Notes payable—related party (Note 6)	76,000	—	—
Accounts payable	59,760	43,851	78,959
Payable to related parties, net (Note 15)	3,349	2,426	3,147
Accrued expenses	30,869	17,864	22,314
Income taxes payable	1,285	2,067	7,380
Deferred income taxes (Note 8)	11,754	14,657	14,514

Total current liabilities	195,629	108,174	153,104

Notes payable—noncurrent (Note 6)	109,789	167,028	234,397
Deferred income taxes (Note 8)	1,820	—	—
Accrued pension and postretirement obligations (Note 11)	61,041	75,947	78,383
Other liabilities	4,826	2,609	2,335

Total liabilities	373,105	353,758	468,219

Commitments and contingencies

Stockholders’ equity
Common stock, 100,000 shares authorized, par value $.01, 100 shares issued and outstanding (Note 7)	—	—	—
Paid-in capital	307,741	317,616	317,616
Retained (deficit) earnings	(141)	10,786	37,853
Accumulated other comprehensive (loss) income	(989)	5,549	3,442

Total stockholders’ equity	306,611	333,951	358,911

Total liabilities and stockholders’ equity	$679,716	$687,709	$827,130

The accompanying notes are an integral part of these consolidated financial statements.

Integris Metals, Inc. and Subsidiary

Consolidated Statements of Income

	Period From November 1, 2001 Through December 28, 2001	53-Week Period Ended January 3, 2003	52-Week Period Ended January 2, 2004	26-Week Period Ended July 4, 2003	26-Week Period Ended July 2, 2004

				(unaudited)	(unaudited)
	(dollars in thousands)
Net sales	$221,048	$1,520,332	$1,494,088	$755,737	$969,482
Cost of sales	183,566	1,242,683	1,248,911	631,008	786,565

Gross profit	37,482	277,649	245,177	124,729	182,917

Selling, general and administrative expenses	42,156	242,604	217,619	109,379	124,597
Restructuring and other related costs (Note 3)	6,900	8,946	1,123	212	1,434

Operating (loss) income	(11,574)	26,099	26,435	15,138	56,886

Other expense (income), net
Interest	1,332	8,381	10,340	5,067	4,910
Other	834	(1,054)	(51)	—	116

(Loss) income before income taxes	(13,740)	18,772	16,146	10,071	51,860

Income tax (benefit) provision (Note 8)	(3,716)	8,889	5,219	3,188	18,377

Net (loss) income	$(10,024)	$9,883	$10,927	$6,883	$33,483

Weighted average common shares outstanding (basic and diluted)	100	100	100	100	100

(Loss) earnings per share (basic and diluted)	$(100.24)	$98.83	$109.27	$68.83	$334.83

The accompanying notes are an integral part of these consolidated financial statements.

Integris Metals, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	Period From November 1, 2001 Through December 28, 2001	53-Week Period Ended January 3, 2003	52-Week Period Ended January 2, 2004	26-Week Period Ended July 4, 2003	26-Week Period Ended July 2, 2004
				(unaudited)	(unaudited)
	(dollars in thousands)
Cash flows from operating activities
Net (loss) income	$(10,024)	$9,883	$10,927	$6,883	$33,483
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation and amortization	2,523	16,202	16,275	8,188	7,993
Provision for doubtful accounts receivable	1,062	3,812	1,658	294	835
Deferred income tax (benefit) provision	(3,736)	1,881	1,740	736	(2,273)
Asset write-downs	—	1,208	1,499	1,004	847
Gain on disposal of fixed assets	(25)	(509)	(378)	(194)	(66)
Amortization of deferred financing costs	—	572	995	490	518
Impact on cash flows from changes in working capital
Accounts receivable	(41,120)	6,214	(13,845)	(24,052)	(72,897)
Inventories	14,433	11,723	12,606	20,813	(75,563)
Income tax receivable/payable	158	3,522	760	81	5,310
Prepaid expenses and other current assets	1,490	(953)	206	(550)	3,216
Accounts payable and accrued expenses	7,359	(18,628)	(32,447)	(28,837)	41,494
Accrued pension and postretirement obligations	963	7,339	6,362	3,829	2,588
Other liabilities	(80)	(308)	(2,626)	(2,452)	(191)

Net cash (used in) provided by operating activities	(26,997)	41,958	3,732	(13,767)	(54,706)

Cash flows from investing activities
Purchase of property, plant and equipment	(1,589)	(8,948)	(16,384)	(10,015)	(3,373)
Proceeds from sales of fixed assets	63	7,060	1,650	240	123
(Increase) decrease in restricted cash	(2,000)	(4,591)	6,591	6,591	—
Other	—	(37)	(98)	(180)	577

Net cash used in investing activities	(3,526)	(6,516)	(8,241)	(3,364)	(2,673)

Cash flows from financing activities
Change in book overdraft	—	12,612	13,730	4,869	(188)
Borrowings on debt due to related parties	50,000	10,000	—	—	—
Repayment on debt due to related parties	—	(194,707)	(66,125)	(29,875)	—
Borrowings on revolving debt	—	215,844	543,222	333,586	540,705
Repayment on revolving debt	—	(106,231)	(490,758)	(296,319)	(472,794)
Related party receivable/payable, net	(31,790)	31,139	(1,010)	(1,282)	—
Deferred financing costs	—	(4,075)	(127)	(127)	(175)
Dividends paid	—	—	—	—	(6,416)

Net cash provided by (used in) financing activities	18,210	(35,418)	(1,068)	10,852	61,132

Net (decrease) increase in cash and cash equivalents	(12,313)	24	(5,577)	(6,279)	3,753
Effect of exchange rate changes on cash	788	(95)	1,520	738	724

Net change in cash and cash equivalents	(11,525)	(71)	(4,057)	(5,541)	4,477
Cash and cash equivalents
Beginning of period	18,500	6,975	6,904	6,904	2,847

End of period	$6,975	$6,904	$2,847	$1,363	$7,324

Supplemental disclosures of cash flow information
Cash paid for interest	$777	$8,065	$8,831	$4,510	$4,279
Cash paid for income taxes	176	6,524	2,447	3,145	13,063

Supplemental disclosures of noncash items
Noncash capital contribution (Note 6)	$—	$—	$9,875	$9,875	$—
Net unrealized gain on derivative instruments, net of deferred tax liability	—	—	580	—	289
Additional minimum pension liability adjustments, net of deferred tax benefit	—	2,241	4,780	—	—

The accompanying notes are an integral part of these consolidated financial statements.

Integris Metals, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

For the Period from November 1, 2001 through December 28, 2001,

the 53-Week Period Ended January 3, 2003, the 52-Week Period Ended

January 2, 2004, and the 26-Week Period Ended July 2, 2004

	Common Stock		Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
	(dollars in thousands)
November 1, 2001 (date of formation) issuance of 100 shares in exchange for net assets contributed by stockholders	100	$—	$307,741	$—	$—	$307,741
Net loss for the period	—	—	—	(10,024)	—	(10,024)
Foreign currency translation adjustment	—	—	—	—	287	287

Comprehensive loss						(9,737)

Balances at December 28, 2001	100	—	307,741	(10,024)	287	298,004

Net income for the period	—	—	—	9,883	—	9,883
Other comprehensive income
Foreign currency translation adjustment	—	—	—	—	965	965
Additional minimum pension liability, net of $1,432 of deferred tax benefit	—	—	—	—	(2,241)	(2,241)

Comprehensive income						8,607

Balances at January 3, 2003	100	—	307,741	(141)	(989)	306,611

Net income for the period	—	—	—	10,927	—	10,927
Other comprehensive income
Foreign currency translation adjustment	—	—	—	—	10,738	10,738
Additional minimum pension liability, net of $3,057 of deferred tax benefit	—	—	—	—	(4,780)	(4,780)
Net unrealized gain on derivative instruments, net of $370 of deferred tax liability	—	—	—	—	580	580

Comprehensive income						17,465

Noncash capital contribution	—	—	9,875	—	—	9,875

Balances at January 2, 2004	100	—	317,616	10,786	5,549	333,951

Net income for the period (unaudited)	—	—	—	33,483	—	33,483
Other comprehensive income (unaudited)
Foreign currency translation adjustment (unaudited)	—	—	—	—	(2,396)	(2,396)
Net unrealized gain on derivative instruments, net of $185 of deferred tax liability (unaudited)	—	—	—	—	289	289

Comprehensive income (unaudited)						31,376

Dividends paid	—	—	—	(6,416)	—	(6,416)

Balances at July 2, 2004 (unaudited)	100	$—	$317,616	$37,853	$3,442	$358,911

The accompanying notes are an integral part of these consolidated financial statements.

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(dollars in thousands, unless otherwise noted)

1. Business Description and Basis of Presentation

Integris Metals, Inc. (the “U.S. Parent”) and its wholly owned Canadian Subsidiary (collectively the “Company”) was formed effective November 1, 2001, pursuant to the terms of a Contribution and Dissolution Agreement (the “Agreement”) by and among Reynolds Metals Company (“RMC”), NAMD Inc. (“NAMD”) and Billiton Investments Ireland Limited (“Billiton Ireland”). The Company is a metals service center, specializing primarily in stainless steel and aluminum products which are sourced globally, further processed to customer specifications, and delivered to customers across North America. The Company has three dedicated processing centers and 59 regional branches throughout the U.S. and Canada.

In accordance with the terms of the Agreement, RMC contributed certain assets and liabilities of its metals distribution businesses (hereinafter referred to as the “RASCO Businesses”) to the Company in exchange for 50 shares of the Company’s common stock. In addition, NAMD Inc. contributed certain assets and liabilities of its metals distribution businesses (the “NAMD Businesses”) to the Company in exchange for 50 shares of the Company’s common stock.

The RASCO Businesses

Reynolds Aluminum Supply Company (“RASCO”) was a component of RMC. RMC was a wholly owned subsidiary of Alcoa, Inc. (a Delaware corporation) (“Alcoa”). Alcoa acquired RMC in May 2000. Accordingly, the assets and liabilities of the RASCO Businesses contributed to the Company reflect the effects of push-down purchase accounting in connection with the May 2000 acquisition of RMC by Alcoa.

The accompanying financial statements include the RASCO Businesses (including (i) the assets and liabilities of the U.S. Operations of RASCO, (ii) the Canadian subsidiary of RASCO Specialty Metals (“RASCO Specialty Metals Ltd.”), and (iii) a U.S. subsidiary of RMC (“Permamet Inc.”)) (collectively the “RASCO Businesses predecessor entities”).

The NAMD Businesses

The NAMD Businesses were a component of NAMD Inc. NAMD Inc. (a U.S. Holding Company) was a wholly owned subsidiary of Billiton Ireland. Prior to October 6, 2000, NAMD Inc. was a wholly owned subsidiary of Rio Algom Limited (a Canadian corporation). On October 6, 2000, Rio Algom Limited was acquired by Billiton Plc (a United Kingdom corporation and ultimate parent company of Billiton Ireland).

Effective June 30, 2001, Billiton Plc entered into a merger agreement with BHP, Ltd. (an Australian corporation) (“BHP”). For accounting purposes in the U.S., this merger was treated as an acquisition of Billiton Plc by BHP. Accordingly, the accompanying assets and liabilities of the NAMD Businesses contributed to the Company reflect the effects of push-down purchase accounting in connection with the BHP acquisition of Billiton Plc on June 30, 2001.

The accompanying financial statements reflect the contribution of the NAMD Businesses’ which consisted of metals distribution operations in the U.S. and Canada. The NAMD Businesses’ operations in the U.S. and Canada were comprised of two separate businesses, Vincent Metal Goods (“VMG”) in the U.S. and Atlas Ideal Metals (“AIM”) in Canada (collectively, the “NAMD Businesses”).

Contributed Assets and Liabilities

Our initial formation on November 1, 2001, was accounted for as a corporate joint venture. A corporate joint venture is a jointly controlled entity (whose ownership seldom changes) that is owned and operated by and

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

for the mutual benefit of the joint venture partners, who share in the risks and rewards of the joint venture business purpose. Assets contributed in the initial formation of a corporate joint venture are valued at their historical cost (or predecessor basis).

Included in the assets contributed by NAMD is approximately $40.8 million of goodwill. This goodwill did not result from our formation since the assets contributed at our formation were valued at historical cost. The goodwill contributed by NAMD was pre-existing goodwill which resulted from the June 30, 2001 merger of Billiton Plc with BHP Limited as described further above.

As such, the assets and liabilities of the RASCO Businesses and the NAMD Businesses contributed to the Company at November 1, 2001, are based upon the predecessor basis of NAMD and RASCO respectively and consisted of the following:

	RASCO Businesses	NAMD Businesses	Amount Contributed at November 1, 2001
Current assets	$154,093	$312,123	$466,216
Noncurrent assets	78,342	162,309	240,651
Current liabilities	(45,196)	(67,551)	(112,747)
Noncurrent liabilities	(30,550)	(255,829)	(286,379)

Net assets contributed	$156,689	$151,052	$307,741

2. Summary of Significant Accounting Policies

Basis of Financial Statements

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include those of the U.S. parent company and its wholly owned Canadian Subsidiary. The Company’s fiscal year ends on the Friday closest to December 31. As such, the consolidated financial statements include the accounts of the Company’s operations at January 3, 2003, January 2, 2004 and July 2, 2004 (unaudited), and for the period from November 1, 2001 through December 28, 2001, the 53-week period ended January 3, 2003, the 52-week period ended January 2, 2004, and for the 26-week periods ended July 4, 2003 (unaudited) and July 2, 2004 (unaudited). All significant intercompany investments, accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Interim Financial Information (Unaudited)

The accompanying consolidated financial statements at July 2, 2004 and for the 26-week periods ended July 4, 2003 and July 2, 2004, are unaudited. In the opinion of management, these consolidated statements have

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

been prepared on the same basis as the audited consolidated financial statements included herein and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of results of the interim periods.

Revenue Recognition

The Company recognizes revenue from product sales (including amounts billed for shipping and handling) when ownership and risk of loss passes to the customer which is upon shipment. The Company records estimated discounts and rebates in the same period revenue is recognized based on historical experience.

Cash and Cash Equivalents

Cash equivalents are highly liquid short-term investments that are readily convertible to known amounts of cash and have original maturities of three months or less at date of purchase.

Restricted Cash

Included in restricted cash were proceeds held in escrow from the sale of property located in St. Louis, Missouri.

Inventories

Product inventories primarily consist of aluminum, stainless steel and other metal products for resale. Certain additional incremental processing costs are incurred based on customer specifications. All product inventories are considered finished goods. Product inventories are valued and recorded at the lower of cost or market value. Cost is determined on the first-in, first-out (“FIFO”) method for all inventories, except U.S. aluminum inventory, which is determined on the last-in, first-out (“LIFO”) method. LIFO inventory represented approximately 36%, 37% and 34% of consolidated inventories at January 3, 2003, January 2, 2004 and July 2, 2004, respectively. At January 3, 2003, the LIFO cost of aluminum inventories exceeded the FIFO cost of such inventories. At January 2, 2004 and July 2, 2004 (unaudited), the FIFO value of aluminum inventories exceeded the LIFO value by $1,185 and $8,899, respectively.

Property, Plant and Equipment

Property, plant and equipment is stated at cost. Initial contributions of property, plant and equipment from the stockholders were based upon their net book value.

Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the assets including assets acquired under capital leases.

Land improvements	15 years
Buildings	25 to 40 years
Building improvements	20 to 40 years
Leasehold improvements	Term of lease
Machinery and equipment	5 to 25 years
Major processing equipment	12 to 18 years

Maintenance and repairs are charged to operations as incurred and additions or improvements are capitalized. When assets are sold, retired or otherwise disposed of, the asset cost and related accumulated

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

depreciation or amortization are removed from the respective accounts and any gains or losses are included in operations.

Property, plant and equipment amounts are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset (asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The impairment loss to be recorded would be the excess of the asset’s carrying value over its fair value. Fair value would be determined based upon the best information available in the circumstances including quoted prices or other valuation techniques.

Goodwill and Identified Intangible Assets

Goodwill and indefinite-lived intangible assets are not amortized. The carrying value of goodwill and indefinite-lived intangible assets are tested for impairment at least annually. The recoverability of unamortized goodwill assets is based upon the fair value of the Company determined by using a discounted cash flow analysis or other valuation techniques.

Prior to January 1, 2002, the excess of cost over net assets of businesses acquired was amortized on a straight-line basis over a period of 20 years. Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 primarily addresses the accounting for acquired goodwill and intangible assets (i.e., the post-acquisition accounting). The most significant changes made by SFAS No. 142 were (1) goodwill and indefinite-lived intangible assets are no longer amortized; (2) goodwill and indefinite-lived intangible assets are tested for impairment at least annually; and (3) the amortization period of intangible assets with finite lives is no longer limited to 40 years.

Identified intangible assets, specifically customer relationships and intellectual property, are amortized over a period of 4 and 20 years, respectively. Identified intangible assets are tested for impairment whenever events or circumstances indicate that the carrying amount of the asset may not be recoverable.

Shipping and Handling Fees and Costs

The Company classifies shipping and handling fees and costs as a component of selling, administrative and other expenses on the Consolidated Statements of Income. Total shipping and handling fees and costs for the period from November 1, 2001 through December 28, 2001, the 53-week period ended January 3, 2003, the 52-week period ended January 2, 2004, and for the 26-week periods ended July 4, 2003 (unaudited) and July 2, 2004 (unaudited), were $7,217, $45,574, $46,686, $24,107 and $24,751, respectively.

Derivatives and Hedging

The fair values of all outstanding derivative instruments are recorded on the Consolidated Balance Sheets.

All derivatives are held for purposes other than trading. The Company measures hedge effectiveness by formally assessing, at least quarterly, the historical and probable future high correlation of changes in the fair value or expected future cash flows of the hedged item. The ineffective portions, if any, are recorded in other expense (income) in the current period. If the hedging relationship ceases to be highly effective or it becomes probable that an expected transaction will no longer occur, gains or losses on the derivative are recorded in other expense (income).

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

Changes in the fair value of derivatives are recorded in current earnings along with the change in the fair value of the underlying hedged item if the derivative is designated as a fair value hedge or in other comprehensive income if the derivative is designated as a cash flow hedge. If no hedging relationship is designated, the derivative is marked to market through earnings.

Cash flows from derivative instruments are recognized in the Consolidated Statements of Cash Flows in a manner consistent with the underlying transactions. See Note 9 for additional information regarding the Company’s accounting for derivatives.

Foreign Currency Translation

For Canadian operations, the functional currency is the Canadian dollar. Assets and liabilities of these operations are translated at the exchange rate in effect at year end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included as other comprehensive income. Realized gains and losses from Canadian currency transactions are included in net income for the period.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income, foreign currency translation adjustments, additional minimum pension liabilities and gains and losses on derivative instruments designated and effective as cash flow hedges that are charged or credited to the accumulated other comprehensive income (loss) account in stockholders’ equity.

Income Taxes

The Company recognizes a liability or asset for the deferred tax consequences of temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. The deferred tax assets are reviewed periodically for recoverability and valuation allowances are provided, as necessary.

New Accounting Pronouncements

Effective January 4, 2003, the Company adopted SFAS No. 143, Accounting for Asset Retirement Obligations. This statement establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. The adoption of this standard did not impact the Company’s consolidated financial position or results of operations.

Effective January 4, 2003, the Company adopted SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement supersedes existing accounting literature related to accounting and reporting for costs associated with exit or disposal activities. The provisions of this statement were effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard did not impact the Company’s consolidated financial position or results of operations as the restructuring plan described in Note 3 was initiated prior to December 31, 2002.

In April 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

contracts and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for certain contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of this standard did not impact the Company’s consolidated financial position or results of operations.

In May 2003, Emerging Issues Task Force No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables was finalized. This addresses certain aspects of accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. The guidance in the consensus is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of this standard did not impact the Company’s consolidated financial position or results of operations.

On May 19, 2004, the FASB issued FASB Staff Position (“FSP”) 106-2, (FSP 106.2) Accounting and Disclosure Requirements relates to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”). The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans. The Company’s U.S. Postretirement Health Care Benefits plan offers prescription drug benefits and the Company expects to benefit from this legislation. The Company does not anticipate that its plan will need to be amended to obtain the benefits provided under the Act. In accordance with the FASB’s original guidance on the accounting for the Act, the Company elected to defer recognition of the effects of the Act and any measures of benefit cost or benefit obligation in the financial statements or accompanying notes. The Company will comply with the guidance set forth in FSP 106-2 in the third quarter of 2004. The impact, however, is not anticipated to be significant.

In December 2003, the FASB issued SFAS No. 132R, Employers’ Disclosures about Pensions and Other Postretirement Benefits. This statement requires additional disclosures to be made by employers regarding pensions and other postretirement benefit plans, but does not change the measurement or recognition of those plans. Under this Statement, the disclosure provisions regarding foreign plans and estimated future benefit payments are effective for fiscal years ending after December 15, 2003 and interim periods beginning after December 15, 2003. The Company has adopted the interim provisions of this Statement during the current fiscal year. The annual disclosure provisions of this Statement have been included in Note 11.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. This is an interpretation of ARB No. 51, Consolidation of Financial Statements, which addresses the consolidation by business enterprises of variable interest entities that either: (1) do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) the equity investors lack an essential characteristic of a controlling interest. In December 2003, the FASB issued a revision of FIN 46 (“FIN 46R”), which clarified certain complexities of FIN 46 and generally requires adoption of all special-purpose entities that qualify as variable interest entities no later than the end of the first reporting period ending after December 15, 2003, and to all non special-purpose entities that qualify as variable interest entities no later than the end of the first reporting period ending after March 15, 2004. The Company does not have any entities that require disclosure or new consolidation as a result of adopting the provisions of FIN 46 or FIN 46R.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in certain circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Statement is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Adoption of this standard did not impact the Company.

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

3. Restructuring and Other Related Costs

Prior to 2002, management approved various actions to expedite the integration of the Company’s two predecessor entities and to improve the long-term efficiency and competitiveness of the Company and reduce costs. These actions included certain restructuring charges related to employee reductions, changes to certain distribution operations and other merger-related costs in connection with the integration of business processes and systems. These restructuring and other charges and the subsequent reduction to the related accrued liability are as follows:

	Employee Termination Benefits	Asset Write- Downs	Other Related Costs	Total Restructuring and Other Related Costs
Initial charges for the period ended December 28, 2001	$5,753	$—	$1,147	$6,900
Cash payments	(343)	—	(393)	(736)

Remaining liability, December 28, 2001	5,410	—	754	6,164

Net charges for the period ended January 3, 2003	1,698	849	6,399	8,946
Cash payments	(2,990)	—	(3,732)	(6,722)
Reclassifications	(920)	—	—	(920)
Noncash adjustments	—	(849)	—	(849)

Remaining liability, January 3, 2003	3,198	—	3,421	6,619

Net (credits) charges for the period ended January 2, 2004	(314)	1,499	(62)	1,123
Cash payments	(2,538)	—	(4,526)	(7,064)
Noncash adjustments	—	(1,499)	1,456	(43)
Effect of changes in exchange rate	61	—	142	203

Remaining liability, January 2, 2004	407	—	431	838

Net charges for the 26-week period ended July 2, 2004 (unaudited)	2	384	1,048	1,434
Cash payments (unaudited)	(326)	—	(1,242)	(1,568)
Noncash adjustments (unaudited)	—	(384)	—	(384)
Effect of changes in exchange rate (unaudited)	(4)	—	(7)	(11)

Remaining liability, July 2, 2004 (unaudited)	$79	$—	$230	$309

The remaining accrued liabilities for all periods presented for employee termination benefits and for other related costs have been classified as a component of accrued expenses.

Employee termination benefit charges in 2001 included 206 personnel reductions through voluntary and involuntary terminations primarily in the U.S. sales, marketing and corporate administrative functions of the Company. Employee termination benefit changes for the 53-week period ended January 3, 2003, represented severance charges related to the termination of 67 employees within the Company’s U.S. operations and its Canadian subsidiary. Terminated employees related primarily to the closing of distribution centers in Canada and the combination of corporate administrative functions in the U.S. In addition, for the 53-week period ended January 3, 2003, certain terminated U.S. employees also received additional bridged pension and OPEB benefits, the cost of which ($920) was reclassified as a component of accrued pension and postretirement obligations. Employee termination credits for the 52-week period ended January 2, 2004, related solely to adjustments to prior period amounts that were over accrued.

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

Asset write-downs for the 53-week period ended January 3, 2003, related primarily to the closure and sale of land and buildings in the U.S., including the write-down of certain processing equipment that will not be transferred to other locations. The $849 charge recognized, included $993 of asset write-downs and $215 of accelerated depreciation related to assets held and used that the Company intends to dispose of. The amount recorded is also net of a $359 gain on the sale of land and building in St. Louis, Missouri. The $1,499 charge for the 52-week period ended January 2, 2004, primarily represents a write-down of the carrying value of assets held for sale and the write-down of miscellaneous equipment. The $384 charge recognized in the 26-week period ended July 2, 2004, included $814 of asset write-downs of the carrying value of assets held for sale. The amount recorded is also net of a $430 gain on the sale of land and buildings in Philadelphia, Pennsylvania and Charlotte, North Carolina.

Other related costs in 2001 included a lease termination of $671 related to the closing of a distribution center in Canada and nonrecurring business integration costs of $476 incurred during the period primarily related to systems integration costs. Other related costs in the 53-week period ended January 3, 2003, included $2,318 of lease termination costs in the U.S. and Canada related to the exiting of certain leased facilities, for which the Company was still party to a lease obligation. In addition, the Company incurred $4,081 of nonrecurring merger integration costs during the period related primarily to systems integration costs ($1,335), benefit plan redesign and implementation ($544), employee and facility relocations ($1,797) and other nonrecurring merger-related costs ($405). These merger integration costs, which were charged to expense as incurred, were classified as a component of restructuring and other related costs on the accompanying Consolidated Statements of Income due to their nonrecurring nature. The net credit for other related costs in the 52-week period ended January 2, 2004, included the reversal of $1,045 of previously accrued lease termination costs offset by $983 of net period costs primarily associated with facility and employee relocation. The net charge for other related costs in the 26-week period ended July 2, 2004, was $1,048 of period costs which primarily consisted of facility and employee relocation costs.

The Company also maintains land, building and equipment in facilities that the Company intends to sell. These assets have a carrying value of $2,453, $13,605 and $9,115 at January 3, 2003, January 2, 2004 and July 2, 2004, respectively, and have been classified as assets held for sale and are included as a component of other current assets on the accompanying Consolidated Balance Sheets.

4. Supplemental Consolidated Financial Statement Information

Property, Plant and Equipment, Net

Property, plant and equipment, net, consisted of the following components:

	January 3, 2003	January 2, 2004	July 2, 2004
			(unaudited)

Land and improvements	$25,188	$23,183	$24,306
Buildings and leasehold improvements	80,432	76,217	79,768
Machinery and equipment	91,805	98,432	100,436
Construction in progress	2,945	7,589	2,917

Total cost	200,370	205,421	207,427

Less: Accumulated depreciation and amortization	(29,348)	(44,252)	(50,981)

	$171,022	$161,169	$156,446

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) consisted of the following components:

	January 3, 2003	January 2, 2004	July 2, 2004
			(unaudited)

Cumulative translation adjustment	$1,252	$11,990	$9,594
Additional minimum pension liability, net of deferred tax benefit	(2,241)	(7,021)	(7,021)
Net unrealized gain on derivative instruments, net of deferred tax liability	—	580	869

	$(989)	$5,549	$3,442

5. Goodwill and Other Intangible Assets

Other intangible assets were comprised of the following:

	January 3, 2003	January 2, 2004	July 2, 2004
			(unaudited)
Other intangibles assets
Customer relationships	$5,100	$5,100	$5,100
Less: Accumulated amortization	(1,276)	(2,550)	(3,188)
Technology and patents	800	800	800
Less: Accumulated amortization	(40)	(80)	(100)
Intangible pension asset	3,700	3,754	3,754

	$8,284	$7,024	$6,366

The Company has completed its annual goodwill impairment test (performed in the fourth fiscal quarter) and has determined that there was no impairment at January 3, 2003 and January 2, 2004. Nothing has come to the Company’s attention that would indicate any impairment of its goodwill at July 2, 2004.

The goodwill contributed by the NAMD Businesses relates to the acquisition of Billiton (the “NAMD Businesses ultimate parent”) by BHP on June 30, 2001, as described in Note 1. The excess of the allocated purchase price to the NAMD Businesses over the tangible net assets acquired was allocated to goodwill with a 20-year estimated useful life.

Effective January 1, 2002, the Company ceased amortization of goodwill in connection with the adoption of SFAS No. 142, the effects of which increased pre-tax income for the fiscal year ended January 3, 2003, by approximately $2.0 million. Goodwill amortization expense recorded for the period from November 1, 2001 through December 28, 2001, was $235.

The estimated useful lives of customer relationships and technology and patents are 4 years and 20 years, respectively. The Company amortizes these intangible assets over their respective lives on the straight-line method. The straight-line method of amortization reflects an appropriate allocation of the costs of the intangible

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

assets to earnings in proportion to the amount of economic benefits obtained by the Company in each reporting period. Estimated amortization expense for the next five fiscal years is as follows:

2004	$1,315
2005	1,315
2006	40
2007	40
2008	40

6. Notes Payable

Notes payable consisted of the following:

	January 3, 2003	January 2, 2004	July 2 2004

			(unaudited)
Senior Euro-Dollar Revolving Loan (LIBOR), with interest rates ranging from 3.13% to 4.38%	$75,000	$150,000	$215,000
Senior Revolving Loan (Prime Rate), with an interest rate of 5.75% at January 2, 2004	15,000	5,400	—
Senior Canadian Revolving Loan (Bankers’ Acceptance Rate), with an interest rate of 4.03%	19,789	9,302	12,682
Senior Canadian Revolving Loan (Prime Rate), with an interest rate of 4.75%	—	2,326	6,715
Billiton Facility B	38,000	—	—
RMC Liquidity Facility	38,000	—	—

Total loans payable	185,789	167,028	234,397

Less: Current maturities	(76,000)	—	—

Noncurrent portion	$109,789	$167,028	$234,397

The Senior Euro-Dollar Revolving Loan, the Senior Revolving Loan, and the Senior Canadian Euro-Dollar Revolving Loan (collectively, the “outstanding revolving loans”) are pursuant to a $350,000 Credit Agreement (the “Credit Agreement”) with a consortium of financial institutions entered into by the Company on August 26, 2002, as amended on April 28, 2004. The amended Credit Agreement increased the Company’s limit on the overall credit facility of $350,000. The Credit Agreement expires in August 2006 and allows the Company’s U.S. entity to borrow a maximum of $300,000 and the Company’s Canadian subsidiary to borrow a maximum of $50,000 (or the Canadian dollar equivalent). The amounts outstanding under the Senior Canadian Revolving Loan are denominated in Canadian dollars. These maximum loan amounts are subject to limitations as determined by a calculated borrowing base. Total availability is limited to, among other things, the eligible accounts receivables and inventory pledged as collateral under the credit agreement. The debt can be either revolving loans or term loans due no earlier than August 26, 2006. Interest on the U.S. entity loans (both revolving and term) are determined at the option of the Company at the JPMorgan Prime Rate (currently 3% over the federal funds rate) plus margin or the (Euro-Dollar) LIBOR plus margin. Interest rates on the Canadian entity loans are determined at the option of the Company at the JPMorgan Prime Rate plus margin or the Canadian Bankers’ Acceptance Rate plus margin. The margins on each of the interest rates noted above are subject to change in future periods based upon certain financial ratios which correspond to the Company’s creditworthiness. For U.S. Prime Rate loans, the margin on the JPMorgan Prime Rate can range from 1% to 2% and the margin on

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

the Euro-Dollar LIBOR can range from 2% to 3%. For Canadian loans, the margin on the JPMorgan Prime Rate can range from 1% to 2% and the margin on the Bankers’ Acceptance Rate can range from 2% to 3%.

At January 2, 2004 and July 2, 2004, the JPMorgan Prime Rate was 4.0% and 5.25%, respectively, and the LIBOR ranged from 1.125% to 1.25% and from 1.125% to 1.625%, respectively, depending upon the term of the outstanding revolving debt.

Amounts outstanding under the revolving credit facility have been classified as long-term, to the extent of available long-term back-up facilities pursuant to the Credit Agreement, in accordance with the Company’s ability and intent to refinance such obligations on a long-term basis. The Credit Agreement requires the Company to meet a fixed charge coverage ratio and limited the capital expenditures of the Company to $40,000 in 2003. Capital expenditures under the Credit Agreement are limited to $30,000 in both 2004 and 2005. As of January 2, 2004 and July 2, 2004, the Company was in compliance with all debt covenant requirements.

The Billiton Facility B and the RMC Liquidity Facility are revolving credit facilities and are subordinate to the debt outstanding under the Credit Agreement. The two facilities rank equal with each other and are subject to substantially the same terms and conditions. Both facilities were originally available through June 30, 2003 and were subsequently extended through June 30, 2004, and have interest due at the end of each calendar quarter at an annual rate of the three-month LIBOR plus 2.5%.

Effective March 24, 2003, and in connection with the settlement of contributed pension obligations described in Note 11, the Billiton Facility B Loan was reduced to reflect the contributed net pension differential pursuant to the terms of the Agreement. The corresponding decrease to the Billiton Facility B Loan of $9,875 was treated as a noncash capital contribution during the period ending January 2, 2004.

7. Stockholders’ Equity

The Company is authorized to issue 100,000 shares of common stock, 100 of which were issued on November 1, 2001 (50 shares each to RMC and NAMD Inc. in exchange for their respective net asset contributions). The common stock is subject to a stockholders’ agreement by and among the Company, Billiton Ireland, RMC, Billiton Company B.V. (a wholly owned subsidiary of BHP Billiton Plc) and Alcoa (a Delaware corporation).

The stockholders’ agreement addresses, among other things, corporate governance, including the composition of the Board of Directors and senior management, voting and transfer rights of the stockholders, additional capital contributions and dividend policies.

In addition, the stockholders’ agreement covers the buy-out or purchase rights of the stockholders in the event of a deadlock (as defined) as well as a call option right of a stockholder in the event the other stockholder ceases to own at least one-third of the issued and outstanding common stock.

Presently, the stock ownership and voting rights are shared 50% by RMC and Billiton Ireland (as parent company to NAMD Inc.). In connection with the contemplated initial public offering described in Note 17, the stockholders’ agreement will terminate upon completion of the contemplated transaction.

8. Income Taxes

The contribution of the net assets of the NAMD Businesses and RASCO Businesses to the Company was a tax-free transaction. As a result, the tax basis of the assets and tax attributes carried over to the Company on the

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

effective date of contribution. The Company’s U.S. operations file a consolidated income tax return in the U.S. The Company’s Canadian operations file a separate income tax return for Canadian purposes.

(Loss) income before income taxes consisted of:

	Period From November 1, 2001 Through December 28, 2001	53-Week Period Ended January 3, 2003	52-Week Period Ended January 2, 2004
United States	$(9,975)	$21,836	$11,971
Canada	(3,765)	(3,064)	4,175

	$(13,740)	$18,772	$16,146

The income tax (benefit) provision consisted of:

	Period From November 1, 2001 Through December 28, 2001	53-Week Period Ended January 3, 2003	52-Week Period Ended January 2, 2004
Current provision
U.S. federal and state	$20	$7,008	$3,479
Canada	—	—	—

Current provision	20	7,008	3,479

Deferred (benefit) provision
U.S. federal and state	(3,736)	1,881	1,740
Canada	—	—	—

Deferred (benefit) provision	(3,736)	1,881	1,740

Income tax (benefit) provision	$(3,716)	$8,889	$5,219

The income tax provision is different from that which would be obtained by applying the statutory federal income tax rate to income before income taxes. Differences between the statutory rates in the U.S. and Canada do not have a significant impact on the effective income tax rate reconciliation presented below. The items causing this difference are as follows:

	Period From November 1, 2001 Through December 28, 2001	53-Week Period Ended January 3, 2003	52-Week Period Ended January 2, 2004
Tax (benefit) expense at U.S. statutory rate	$(4,809)	$6,571	$5,788
Change in valuation allowance for Canadian net deferred tax assets	1,318	1,072	(1,453)
State income taxes, net of federal benefit	(487)	873	479
Nondeductible expenses and other	262	373	405

	$(3,716)	$8,889	$5,219

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are as follows:

	January 3, 2003	January 2, 2004
Deferred income tax assets
Trade receivables	$2,007	$2,359
Accrued expenses	2,650	640
Accrued pension and postretirement obligations	20,574	24,937
Canadian operating loss carryforwards	3,570	2,257
U.S. operating loss carryforward	1,008	924
U.S. AMT NOL-carryforward	3,815	2,213
Additional minimum pension liability	1,432	4,489
Other	1,539	799

Total gross deferred income tax assets	36,595	38,618
Less: Valuation allowance for Canadian deferred tax assets	(6,796)	(6,768)

Net deferred income tax assets	29,799	31,850

Deferred income tax liabilities
Intangible assets	(1,959)	(2,977)
Inventories	(15,732)	(17,286)
Property, plant and equipment	(25,682)	(23,844)
Unrealized gain on derivatives	—	(370)

Total gross deferred income tax liabilities	(43,373)	(44,477)

Net deferred income tax liabilities	$(13,574)	$(12,627)

The U.S. operating loss carryforward at January 2, 2004, represents various state net operating losses that expire at various dates between 2007 and 2022. In addition, a valuation allowance at January 2, 2004 has been provided against deferred tax assets related to the Canadian net operating loss carryforwards as well as other Canadian deferred tax assets because it is more likely than not that these tax benefits will not be realized based upon the existing uncertainty as to the ability of the Canadian operations to generate future taxable income. At January 2, 2004, Canadian net operating loss carryforwards of approximately $6,400 existed and will begin to expire in 2008.

The change in the valuation allowance for Canadian deferred tax assets includes the impact of foreign exchange, which has not been included in the Company’s annual effective tax rate. The change in the valuation allowance for Canadian deferred tax assets is as follows:

Balance at January 3, 2003	$6,796
Utilization of Canadian deferred tax assets	(1,453)
Foreign exchange impact	1,425

Balance at January 2, 2004	$6,768

During the 26-week period ended July 2, 2004, the Company’s Canadian entity generated in excess of $6.4 million of taxable income and has projected additional taxable income to be generated throughout the remainder of fiscal 2004. In this regard, the Company will utilize all of its existing Canadian net operating loss carryforwards in 2004. As such, all of the $2.3 million of valuation allowance recorded at January 2, 2004, related to the Canadian net operating loss carryforwards has been reversed at July 2, 2004 (as a discreet item in

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

the 13-week period ended July 2, 2004). The Company continues to maintain a deferred tax asset valuation allowance of approximately $4.5 million at July 2, 2004, related to the remaining deferred tax assets in Canada as these deferred tax assets relate to temporary differences that are longer term in nature (primarily certain recurring book reserves, pension and OPEB liabilities and fixed assets). Because of the cyclical nature of the Company’s operations, it is not possible to forecast future taxable income into future years to currently conclude that it is “more likely than not” that these remaining Canadian deferred tax assets will ultimately be realized.

9. Financial Instruments and Derivatives

The carrying amounts of cash and cash equivalents, book overdraft and short-term debt approximate fair value because of the short maturity of the instruments.

The Company holds or purchases derivative financial instruments for purposes other than trading. The following are the details of the fair values of these investments as of:

	January 3, 2003	January 2, 2004	July 2, 2004
			(unaudited)
Commodities, principally aluminum and nickel	$—	$443	$101
Interest rates	—	950	1,424
Foreign currency	—	(398)	(785)

From time to time, the Company may enter into fixed price sales contracts with its customers for certain of its inventory components (primarily aluminum and stainless steel). The Company enters into commodity futures and options contracts to reduce volatility in the price of these commodities. Currently, these commodity contracts cover periods commensurate with known exposures, generally within one year, and had an asset value of $443 and $101 at January 2, 2004 and July 2, 2004, respectively. The Company currently does not account for these contracts as hedges, but rather marks these contracts to market with a corresponding offset to current earnings.

The Company uses interest rate swaps to help maintain a strategic balance between fixed- and floating-rate debt and to manage overall financing costs. The Company has entered into pay fixed, receive floating interest rate swaps to effectively convert the interest rate from floating to fixed on $85,000 of debt, through June 2006. These interest rate swaps were designated as cash flow hedges and had an asset value of approximately $950 and $1,424 at January 2, 2004 and July 2, 2004, respectively, with a corresponding offset as a component of accumulated other comprehensive income, offset by a deferred tax liability of $370 and $555, respectively.

The interest rate swaps were fully effective and as such, no gain or loss from hedge ineffectiveness was recognized. Approximately $350 of the amount included in Other Comprehensive Income at January 2, 2004 will be reclassified as a component of interest expense within the next fiscal year.

The Company is subject to exposure from fluctuations in foreign currencies. Foreign currency exchange contracts are used by the Company’s Canadian subsidiary to hedge the variability in cash flows from the forecasted payment of currencies other than the functional currency. The Company’s Canadian subsidiary’s foreign currency contracts were principally used to purchase U.S. dollars. The U.S. dollar notional amount of all foreign currency contracts outstanding was $13,720 and $29,634 at January 2, 2004 and July 2, 2004 (unaudited), respectively, and had a liability value of $398 and $785, respectively. The Company currently does not account for these contracts as hedges but rather marks these contracts to market with a corresponding offset to current earnings.

The Company’s net derivative asset from the contracts described above was $995 and $740 at January 2, 2004 and July 2, 2004, respectively, and is included as a component of other assets on the accompanying Consolidated Balance Sheets.

10. Lease Commitments

The Company is party to numerous lease agreements in both the U.S. and Canada related to buildings, vehicles and office equipment leases. These building leases run into the beginning of 2012. The vehicle and

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

office equipment leases run into the beginning of 2010. These leases are all accounted for as operating leases. The following are the minimum lease payments for the next five fiscal years and thereafter based on operating leases in effect at January 2, 2004:

2004	$11,736
2005	9,305
2006	7,090
2007	4,652
2008	2,852
Thereafter	3,690

$39,325

Rental expense under operating lease agreements was $13,379 and $12,691 for the 53-week period ended January 3, 2003 and for the 52-week period ended January 2, 2004, respectively.

11. Employee Benefit Plans

Certain of the Company’s predecessors had noncontributory defined benefit pension plans (defined benefit plans), which provided retirement benefits for the majority of its predecessor company employees in both the U.S. and Canada. The Company’s predecessor NAMD U.S. business as well as the Company’s predecessor Canadian businesses (AIM for NAMD and RASCO Specialty Metals Ltd. for RASCO) had defined benefit pension plans specific to its respective predecessor business employees as well as plans which provided health care and life insurance benefits which were specific to substantially all of its retirees in the U.S. or Canada (other post employment benefits (“OPEB”)).

Prior to January 1, 2002, the Company’s predecessor U.S. RASCO businesses provided its predecessor employees pension and OPEB benefits through multi-employer plans along with Alcoa and its affiliates. Effective January 1, 2002, predecessor U.S. RASCO employees became legal employees of the Company (from November 1, 2001 through January 1, 2002, such employees were leased to the Company by Alcoa), and became participants in the Integris Pension Plan for U.S. employees.

In connection with the terms of the Agreement, effective January 1, 2002, both the U.S. employees and the Canadian employees became participants of the newly formed Integris pension and OPEB plans in both the U.S. and Canada. As such, the funded status of the respective U.S. and Canadian pension and OPEB predecessor plans were transferred to the newly formed Integris plans effective January 1, 2002.

Subsequent to formation (and merger) of the Integris U.S. and Canadian pension and OPEB plans, the Company’s Board of Directors approved amendments to the existing pension and OPEB benefits for both U.S. and Canadian employees. These amendments essentially resulted in equal benefits being provided to all employees since the predecessor company plans had differing benefit formulas. For accounting purposes, these plan amendments have been treated as a component of prior service cost and will be included as a component of pension and OPEB expense in future periods. For the purposes of the Agreement, however, the change in the pension/OPEB obligation resulting from these amendments resulted in an adjustment to the Billiton Facility B as described further in the last paragraph of Note 6.

In addition, and in accordance with the terms of the Agreement, Alcoa agreed to contribute a fully funded pension obligation for the U.S. RASCO employees that were previously participants of the multi-employer Alcoa

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

pension plans. As such, effective January 1, 2002, $21,843 of pension obligation and related pension assets of $23,944 were contributed by Alcoa to the newly formed U.S. Integris Pension Plan related to the U.S. RASCO employees.

Actuarial valuations for the respective pension and OPEB plans are as of October 1 of each year. The benefit obligation, fair value of plan assets, funded status and actuarial assumption for the Integris plans based upon the October 1, 2003 and 2002, valuations are as follows:

2002 Plan Information

	U.S.		Canada
	Pension Benefits	OPEB	Pension Benefits	OPEB
Changes in benefit obligations
Benefit obligations at beginning of period	$88,204	$31,560	$29,410	$8,204
Service cost	3,730	1,555	790	90
Interest cost	8,433	2,503	1,910	444
Plan participants’ contributions	—	168	—	—
Plan amendments	3,309	(7,791)	—	—
Actuarial (gains) losses	8,819	5,915	(17)	(1,583)
Transfer from RASCO plan	21,843	7,778	—	—
Benefits paid	(2,741)	(1,219)	(2,404)	(296)
Effect of changes in exchange rate	—	—	933	185

Benefit obligations at end of period	131,597	40,469	30,622	7,044

Changes in plan assets
Fair value of plan assets at beginning of period	74,951	—	33,078	—
Actual return on plan assets	(5,848)	—	(2,424)	—
Transfer from RASCO plan	23,944	—	—	—
Employer contribution	159	1,051	98	296
Plan participants’ contributions	—	168	—	—
Benefits paid	(2,741)	(1,219)	(2,404)	(296)
Effect of changes in exchange rate	—	—	613	—

Fair value of plan assets at end of period	90,465	—	28,961	—

Funded status	(41,132)	(40,469)	(1,661)	(7,044)
Unrecognized net actuarial loss	28,426	6,233	7,448	—
Unrecognized prior service cost	3,151	(7,494)	—	(1,460)
Contributions after measurement date	43	291	—	—

Net amount recognized	$(9,512)	$(41,439)	$5,787	$(8,504)

Amounts recognized in the combined balance sheet consist of:
Accrued benefit liability	$(16,885)	$(41,439)	$5,787	$(8,504)
Intangible asset	3,700	—	—	—
Accumulated other comprehensive income	3,673	—	—	—

Net amount recognized	$(9,512)	$(41,439)	$5,787	$(8,504)

Weighted-average assumptions to determine the obligation at the end of the period
Discount rate	6.75%	6.75%	6.50%	6.50%
Expected return on plan assets	9.60%	—	8.00%	—
Rate of compensation increase	4.50%	4.50%	3.50%	3.50%

Weighted-average assumptions to determine cost
Discount rate	7.50%	7.50%	6.50%	6.50%
Expected return on plan assets	9.60%	—	8.00%	—
Rate of compensation increase	5.00%	5.00%	3.50%	3.50%

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

2003 Plan Information

	U.S.		Canada
	Pension Benefits	OPEB	Pension Benefits	OPEB
Changes in benefit obligations
Benefit obligations at beginning of period	$131,597	$40,469	$30,622	$7,044
Service cost	3,337	1,533	806	165
Interest cost	8,768	2,695	2,284	584
Plan participants’ contributions	—	231	—	—
Plan amendments	455	—	—	—
Actuarial (gains) losses	(2,300)	709	952	942
Assumption change	9,144	2,705	—	—
Benefits paid	(3,506)	(1,491)	(2,619)	(380)
Effect of changes in exchange rate	—	—	6,780	1,722

Benefit obligations at end of period	147,495	46,851	38,825	10,077

Changes in plan assets
Fair value of plan assets at beginning of period	90,465	—	28,961	—
Actual return on plan assets	13,102	—	4,273	—
Transfer from RASCO plan	—	—	—	—
Employer contribution	181	1,260	287	380
Plan participants’ contributions	—	231	—	—
Benefits paid	(3,506)	(1,491)	(2,619)	(380)
Effect of changes in exchange rate	—	—	6,207	—

Fair value of plan assets at end of period	100,242	—	37,109	—

Funded status	(47,253)	(46,851)	(1,716)	(10,077)
Unrecognized net actuarial loss	30,678	9,655	8,000	936
Unrecognized prior service cost	3,274	(6,899)	—	(826)
Contributions after measurement date	44	352	—	—

Net amount recognized	$(13,257)	$(43,743)	$6,284	$(9,967)

Amounts recognized in the combined balance sheet consist of:
Accrued benefit liability	$(28,521)	$(43,743)	$6,284	$(9,967)
Intangible asset	3,754	—	—	—
Accumulated other comprehensive income	11,510	—	—	—

Net amount recognized	$(13,257)	$(43,743)	$6,284	$(9,967)

Weighted-average assumptions to determine obligation at the end of the period
Discount rate	6.00%	6.00%	6.00%	6.00%
Expected return on plan assets	8.75%	—	7.00%	—
Rate of compensation increase	4.25%	4.25%	3.50%	3.50%

Weighted-average assumptions to determine cost
Discount rate	6.75%	6.75%	6.50%	6.50%
Expected return on plan assets	8.75%	—	8.00%	—
Rate of compensation increase	4.50%	4.50%	3.50%	3.50%

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

The aggregate projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were as follows as of January 3, 2003 and January 2, 2004:

	January 3, 2003	January 2, 2004
Projected benefit obligation	$131,597	$147,496
Accumulated benefit obligation	105,990	128,807
Fair value of plan assets	90,465	100,242

Components of Net Periodic Benefit Costs—53-Week Period Ended January 3, 2003

	U.S.		Canada
	Pension Benefits	OPEB	Pension Benefits	OPEB
Service cost	$3,730	$1,555	$790	$90
Interest cost	8,433	2,503	1,910	444
Expected return on plan assets	(9,767)	—	(2,402)	—
Amortization of prior service cost	158	(297)	(41)	—
Recognized net actuarial loss	4	—	—	—
Special termination benefits	522	398	—	—

Net periodic benefit cost	$3,080	$4,159	$257	$534

Components of Net Periodic Benefit Costs—52-Week Period Ended January 2, 2004

	U.S.		Canada
	Pension Benefits	OPEB	Pension Benefits	OPEB
Service cost	$3,337	$1,533	$806	$165
Interest cost	8,768	2,695	2,284	584
Expected return on plan assets	(8,781)	—	(2,720)	—
Amortization of prior service cost	331	(595)	—	(826)
Recognized net actuarial loss	426	186	443	—

Net periodic benefit cost	$4,081	$3,819	$813	$(77)

For OPEB measurement purposes as of October 1, 2003 and 2002, a 12% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003. The rate was assumed to decrease gradually to 5% for 2009 and remain at that level thereafter.

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

Components of Net Periodic Benefit Costs for the 26-week periods ended July 4, 2003 and July 2, 2004, are as follows:

	(Unaudited)
	26-Week Period Ended July 4, 2003
	U.S.		Canada
	Pension Benefits	OPEB	Pension Benefits	OPEB
Service cost	$1,669	$767	$403	$83
Interest cost	4,384	1,348	1,142	292
Expected return on plan assets	(4,391)	—	(1,360)	—
Amortization of prior service cost	166	(298)	—	(413)
Recognized net actuarial loss	213	93	222	—

Net periodic benefit cost	$2,041	$1,910	$407	$(38)

	(Unaudited)
	26-Week Period Ended July 2, 2004
	U.S.		Canada
	Pension Benefits	OPEB	Pension Benefits	OPEB
Service cost	$2,092	$759	$421	$93
Interest cost	4,364	1,381	1,023	291
Expected return on plan assets	(4,415)	—	(1,206)	—
Amortization of prior service cost	188	(297)	—	(398)
Recognized net actuarial loss	754	200	239	—

Net periodic benefit cost	$2,983	$2,043	$477	$(14)

In June 2004, the Company contributed approximately $1.7 million and $0.4 million to its U.S. and Canadian pension plans, respectively. The Company has no plans to make any further contribution in the current fiscal year.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following:

	U.S.		Canada
	1-Percentage Point Increase	1-Percentage Point Decrease	1-Percentage Point Increase	1-Percentage Point Decrease
Effect on total of service and interest cost components	$453	$(373)	$112	$(94)
Effect on the postretirement benefit obligation	5,103	(4,220)	1,132	(965)

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans. The Company’s U.S. Postretirement Health Care Benefits plan offers prescription drug benefits. The Company has elected to defer recognition of the effects of the Act and any measures of benefit cost or benefit obligation in the consolidated financial statements or accompanying notes until its fiscal third quarter of the 2004

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

fiscal year. The Company does not anticipate that its plan will need to be amended in order to benefit from the new legislation and does not expect a significant impact on future benefit expenses or the future financial status of the plan.

Plan Assets

The Company’s plan assets allocations for its U.S. defined benefit pension and postretirement health care benefits plans at January 2, 2004 and January 3, 2003, target allocation for fiscal year 2005 are as follows:

	2004 Target Asset Allocation Percentage	Percentage of Plan Assets
Asset Category		October 1, 2003	October 1, 2002
Domestic equity	32-70%	39.7%	42.4%
International equity	0-18%	15.5%	13.3%
Fixed income	30-50%	33.0%	38.6%
Cash and cash equivalents	0%	11.8%	5.7%

		100.0%	100.0%

The expected long-term rate of return is generally based on the pension plan’s asset mix, assumptions of equity returns based on historical long-term returns on asset categories, expectations for inflation, and estimates of the impact of active management of the assets.

The Company’s U.S. investment strategy and policies are designed to maximize the possibility of having sufficient funds to meet the long-term liabilities of the pension fund, while achieving a balance between the goals of growing the assets of the plan and keeping risk at a reasonable level. Current income is not a key goal of the plan. The asset allocation position reflects the ability and willingness to accept relatively more short-term variability in the performance of the pension plan portfolio in exchange for the expectation of a better funded status, better long-term returns and lower pension costs in the long run.

The plan prohibits investing in warrants and options, and engaging in short sales, margin transactions, and other specialized investment activities. The use of derivatives is also prohibited for the purpose of speculation or introducing leverage in the portfolio, circumventing the investment guidelines or taking risks that are inconsistent with the fund’s guidelines.

Cash Flows

The Company’s funding policy for the U.S. pension plan is to achieve a return on assets that meets the long-term funding requirements identified by the projections of the pension plan’s actuaries while simultaneously satisfying the fiduciary responsibilities prescribed by the Employee Retirement Income Security Act of 1974, as amended. The Company is not required to make any contributions to the U.S. pension plan in the fiscal year ended December 31, 2004.

Other Market Multi-Employer Benefit Plan Arrangements

The Company also participates in various multi-employer defined benefit pension plans that cover eligible employees covered by collective bargaining agreements. The Company made contributions related to these plans of $101, $583 and $522, respectively, for the period from November 1, 2001 through December 28, 2001, the 53-week period ended January 3, 2003 and the 52-week period ended January 2, 2004, respectively.

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

Benefit Plan Information for the Period Ended December 31, 2001

Alcoa 2001 Multi-Employer Plans

As described above, prior to January 1, 2002, Alcoa maintained various multi-employer defined benefit pension plans that covered substantially all of RASCO’s U.S. employees. Plans covering salaried employees provided pension benefits based on a formula that considers length of service and earnings during years of service. Plans covering hourly employees generally provided a specific amount of benefits for each year of service. For purposes of the 2001 financial statements, the predecessor RASCO U.S. plans were accounted for as multi-employer plans as defined in SFAS No. 87, Employer’s Accounting for Pensions. Costs related to these multi-employer plans have been charged to the Company for the period ended December 28, 2001, based on the number of predecessor RASCO U.S. employees participating in the various plans on an average cost per employee. The Company’s pension expense for the two-month period ended December 31, 2001, related to predecessor RASCO U.S. employees was $492.

Alcoa also maintained other post-retirement benefit plans that provided most of predecessor RASCO’s U.S. retired employees with health care and life insurance benefits. For purposes of the 2001 financial statements, the predecessor RASCO U.S. plans were accounted for as multi-employer plans as defined by SFAS No. 106, Employer’s Accounting for Postretirement Benefits Other than Pensions. Costs related to these Alcoa plans have been charged to the Company for the period ended December 28, 2001, based on the number of predecessor U.S. RASCO employees participating in the various plans on an average cost per employee.

The Company recognized an unfunded post-retirement benefit obligation of $7,778 at December 28, 2001, related to the predecessor RASCO multi-employer OPEB plan. These amounts were calculated assuming a discount rate of 7%. The plan is unfunded.

For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001 and future years.

2001 Funded Status of Predecessor Plans

The Company’s pension and OPEB plans, which are specific to the respective predecessor businesses account for such liabilities using actuarial methodologies. The actuarial valuations for the respective pension and OPEB plans are as of October 31, 2001. The benefit obligation, fair value of plan assets, funded status and actuarial assumption for these plans based upon the October 31, 2001, valuation are as follows:

	Predecessor NAMD U.S.		Predecessor NAMD Canada		Predecessor RASCO Canada
	Pension Benefit	OPEB	Pension Benefit	OPEB	Pension Benefit	OPEB
Benefit obligation	$88,204	$31,560	$27,746	$8,045	$1,664	$159
Fair value of plan assets	74,951	—	32,573	—	505	—

Funded status	(13,253)	(31,560)	4,827	(8,045)	(1,159)	(159)

Unrecognized net actuarial loss	6,802	909	2,579	—	55	—

Net amount recognized at December 28, 2001	$(6,451)	$(30,651)	$7,406	$(8,045)	$(1,104)	$(159)

Net periodic benefit cost for the period ended December 28, 2001	$259	$579	$17	$124	$22	$2

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

	Predecessor NAMD U.S.		Predecessor NAMD Canada		Predecessor RASCO Canada
	Pension Benefit	OPEB	Pension Benefit	OPEB	Pension Benefit	OPEB
Weighted-average assumptions at October 31, 2001
Discount rate	7.5%	7.5%	6.5%	6.5%	6.0%	7.0%
Expected return on plan assets	9.6%	—	8.0%	—	6.0%	—
Rate of compensation increase	5.0%	5.0%	3.5%	3.5%	3.7%	—

For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefit was assumed for 2001. The rate was assumed to decrease gradually to 5% for 2007 and remain at that level thereafter.

12. Employee 401(k) Savings Plan

Prior to July 1, 2002, the Company’s U.S. predecessor entities (VMG for the NAMD Businesses and RASCO U.S. including Permamet) provided separate 401(k) savings plans for substantially all U.S. predecessor employees. Predecessor employee contributions of up to 6% of eligible compensation were matched 66.67% by the VMG plan and predecessor employee contributions of up to 6% of eligible compensation were matched up to 50% by the RASCO U.S. plans. The Company’s combined matching contributions under both plans amounted to $570 and $1,008 for the period from November 1, 2001 through December 28, 2001 and for the period from December 29, 2001 through June 30, 2002, respectively.

Effective July 1, 2002, the respective U.S. predecessor company plans were merged and all U.S. employees began participating in the Integris Metals, Inc. 401(k) savings plan (the “Integris Plan”). Those employees eligible for early retirement as of June 30, 2002, and those within one year of becoming eligible are considered grandfathered and will continue to earn the 401(k) savings plan benefits that were in effect prior to the creation of the Integris Plan. Employees are allowed to participate in the 401(k) savings plan following 30 days of employment. Employee contributions are matched based on employee savings rates, employee contributions from 1% to 3% are matched 100% by the Company, employee contributions from 4% to 5% are matched 50% by the Company, and employee contributions from 6% to 9% are matched 25% by the Company. The Company’s matching contributions under the merged plan amounted to $1,296 from July 1, 2002 through January 3, 2003, and $2,800 during the 52-week period ended January 2, 2004.

13. Long-term Incentive Compensation Plan

During the 53-week period ended January 3, 2003, the Company adopted the 2002 Phantom Stock Option Plan (the “Plan”) for executive officers and key employees of the Company and its subsidiaries. The total number of phantom stock options that may be granted to employees under the Plan is 50 million. The Plan will automatically terminate on January 1, 2012. The phantom stock options provide the holder the opportunity to a cash award based upon future increases in a calculated value of the Company, as defined, further adjusted for certain performance goals. These awards vest over a four-year period with 50% vesting after year two and 25% vesting in each of the next two years. No awards were issued under this plan during the 53-week period ended January 3, 2003. During the 52-week period ended January 2, 2004, the Company’s Board of Directors authorized the issuance of approximately 1.5 million of such phantom stock options. None of the performance criteria had been met as of January 2, 2004, and as such, no compensation cost was recognized in the period ended January 2, 2004, in connection with the issuance of these phantom stock options. Subsequent to January 2, 2004, the Company’s Board of Directors authorized the issuance of 800,000 additional phantom stock units.

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

At July 2, 2004, the Company anticipates that certain performance goals will be met by the end of the current fiscal year. As such, the Company recorded approximately $400 of expense in the 26-week period ended July 2, 2004, related to these phantom stock awards.

14. Contingent Liabilities and Indemnification of Certain Claims

The Company is subject to various claims and actions including those pertaining to environmental laws and regulations, product liability, and health and safety matters arising in the ordinary course of business. Management believes, however, that the disposition of such claims and actions, either individually or in the aggregate, are not expected to have a material adverse effect on the Company’s financial position. No assurances can be given, however, that the disposition of one or more of such claims or actions in a particular reporting period will not be material in relation to the reported results for such period.

During 2002, Alcoa became aware of claims related to RASCO’s sale of certain allegedly defective aluminum products to maritime customers for use in the construction of ships prior to the formation of the Company, and the Company’s subsequent sale of such products after formation of the Company. In connection with the Company’s formation as described in Note 1, Alcoa has agreed to provide the Company with defense and indemnity to legal matters and claims associated with this matter for shipments prior to November 1, 2001. Based on the percentage of product purchased and shipped after November 1, 2001, the Company has recorded a $250 liability at January 2, 2004, related to its exposure. All other claims for product sold prior to November 1, 2001, are the responsibility of Alcoa.

15. Related Party Transactions

Alcoa is a supplier of aluminum products to the Company. During the period from November 1, 2001 through December 28, 2001, the 53-week period ended January 3, 2003, the 52-week period ended January 2, 2004, and the 26-week period ended July 2, 2004 (unaudited), the Company purchased from Alcoa $10,700, $172,125, $181,074, and $118,504, respectively, of aluminum products.

In connection with its formation, the Company entered into a Master Transition Services Agreement with Alcoa whereby Alcoa agreed to provide certain transition services to the Company for a fee to be calculated monthly. This agreement expired during 2003. The services related to this agreement primarily related to, but were not limited to (i) the provision of RASCO manufacturing and administrative personnel until such employees were legally transferred to the Company’s payroll on January 1, 2002, (ii) administrative services and expenses such as cash management, accounts receivable, accounts payable, and human resources, postage, telephone and facility rental, and (iii) information technology usage and support.

Total charges by Alcoa to the Company under this agreement for the period from November 1, 2001 through December 28, 2001, the 53-week period ended January 3, 2003, and the 52-week period ended January 2, 2004, were $2,683, $7,139 and $400, respectively. At January 3, 2003 and January 2, 2004, net amounts collectively due to/from Alcoa under all these arrangements are shown separately on the accompanying Consolidated Balance Sheets. See also Note 6 for a description of related party debt arrangements.

In addition, commencing in 2004 the Company began paying BHP Billiton for certain consulting and other employee related services. Total expenses related to these arrangements were $300 for the 26-week period ended July 2, 2004.

Integris Metals, Inc. and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

16. Geographic and Product Information

The operations of the Company are comprised as follows:

	Period From November 1, 2001 Through December 28, 2001	53-Week Period Ended January 3, 2003	52-Week Period Ended January 2, 2004	26-Week Period Ended July 4, 2003	26-Week Period Ended July 2, 2004
				(unaudited)	(unaudited)
Net sales to customers
U.S.	$182,162	$1,281,894	$1,226,784	$614,725	$817,314
Canada	38,886	238,438	267,304	141,012	152,168

Total net sales	$221,048	$1,520,332	$1,494,088	$755,737	$969,482

	January 3, 2003	January 2, 2004	July 2, 2004
			(unaudited)
Tangible long-lived assets
U.S.	$155,346	$143,304	$139,652
Canada	15,676	17,865	16,794

Total tangible long-lived assets	$171,022	$161,169	$156,446

The following presents the percentage of sales by product line for the periods indicated:

	Period From November 1, 2001 Through December 28, 2001	53-Week Period Ended January 3, 2003	52-Week Period Ended January 2, 2004	26-Week Period Ended July 4, 2003	26-Week Period Ended July 2, 2004
Category				(unaudited)	(unaudited)
Aluminum	43%	44%	42%	42%	40%
Stainless steel	43	41	43	42	46
Carbon steel	10	5	5	5	5
Other	4	10	10	11	9

	100%	100%	100%	100%	100%

17. Subsequent Event

On April 22, 2004, the Company’s Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission that would permit the Company to sell shares of the Company’s common stock in connection with a proposed initial public offering. In connection with the proposed initial public offering, a process was begun to incorporate a Delaware holding company. Upon the completion of this process, the Company will be a wholly owned subsidiary of Integris Metals Corporation, a Delaware Corporation, the ultimate public registrant.

Report of Independent Auditors

To the Management of

NAMD Inc.

In our opinion, the accompanying combined balance sheet and related combined statements of operations and comprehensive income (loss), of changes in parent company investment and of cash flows present fairly, in all material respects, the combined financial position of The Metals Distribution Businesses of NAMD Inc.—Successor Entity (the NAMD Businesses Successor Entity) at October 31, 2001, and the combined results of their operations and their cash flows for the four-month period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the NAMD Businesses Successor Entity’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/S/    PRICEWATERHOUSECOOPERS LLP

        PricewaterhouseCoopers LLP

Minneapolis, Minnesota

June 17, 2002, except for Note 8 and Note 9,

For which the date is July 28, 2004

Report of Independent Auditors

To the Management of

NAMD Inc.

In our opinion, the accompanying combined statements of operations and comprehensive income (loss), of changes in parent company investment and of cash flows present fairly, in all material respects, the combined results of operations and cash flows of The Metals Distribution Businesses of NAMD Inc.—Predecessor Entity (the NAMD Businesses Predecessor Entity) for the six-month period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the NAMD Businesses Predecessor Entity’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/S/    PRICEWATERHOUSECOOPERS LLP

        PricewaterhouseCoopers LLP

Minneapolis, Minnesota

June 17, 2002, except for Note 8 and Note 9,

For which the date is July 28, 2004

The Metals Distribution Businesses of NAMD Inc.

Combined Balance Sheet

October 31, 2001
(dollars in thousands)
Assets
Current assets
Cash and cash equivalents	$16,669
Trade receivables, net of allowance for doubtful accounts of $3,304	115,072
Inventories	174,881
Income taxes receivable	2,392
Deferred income taxes	7,929
Prepaid expenses and other current assets	3,109

Total current assets	320,052

Property, plant and equipment, net	109,357
Goodwill, net	44,990
Other assets	33

Total assets	$474,432

Liabilities and Parent Company Investment
Current liabilities
Accounts payable	$54,392
Accrued expenses	13,159
Current portion of long-term debt due to Billiton (RA) Limited	145,797

Total current liabilities	213,348

Accrued pension and postretirement obligations	37,266
Long-term debt due to Billiton (RA) Limited, less current portion	60,000
Other liabilities	7,856

Total liabilities	318,470

Commitments
Parent company investment	155,962

Total liabilities and parent company investment	$474,432

The accompanying notes are an integral part of the combined financial statements.

The Metals Distribution Businesses of NAMD Inc.

Combined Statement of Operations and Comprehensive Income (Loss)

	Predecessor	Successor
	For the Six-Month Period Ended June 30, 2001	For the Four-Month Period Ended October 31, 2001
	(dollars in thousands)
Net sales	$533,478	$317,633
Cost of sales	449,774	268,473

Gross profit	83,704	49,160
Selling, administrative and other expenses	70,313	42,539

Operating income	13,391	6,621

Other income (expense), net
Interest expense	(8,711)	(3,971)
Other	447	(3,910)

Income (loss) before income taxes	5,127	(1,260)

Income taxes	(3,993)	(1,760)

Net income (loss)	1,134	(3,020)

Other comprehensive income (loss)
Foreign currency translation adjustments	263	(2,303)

Comprehensive income (loss)	$1,397	$(5,323)

The accompanying notes are an integral part of the combined financial statements.

The Metals Distribution Businesses of NAMD Inc.

Combined Statement of Cash Flows

	Predecessor	Successor
	For the Six-Month Period Ended June 30, 2001	For the Four-Month Period Ended October 31, 2001
	(dollars in thousands)
Cash flows from operating activities
Net income (loss)	$1,134	$(3,020)
Adjustments to reconcile net income (loss) to net cash provided by operating activities, excluding impact of acquisition
Depreciation and amortization	5,202	3,751
Deferred income tax benefit	(3,670)	(2,082)
Provision for doubtful trade receivables	628	384
(Gain) loss on disposal of fixed assets	(1,771)	3
Effects on cash flows from changes in working capital
Accounts receivable	26	9,850
Inventories	30,250	11,315
Prepaid and other current assets	(641)	(1,300)
Accounts payable and accrued expenses	(5,960)	(5,070)
Accrued pension and post-retirement obligations	3,689	970
Other liabilities	(633)	661

Net cash provided by operating activities	28,254	15,462

Cash flows from investing activities
Purchase of property, plant and equipment, net	(5,295)	(2,687)
Proceeds from sale of property, plant and equipment	2,020

Net cash used in investing activities	(3,275)	(2,687)

Cash flows from financing activities
Net increase (decrease) in amounts due affiliate	2,019	(14,557)
Net cash activity with NAMD, Inc.	(18,126)	5,181

Net cash used in financing activities	(16,107)	(9,376)

Effect of exchange rate changes on cash	596	(1,826)

Net change in cash and cash equivalents	9,468	1,573

Cash and cash equivalents
Beginning of period	5,628	15,096

End of period	$15,096	$16,669

Supplemental disclosures of cash flow information
Cash paid for interest	$10,105	$5,201
Cash paid for income taxes	6,770	3,144

The accompanying notes are an integral part of the combined financial statements.

The Metals Distribution Businesses of NAMD Inc.

Combined Statements of Changes in Parent Company Investment

Total
(dollars in thousands)
Parent company investment at December 31, 2000	$155,128

Net income	1,134
Foreign currency translation adjustments	263
Net cash and financing activity with NAMD Inc.	(18,126)

Parent company investment at June 30, 2001, Predecessor Entity	$138,399

Parent company investment at July 1, 2001, Successor Entity	$144,204

Net loss	(3,020)
Foreign currency translation adjustments	(2,303)
Net cash and financing activity with NAMD Inc.	17,081

Parent company investment at October 31, 2001	$155,962

The accompanying notes are an integral part of the combined financial statements.

The Metals Distribution Businesses of NAMD Inc.

Notes to Combined Financial Statements

(dollars in thousands, unless otherwise noted)

1. Business Description and Basis of Presentation

The Metals Distribution Businesses of NAMD Inc. (the “NAMD Businesses”) specialize primarily in stainless steel and aluminum, further processed to customer specifications, and delivered to customers across North America. The NAMD Businesses have more than 50 distribution and/or processing facilities throughout the U.S. and Canada.

The NAMD Businesses consist of metals distribution operations in the U.S. and Canada. Each of the NAMD Businesses’ U.S. and Canadian operations are part of the NAMD Inc. (the “Parent Company”) consolidated group, but were operated autonomously as two separate entities (Vincent Metal Goods (“VMG”) in the U.S. and Atlas Ideal Metals (“AIM”) in Canada). VMG in the U.S. is a division of NAMD Inc. and AIM in Canada is a wholly owned subsidiary of NAMD Inc. In addition, NAMD Inc. also owned 100% of numerous mining subsidiaries operated within the U.S. In connection with the preparation of these financial statements, the assets and liabilities of VMG have been combined with the assets and liabilities of AIM.

Effective November 11, 2001, NAMD Inc. contributed its metals distribution businesses (the “NAMD Businesses”) to a newly formed joint venture (“Integris Metals, Inc.”) in exchange for a 50% interest and Alcoa, Inc. (a Delaware Corporation) contributed its metals distribution business for the remaining 50% interest.

Initial October 2000 Acquisition

NAMD Inc. is a wholly owned subsidiary of Billiton Investments Ireland Ltd. (a wholly owned subsidiary of Billiton Plc.). Prior to October 6, 2000, NAMD Inc. was a wholly owned subsidiary of Rio Algom Limited (“RAL”) (a Canadian corporation). On October 6, 2000, RAL was acquired by Billiton Plc (“Billiton”). Accordingly, the parent company investment in the NAMD Businesses as of December 31, 2000, reflected in the accompanying Statements of Changes in Parent Company Investment reflects the carve out accounting described above, as well as the effects of the push down of the purchase accounting related to the proportionate consideration allocated to the NAMD Businesses in connection with the October 2000 acquisition.

Subsequent June 30, 2001 Acquisition

Effective June 30, 2001, Billiton entered into a merger agreement with BHP Ltd. (an Australian corporation) (“BHP”). For accounting purposes in the U.S., this merger was treated as a purchase of Billiton by BHP (the “June 2001 acquisition”). Accordingly, the accompanying combined financial statements as of October 31, 2001, and the four-month period then ended reflect the effects of the push down of the purchase accounting related to the NAMD Businesses in connection with the June 2001 acquisition.

The allocated purchase price to the net assets acquired as of the acquisition date in accordance with the purchase method of accounting is as follows:

Current assets	$332,341
Property, plant and equipment	110,249
Deferred income taxes	5,847
Goodwill	45,754
Current liabilities	(73,289)
Accrued pension and postretirement benefits	(36,348)
Long-term debt	(234,796)
Other liabilities	(5,554)

$144,204

The Metals Distribution Businesses of NAMD Inc.

Notes to Combined Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

The allocation to the tangible assets acquired and liabilities assumed was on the basis of their estimated fair values. The excess over the estimated fair value of the tangible net assets acquired ($45.8 million) has preliminarily been allocated to goodwill with a 20-year useful life. Management is in the process of obtaining appropriate valuations of identifiable intangible assets acquired (primarily customer relationships), and the applicable useful lives, and will finalize the preliminary purchase price allocation when those valuations are completed. Management believes the 20-year life assumed in the preliminary allocation will approximate the weighted average lives of all intangible assets upon finalization of the allocation.

Effective January 1, 2002, the NAMD Businesses will cease amortization of residual goodwill and intangible assets with indefinite lives in connection with the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142 (see “New Accounting Pronouncements” in Note 2), the effects of which will increase pre-tax income on an annual basis by approximately $2.1 million based upon the preliminary purchase price allocation described above.

In connection with the push down of the purchase accounting of the June 2001 acquisition, the accompanying Combined Statement of Operations and Comprehensive Income (Loss) reflects the operations of the NAMD Businesses Predecessor for the six-month period ended June 30, 2001, acquisition and the Successor for the four-month period ended October 31, 2001.

Corporate Charges

Charges by the parent company to NAMD are based on costs that directly relate to NAMD or a percentage allocation of the total cost for the service provided. These services generally include legal, treasury, human resource and risk management services. Management believes that the allocation methods are reasonable. Management further believes these expenses to be reflective of same on a stand-alone basis.

2. Summary of Significant Accounting Policies

Basis of Financial Statements

The accompanying combined financial statements include the accounts of the metals distribution businesses of NAMD Inc. comprising the U.S. VMG business combined with the Canada AIM business. All significant intercompany accounts and transactions have been eliminated in the combination.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The NAMD Businesses recognize revenue from product sales (including amounts billed for shipping and handling) when ownership and risk of loss passes to the customer, which is upon shipment. The NAMD Businesses record estimated discounts and rebates in the same period revenue is recognized based on historical experience.

The Metals Distribution Businesses of NAMD Inc.

Notes to Combined Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

Cash and Cash Equivalents

Cash equivalents are highly liquid short-term investments that are readily convertible to known amounts of cash and have original maturities of three months or less at date of purchase.

Inventories

Product inventories primarily consist of aluminum, stainless steel and other metal products for resale. Certain additional incremental processing costs are incurred as a result of cutting to length based on customer specifications. All product inventories are considered finished goods. Product inventories are valued at the lower of cost with cost determined on the last-in, first-out (“LIFO”) method or market based upon replacement cost. Materials and supplies inventories are carried at the lower of average cost or market. At October 31, 2001, the LIFO cost of product inventories exceeded the replacement cost of such inventories.

Property, Plant and Equipment

Property, plant and equipment are stated at cost (based on the June 2001 acquisition described in Note 1). Depreciation and amortization are provided by charges to operations using the straight-line method over the estimated useful lives of the assets set forth below:

Land improvements	20 years
Buildings	40 years
Building improvements	20 to 40 years
Leasehold improvements	Term of lease
Machinery and equipment	5 to 12 years
Major processing equipment	12 to 18 years

Maintenance and repairs are charged to operations as incurred and additions or improvements are capitalized. When assets are sold, retired or otherwise disposed of, the cost of the asset and the related accumulated depreciation or amortization are removed from the respective accounts and any gains or losses are included in operations.

Shipping and Handling Fees and Costs

The Company classifies shipping and handling fees and costs as a component of selling, administrative and other expenses on the Combined Statement of Operations and Comprehensive Income (Loss). Total shipping and handling fees and costs for the six months ended June 30, 2001 and for the four months ended October 31, 2001, were $7,389 and $5,742, respectively.

Goodwill

The excess of cost over net assets of businesses acquired is charged against earnings over a period of 20 years. The recoverability of unamortized goodwill assets is assessed on an ongoing basis by comparing anticipated undiscounted future cash flows from operations to the recorded unamortized cost (see however the description of SFAS No. 142 under “New Accounting Pronouncements” below).

Foreign Currency Translation

For Canadian operations, the functional currency is the Canadian dollar. Assets and liabilities of these operations are translated into U.S. dollars at the exchange rate in effect at year-end. Income statement accounts

The Metals Distribution Businesses of NAMD Inc.

Notes to Combined Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included as other comprehensive income (loss). Realized gains and losses from Canadian currency transactions are included in net income (loss) for the period.

Comprehensive Income (Loss)

Other comprehensive income (loss) refers to gains and losses that, under accounting principles generally accepted in the United States of America, are excluded from net income as these amounts are recorded directly as an adjustment to equity as a component of accumulated other comprehensive income. The NAMD Businesses’ accumulated other comprehensive income (loss) is comprised of the translation into U.S. dollars of the financial statements of its Canadian operations. The NAMD Businesses do not utilize any derivative financial instruments, the fair value of which would also be included as a component of accumulated other comprehensive income.

Income Taxes

Historically, VMG’s results of U.S. operations have been included in the consolidated U.S. federal income tax return of NAMD Inc. AIM’s results of operations in Canada were included in a separate tax return in Canada. The income tax expense and other tax related information as it relates to the U.S. operations has been calculated as if VMG had not been eligible to be included in the consolidated tax returns of NAMD Inc. (i.e., on a “separate return” basis).

The NAMD Businesses recognize an asset or liability for the deferred tax consequences of temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. The deferred tax assets are reviewed periodically for recoverability and valuation allowances are provided, as necessary.

New Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets.

The most significant changes made by SFAS No. 141 are: 1) requiring that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and 2) establishing specific criteria for the recognition of intangible assets separately from goodwill.

SFAS No. 142 primarily addresses the accounting for acquired goodwill and intangible assets (i.e., the post-acquisition accounting). The provisions of SFAS No. 142 will be effective for the NAMD Businesses beginning in 2002. The most significant changes made by SFAS No. 142 are: 1) goodwill and indefinite-lived intangible assets will no longer be amortized; 2) goodwill and indefinite-lived intangible assets will be tested for impairment at least annually; and 3) the amortization period of intangible assets with finite lives will no longer be limited to forty years.

Effective January 1, 2001 the NAMD Businesses adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. This standard requires that all derivative instruments be recorded, at fair value, on the balance sheet. The adoption of this SFAS did not have an impact on the financial statements.

The Metals Distribution Businesses of NAMD Inc.

Notes to Combined Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

In December 2003, the FASB issued SFAS No. 132R, Employers’ Disclosures about Pensions and Other Postretirement Benefits. This statement requires additional disclosures to be made by employers regarding pensions and other postretirement benefit plans, but does not change the measurement or recognition of those plans. Under this Statement, the disclosure provisions regarding foreign plans and estimated future benefit payments are effective for fiscal years ending after December 15, 2003, and interim periods beginning after December 15, 2003. The disclosure provisions of this Statement for the U.S. plans have been included in Note 8.

3. Supplemental Balance Sheet Information

Property, Plant and Equipment, Net

Property, plant and equipment, net at October 31, 2001, included the following components:

Land and improvements	$22,148
Buildings and leasehold improvements	52,681
Machinery and equipment	33,765
Construction in progress	3,688

Total cost	112,282

Less: Accumulated depreciation and amortization	(2,925)

$109,357

Depreciation expense for the six-month period ended June 30, 2001, was $4,274 and the four-month period ended October 31, 2001, was $2,987.

Goodwill, Net

Goodwill, net at October 31, 2001, was comprised of the following:

Goodwill	$45,754
Less: Accumulated amortization	(764)

$44,990

Goodwill amortization expense recorded for the six-month period ended June 30, 2001, was $928 which reflected the amortization of the goodwill generated in the initial October 2000 acquisition and the expense recorded for the four-month period ended October 31, 2001, was $764 which reflected amortization of the goodwill resulting from the June 30, 2001, acquisition.

Accrued Expenses

Accrued expenses at October 31, 2001, were as follows:

Payroll	$4,857
Vacation	3,179
Real estate taxes	2,090
Other	3,033

$13,159

The Metals Distribution Businesses of NAMD Inc.

Notes to Combined Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

4. Debt Due Billiton (RA) Limited

At October 31, 2001, debt obligations due to Billiton (RA) Limited were as follows:

Billiton Loan I, due December 31, 2005	$51,886
Billiton Loan II, due March 31, 2005	99,735
Loan agreement with Billiton, due November 30, 2009	2,907
Grid note with Billiton, due on demand	2,049
AIM debt facility payable to Billiton, due January 7, 2008	49,220

Total notes payable	205,797

Less: Current portion	(145,797)

Total long-term debt, less current portion	$60,000

In connection with the joint venture formation described in Note 1, all of the amounts due to Billiton set forth above were refinanced into a Billiton A facility ($145,797) and a Billiton B facility ($60,000). In accordance with the terms of the Joint Venture Contribution Agreement, the Billiton A facility is due June 30, 2002, therefore amounts due under the Billiton A facility have been classified as current portion of long-term debt.

The Billiton A facility accrues interest at the three-month LIBOR plus 1.5% with interest payments due quarterly and the Billiton B facility accrues interest at an annual rate of LIBOR plus 1% with interest payments due quarterly. The Billiton B facility is due June 30, 2003. At October 31, 2001, the LIBOR was 2.2%.

5. Parent Company Investment

The parent company investment in the NAMD Businesses is presented as the equity component of the accompanying combined balance sheet since the combined NAMD Businesses are not a separate legal entity within the NAMD Inc. consolidated group. Certain cash flows generated by the NAMD Businesses’ VMG operations were used by NAMD Inc. to fund the operations of other entities within the consolidated NAMD group as well as other general corporate purposes. These cash transactions have been reported as net cash and financing activity with NAMD Inc. in the accompanying Combined Statements of Changes in Parent Company Investment and include the following:

	For the Six-Month Period Ended June 30, 2001	For the Four-Month Period Ended October 31, 2001
Net cash (advances to) proceeds from NAMD Inc.	$(18,126)	$5,181
Noncash transfer to NAMD Inc. of certain debt due to Billiton Plc	—	11,900

	$(18,126)	$17,081

On October 22, 2001, NAMD Inc. was reorganized. In connection with this reorganization, the NAMD Businesses received approximately $15.0 million of cash from NAMD Inc. (included above as a component of net cash proceeds) and also transferred $11.9 million of debt (due to Billiton) to NAMD Inc.

6. Income Taxes

As described in Note 1, the VMG operations in the U.S. were part of the U.S. operations of NAMD Inc. NAMD Inc. filed a consolidated income tax return in the U.S. The income tax information presented below for

The Metals Distribution Businesses of NAMD Inc.

Notes to Combined Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

the U.S. reflects VMG operations on a “separate return” basis. AIM in Canada files a separate income tax return for Canadian purposes. As described below, no tax benefits for AIM’s operating losses have been recorded for either period presented.

Income (loss) before income taxes consisted of:

	For the Six-Month Period Ended June 30, 2001	For the Four-Month Period Ended October 31, 2001
United States	$8,684	$3,328
Canada	(3,557)	(4,588)

	$5,127	$(1,260)

The provision for income taxes consisted of:

	For the Six-Month Period Ended June 30, 2001	For the Four-Month Period Ended October 31, 2001
Current provision
U.S. Federal and state	$7,663	$3,842
Canada	—	—

Current provision	7,663	3,842

Deferred benefit
U.S. Federal and state	(3,670)	(2,082)
Canada	—	—

Deferred benefit	(3,670)	(2,082)

Provision for income taxes	$3,993	$1,760

The provision for income taxes is different from that which would be obtained by applying the statutory federal income tax rate to income (loss) before income taxes. The items causing this difference are as follows:

	For the Six-Month Period Ended June 30, 2001	For the Four-Month Period Ended October 31, 2001
Tax expense (benefit) at U.S. statutory rate	$1,794	$(441)
Valuation allowance for Canadian net deferred tax assets	1,246	1,606
State income taxes	424	201
Nondeductible expenses and other	529	394

Tax expense as reported	$3,993	$1,760

The Metals Distribution Businesses of NAMD Inc.

Notes to Combined Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities at October 31, 2001, are as follows:

October 31, 2001
Deferred income tax assets
Accounts receivable	$1,108
Inventories	6,174
Accrued expenses	1,739
Accrued pension and postretirement obligations	15,815
Canadian net operating loss carryforwards	2,915
Other	109

Total gross deferred income tax assets	27,860
Less: Valuation allowance for Canadian deferred tax assets	(3,890)

Net deferred income tax assets	23,970

Deferred income tax liabilities
Property, plant and equipment	(16,041)

Total gross deferred income tax liabilities	(16,041)

Net deferred income tax assets	$7,929

A valuation allowance as of December 31, 2001, has been provided against deferred tax assets related to the Canadian net operating loss carryforwards as well as other Canadian net deferred tax assets because it is more likely than not these tax benefits will not be realized based on uncertainty as to the ability of the Canadian operations to generate future taxable income. At October 31, 2001, Canadian net operating loss carryforwards of approximately $3.7 million existed and will begin to expire in 2007.

7. Lease Commitments

The NAMD Businesses are party to numerous lease agreements in both the U.S. and Canada related to buildings, vehicles and office equipment leases. These leases have remaining terms ending through 2007 and are all accounted for as operating leases. The following are the minimum lease payments in each of the periods indicated based on operating leases in effect at October 31, 2001:

For the Period
November 1, 2001 to December 31, 2001	$991

For the Years Ended
2002	$5,211
2003	4,209
2004	3,067
2005	2,110
2006	1,819
Thereafter	4,895

Total minimum lease payments	$22,302

Rental expense for all operating leases charged against earnings for the six-month period ended June 30, 2001, was $3,210, and the rental expense charged against earnings for the four-month period ended October 31, 2001, was $1,822.

The Metals Distribution Businesses of NAMD Inc.

Notes to Combined Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

8. Employee Benefit Plans

The NAMD Businesses have noncontributory defined benefit pension plans (defined benefit plans), which provide retirement benefits for the majority of its employees in both the U.S. and Canada. The U.S. plans were specific to the U.S. VMG operations. The Canadian plan was specific to the Canadian AIM operations. The NAMD Businesses also have plans which provide health care and life insurance benefits for substantially all of its retirees in the U.S. (other post employment benefits or OPEB).

The following tables set forth the components of the changes in benefit obligations and fair value of plan assets during the six-month period ended June 30, 2001 and the four-month period ended October 31, 2001, as well as the funded status and amounts both recognized and not recognized in the balance sheet at October 31, 2001:

	Six-Month Period Ended June 30, 2001				Four-Month Period Ended October 31, 2001
	U.S.		Canada		U.S.		Canada
	Pension Benefits	OPEB	Pension Benefits	OPEB	Pension Benefits	OPEB	Pension Benefits	OPEB
Changes in benefit obligations
Benefit obligations at beginning of period	$78,072	$27,923	$28,356	$8,029	$83,034	$29,343	$28,673	$8,256
Service cost	1,415	696	382	113	943	464	252	74
Interest cost	2,920	1,041	918	263	1,946	694	591	171
Plan participants’ contributions	—	77	—	—	—	51	—	—
Actuarial (gains) or losses	1,952	31	—	—	3,211	1,330	(1,246)	(360)
Benefits paid	(1,325)	(425)	(983)	(149)	(930)	(324)	(524)	(96)

Benefit obligations at end of period	83,034	29,343	28,673	8,256	88,204	31,558	27,746	8,045

Changes in plan assets
Fair value of plan assets at beginning of period	77,197	—	37,202	—	77,272	—	36,373	—
Actual return on plan assets	1,313	—	302	—	(1,449)	—	(4,895)	—
Employer contribution	87	348	(148)	149	58	273	—	96
Plan participants’ contributions	—	77	—	—	—	51	—	—
Benefits paid	(1,325)	(425)	(983)	(149)	(930)	(324)	(619)	(96)

Fair value of plan assets at end of period	77,272	—	36,373	—	74,951	—	30,859	—

Funded status	(5,762)	(29,343)	7,700	(8,256)	(13,253)	(31,558)	3,113	(8,045)
Unrecognized net actuarial loss	—	—	107	—	7,032	1,330	4,293	—

Net amount recognized	$(5,762)	$(29,343)	$7,807	$(8,256)	$(6,221)	$(30,228)	$7,406	$(8,045)

Amounts recognized in the combined balance sheet consist of
Prepaid benefit cost	$1,357	$—	$7,807	$—	$1,378	$—	$7,406	$—
Accrued benefit liability	(7,119)	(29,343)	—	(8,256)	(7,599)	(30,228)	—	(8,045)

Net amount recognized	$(5,762)	$(29,343)	$7,807	$(8,256)	$(6,221)	$(30,228)	$7,406	$(8,045)

The Metals Distribution Businesses of NAMD Inc.

Notes to Combined Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

	Six-Month Period Ended June 30, 2001				Four-Month Period Ended October 31, 2001
	U.S.		Canada		U.S.		Canada
	Pension Benefits	OPEB	Pension Benefits	OPEB	Pension Benefits	OPEB	Pension Benefits	OPEB
Weighted-average assumptions to determine obligation at the end of the period
Discount rate	7.75%	7.75%	6.50%	6.50%	7.50%	7.50%	6.50%	6.50%
Expected return on plan assets	9.60%	—	8.00%	—	9.60%	—	8.00%	—
Rate of compensation increase	5.00%	5.00%	3.50%	3.50%	5.00%	5.00%	3.50%	3.50%

Weighted-average assumptions to determine cost
Discount rate	7.75%	7.75%	6.50%	6.50%	7.50%	7.50%	6.50%	6.50%
Expected return on plan assets	9.60%	—	8.00%	—	9.60%	—	8.00%	—
Rate of compensation increase	5.00%	5.00%	3.50%	3.50%	5.00%	5.00%	3.50%	3.50%

The net pension and OPEB amounts recognized as of June 30, 2001, do not include any unrecognized amounts since these obligations were revalued in connection with the June 2001 acquisition accounting. For OPEB measurement purposes as of June 30, 2001, a 7.8% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001. The rate was assumed to decrease gradually to 5.5% for 2007 and remain at that level thereafter. For OPEB measurement purposes as of October 31, 2001, a 10.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002. The rate was assumed to decrease gradually to 5.0% for 2007 and remain at that level thereafter.

	Six-Month Period Ended June 30, 2001				Four-Month Period Ended October 31, 2001
	U.S.		Canada		U.S.		Canada
	Pension Benefits	OPEB	Pension Benefits	OPEB	Pension Benefits	OPEB	Pension Benefits	OPEB
Components of net periodic benefit cost
Service cost	$1,415	$696	$382	$113	$943	$464	$252	$74
Interest cost	2,920	1,041	918	263	1,946	694	591	171
Expected return on plan assets	(3,558)	—	(1,466)	—	(2,372)	—	(877)	—

Net periodic benefit cost	$777	$1,737	$(166)	$376	$517	$1,158	$(34)	$245

Assumed health care cost trend rates have a significant effect on the amounts reported for the OPEB plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects on an annualized basis:

	1-Percentage Point Increase	1-Percentage Point Decrease
Effect on total of service and interest cost components	$216	$(171)
Effect on the postretirement benefit obligation	4,980	(4,022)

The Metals Distribution Businesses of NAMD Inc.

Notes to Combined Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

Plan Assets

The Company’s plan assets allocated for its U.S. defined benefit pension and postretirement health care benefits plans at October 31, 2001, are as follows:

Percentage of Plan Assets
October 31, 2001
Asset Category

Domestic equity	40.8%
International equity	15.2%
Fixed income	41.0%
Cash and cash equivalents	3.0%

100.0%

In accordance with the joint venture formation described in Note 1, newly formed pension and OPEB plans were formed in the U.S. and Canada. Target asset allocation in future periods will be based on those of the new plans of the combined entity.

The expected long-term rate of return is generally based on the pension plan’s asset mix, assumptions of equity returns based on historical long-term returns on asset categories, expectations for inflation, and estimates of the impact of active management of the assets.

The Company’s U.S. investment strategy and policies are designed to maximize the possibility of having sufficient funds to meet the long-term liabilities of the pension fund, while achieving a balance between the goals of growing the assets of the plan and keeping risk at a reasonable level. Current income is not a key goal of the plan. The asset allocation position reflects the ability and willingness to accept relatively more short-term variability in the performance of the pension plan portfolio in exchange for the expectations of a better funded status, better long-term returns and lower pension costs in the long run.

The plan prohibits investing in warrants and options, and engaging in short sales, margin transactions, and other specialized investment activities. The use of derivatives is also prohibited for the purpose of speculation or introducing leverage in the portfolio, circumventing the investment guidelines or taking risks that are inconsistent with the fund’s guidelines.

Cash Flows

The Company’s funding policy for the U.S. pension plan is to achieve a return on assets that meets the long-term funding requirements identified by the projections of the pension plan’s actuaries while simultaneously satisfying the fiduciary responsibilities prescribed by the Employee Retirement Income Security Act of 1974, as amended. The Company is not required to make any contributions to the U.S. pension plan in the next fiscal year.

Defined Contribution Plan

The VMG operations in the U.S. also sponsor a defined contribution 401(k) employee savings and profit sharing plan. Employee contributions of up to 6% of eligible compensation are matched 66.67% by the VMG plan. Company contributions to the VMG plan for the six-month period ended June 30, 2001, were $3,256 and the four-month period ended October 31, 2001, were $1,828.

The Metals Distribution Businesses of NAMD Inc.

Notes to Combined Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

9. Geographic and Product Information

The operations of the NAMD Businesses are comprised as follows:

	Predecessor	Successor
	For the Six-Month Period Ended June 30, 2001	For the Four-Month Period Ended October 31, 2001
Net sales to customers
U.S.	$415,354	$251,423
Canada	118,124	66,210

Total net sales	$533,478	$317,633

At October 31, 2001
Assets
U.S.	$368,235
Canada	106,197

Total assets	$474,432

The following table shows sales by product line for the periods indicated:

	Predecessor	Successor
	For the Six-Month Period Ended June 30, 2001	For the Four-Month Period Ended October 31, 2001
Aluminum	38.6%	37.6%
Stainless steel	36.3	37.3
Carbon steel	5.7	5.8
Other	19.4	19.3

	100.0%	100.0%

Report of Independent Auditors

To the Management of

Reynolds Aluminum Supply Company

In our opinion, the accompanying combined balance sheet and the related combined statements of income, comprehensive income and parent company investment, and of cash flows present fairly, in all material respects, the financial position of Reynolds Aluminum Supply Company (RASCO) at October 31, 2001, and the results of its operations and its cash flows for the ten months then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of RASCO’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/S/    PRICEWATERHOUSECOOPERS LLP

        PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

March 15, 2002, except for Note 9,

for which the date is July 28, 2004

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Combined Balance Sheet

October 31, 2001

(dollars in thousands)
Assets
Current assets
Cash and cash equivalents	$1,831
Trade receivable from customers, net of allowance for doubtful accounts of $910	83,455
Inventories (Notes 2 and 3)	134,982
Prepaid expenses and other current assets	1,226

Total current assets	221,494

Property, plant and equipment, net (Note 5)	78,342

Total assets	$299,836

Liabilities and Parent Company Investment
Current liabilities
Accounts payable	$23,175
Due to Parent (Note 4)	13,439
Deferred income tax (Note 8)	18,245
Other accrued liabilities (Note 6)	8,582

Total current liabilities	63,441

Accrued pension and postretirement benefits (Notes 10 and 11)	18,727
Deferred income tax (Note 8)	1,927

Total liabilities	84,095

Commitments and contingencies (Note 12)

Parent company investment	215,741

Total liabilities and parent company investment	$299,836

The accompanying notes are an integral part of these combined financial statements.

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Combined Statement of Income, Comprehensive Income and

Parent Company Investment

For the Ten-Month Period Ended October 31, 2001
(dollars in thousands)
Net sales (Note 1)	$645,949
Cost of sales	543,890

Gross profit	102,059

Selling, administrative and other expenses	98,358

Income before income taxes	3,701

Provision for income taxes (Note 8)	1,410

Net income	2,291

Other comprehensive income
Foreign currency translation adjustment	(624)

Comprehensive income	$1,667

Parent company investment at December 31, 2000	$271,372

Net income	2,291
Distributions to Alcoa, net (Notes 2 and 4)	(57,298)
Other comprehensive income	(624)

Parent company investment at October 31, 2001	$215,741

The accompanying notes are an integral part of these combined financial statements.

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Combined Statement of Cash Flows

For the Ten-Month Period Ended October 31, 2001
(dollars in thousands)
Cash flows from operating activities
Net income	$2,291
Adjustments for noncash transactions
Depreciation	4,365
Deferred income taxes	(5,987)
Increase (decrease) in cash due to changes in
Receivables	12,473
Inventories	44,246
Accounts payable	(1,505)
Accrued liabilities	(1,723)
Other liabilities	1,637
Other assets	575

Net cash provided by operations	56,372

Cash flows from financing activities
Distributions to Parent Company, net	(57,298)
Change in amounts due to Parent	1,922

Net cash used in financing activities	(55,376)

Cash flows from investing activities
Capital expenditures	(3,738)

Net cash used in investing activities	(3,738)

Net change in cash and cash equivalents	(2,742)

Cash and cash equivalents
Beginning of period	4,573

End of period	$1,831

The accompanying notes are an integral part of these combined financial statements.

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Notes to Combined Financial Statements

(dollars in thousands, unless otherwise noted)

1. Business Description and Basis of Presentation

Reynolds Aluminum Supply Company (“RASCO”) is the metals distribution business of Reynolds Metals Company (“Reynolds”), a wholly owned subsidiary of Alcoa Inc. (“Alcoa”). The accompanying financial statements include the assets and liabilities of the U.S. operations of RASCO, RASCO Specialty Metals, Inc. (“RSM”), a Canadian subsidiary of Reynolds, and Permamet, Inc. a U.S subsidiary of Reynolds. All such operations are herein referred to as RASCO. RASCO is in the business of supply chain management, specializing in aluminum and stainless steel products which are sourced globally, processed on its cut-to-length lines, slitters, shears, precision saws and plasma burners, and delivered to customers across North America. RASCO is a distributor of stainless steel and aluminum products. It manages the supply chain through a network of 38 locations in the United States and Canada.

On May 3, 2000, Alcoa and Reynolds completed a merger, which was accounted for as a purchase transaction. Accordingly, Alcoa has adjusted the assets and liabilities of RASCO to reflect the effects of the acquisition.

On November 1, 2001, Alcoa and Billiton Investments Ireland Limited (“Billiton”) formed a joint venture, Integris Metals, Inc. (“Integris”). Alcoa contributed RASCO to the joint venture for a 50% interest and Billiton contributed its metals distribution business for the remaining 50% interest.

The combined financial statements are prepared in conformity with accounting principles generally accepted in the United States of America.

All intercompany transactions have been eliminated.

The preparation of these financial statements include the use of “carve-out” accounting procedures wherein certain assets, liabilities and expenses historically recorded or incurred at the parent company level of Reynolds or Alcoa, which relate to or were incurred on behalf of RASCO, have been identified and pushed down or allocated as appropriate to reflect the financial results of RASCO for the period presented. For additional information concerning expenses charged or allocated to RASCO by the Parent Company (Note 4).

The accompanying financial statements do not reflect any allocation of general corporate debt or interest expense incurred by Alcoa or Reynolds in financing RASCO’s operations and activities. Alcoa and Reynolds do not make such allocations to its operations. For additional information concerning related party transactions (Note 4).

2. Significant Accounting Policies

Use of Estimates

The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the combined financial statements. These may also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The carrying amounts relate to cash held at RSM and Permamet, and approximate fair value because of the short maturity of the investments. All investments purchased, with a maturity of three months or less, are

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Notes to Combined Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

considered cash equivalents. RASCO’s U.S. operations utilize a centralized cash management system with Alcoa. Cash receipts are transferred to Alcoa and cash disbursements are made by Alcoa on behalf of RASCO, each on a current basis. The net cash generated by RASCO during each period is reflected as distributions to the parent company, net in the accompanying statement of cash flows and charged directly to the Parent Company Investment account.

Revenue Recognition

Revenues (including amounts billed for shipping and handling) are recognized when title, ownership and risk of loss pass to the customers, which is generally upon shipment. RASCO records estimated discounts and rebates in the same period revenue is recognized based on historical experience.

Inventories

Inventories primarily consist of aluminum and stainless steel products purchased for resale. Certain additional incremental processing costs are incurred as a result of cutting to length based on customer specifications. All inventories are considered finished goods. Inventories are stated at the lower of cost or market with the cost for a substantial portion of the inventories determined under the last-in, first-out (“LIFO”) method. The cost of other inventory is principally determined under the first-in, first-out (“FIFO”) method.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost, which includes any fair market value adjustments made by Alcoa in connection with the acquisition of Reynolds. Depreciation of property, plant and equipment is computed using the straight-line method based on the estimated useful lives of the assets (buildings—25 to 33 years, machinery and equipment—10 to 25 years). Amortization of leasehold improvements is computed on the straight-line method over the life of the lease. Maintenance and repairs are charged to expense as incurred. Renewals and betterments, which extend the useful lives of assets, are capitalized. At the time property, plant and equipment is retired or otherwise disposed of, the cost and the related accumulated depreciation are adjusted and any profit or loss on disposition is included in the combined statement of operations.

Shipping and Handling Fees and Costs

The Company classifies shipping and handling fees as a component of selling, administrative and other expenses on the accompanying statement of income. Total shipping and handling fees and costs for the ten-month period ended October 31, 2001, were $13,816.

Income Taxes

Historically, RASCO’s results of U.S. operations have been included in the consolidated U.S. federal income tax return of Alcoa. RASCO’s results of operations in Canada were included in separate tax returns in that jurisdiction. For the U.S. operations that do not pay their own income tax, Alcoa internally allocates income tax expense at the statutory rate after adjustment for state income taxes and several other permanent items. The income tax expense and other tax related information as it relates to the U.S. operations has been calculated as if RASCO had not been eligible to be included in the consolidated tax returns of Alcoa (i.e., on a “stand-alone” basis). The calculation of tax provisions and deferred taxes necessarily required certain assumptions, allocations and estimates that management believes are reasonable to accurately reflect the tax reporting for RASCO as a stand-alone taxpayer.

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Notes to Combined Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

Parent Company Investment

Since RASCO is not a separate legal entity (see Note 1 for a description of the nature of operations), there are no customary equity and capital accounts. Instead a Parent Company Investment is maintained by RASCO to account for transactions as described in Notes 1 and 4. Parent Company Investment is comprised of the original investment by Alcoa, accumulated comprehensive income and other transactions with the Parent.

Comprehensive Income (Loss)

Other comprehensive income (loss) refers to gains and losses that, under accounting principles generally accepted in the United States of America, are excluded from net income as these amounts are recorded directly as an adjustment to equity as a component of accumulated other comprehensive income. The RASCO Business accumulated the comprehensive income is comprised of the translation into U.S. dollars of the financial statements of its Canadian operations. RASCO does not utilize any derivative financial instruments, the fair value of which would also be included as a component of accumulated other comprehensive income.

Foreign Currency Translation

The functional currency for RASCO’S Canadian operations is the Canadian dollar. Assets and liabilities of these operations are translated at the exchange rate in effect on the balance sheet date. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments are included as a component of the parent company investment. Gains and losses from foreign currency transactions are included in net income for the period. Gains and losses are not material to RASCO’s combined financial statements.

Recently Adopted Accounting Standards

Effective January 1, 2001, RASCO adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. This standard requires that all derivative instruments be recorded, at fair value, on the balance sheet. The adoption of this SFAS did not have an impact on RASCO’s financial statements.

RASCO adopted SFAS No. 141, Business Combinations, effective for all business combinations after June 30, 2001. This standard requires that all business combinations be accounted for using the purchase method of accounting and further clarifies the criteria for recognition of intangible assets separately from goodwill. The adoption of this SFAS did not have an impact on RASCO’s financial statements.

Recently Issued Accounting Standards

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 142, Goodwill and Other Intangible Assets. This standard eliminates the amortization of goodwill and intangible assets with indefinite useful lives and requires annual testing for impairment. The adoption of this SFAS is not expected to have a material impact on RASCO’s financial statements.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement supersedes or amends existing accounting literature related to the impairment and disposal of long-lived assets. Management is currently developing a plan to apply the provisions of this standard to its operations on an ongoing basis.

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Notes to Combined Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement establishes standards for accounting for obligations associated with the retirement of tangible long-lived assets. The standard is required to be adopted by RASCO beginning on January 1, 2003. Management is currently assessing the details of the standard and is preparing a plan of implementation.

3. Inventory

Approximately 45% of the total inventory at October 31, 2001, was valued on a LIFO basis. If valued on an average-cost basis, total inventory would have been $3,299 lower at October 31, 2001.

4. Related Party Transactions

Alcoa is a major supplier of aluminum products to RASCO from its other operations. During the ten-month period ended October 31, 2001, RASCO purchased from Alcoa approximately $80 million of aluminum sheet, plate and extrusions based on market prices as quoted on the London Metal Exchange. RASCO also participates in the Alcoa cash management system in which the cash collections are transferred to Alcoa on a daily basis, with the exception of certain minimum cash balances. The amounts due to Parent Company at October 31, 2001, were $13,439. RASCO also purchases certain services from Alcoa. These transactions and services are discussed in further detail below.

Alcoa Corporate Charges

RASCO uses, and is charged directly for, certain services that Alcoa corporate provides to its divisions. These services generally include information systems support, human resources, taxes, legal and certain shared accounting functions and are included in the general corporate charges below. In addition, Alcoa develops, negotiates and administers RASCO’s insurance programs. The insurance coverage includes coverage for real and personal property, workers compensation, automobile, general product and other standard liability coverage. Charges by Alcoa corporate to RASCO are based on costs that relate directly to RASCO or a percentage allocation of the total cost for the service provided. Where percentage allocations are used, such allocations are primarily based on a percentage of revenue or headcount, as applicable, which management believes represents a reasonable allocation of these costs from Alcoa corporate. Management further believes it is not practicable to estimate these expenses on a stand-alone basis.

The expenses charged to RASCO by Alcoa consist of the following and are reflected in cost of products sold and selling, general and administrative expenses in the combined statement of income, comprehensive income and Parent Company investment:

Employee benefits
Pensions	$302
Other postretirement benefits	1,620
Insurance (principally medical for active personnel)	4,058
Workers’ compensation	283
General insurance	499
General corporate charges	7,495

$14,257

Of the $14,257, $10,050 and $4,207 are recorded in cost of products sold and selling, general and administrative expense, respectively.

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Notes to Combined Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

The charges for pension and other postretirement benefit costs included in these financial statements were actuarially determined expenses allocated based on the number of RASCO employees participating in the various plans and average costs per employee. See Notes 10 and 11 for additional discussion of pension and other postretirement benefits.

Medical insurance costs are allocated based upon historical claims cost per person for RASCO.

5. Property, Plant and Equipment, at Cost

Property, plant and equipment at October 31 consisted of:

Land and land improvements	$5,032
Buildings	33,271
Machinery and equipment	43,939
Construction in progress	6,164

88,406

Accumulated depreciation and amortization	(10,064)

Net property, plant and equipment	$78,342

6. Accrued Liabilities

Accrued liabilities at October 31 consisted of:

Compensation accrual	$3,042
Vacation accrual	301
Accrued employee benefits	2,340
Other current liabilities	2,899

$8,582

7. Operating Leases

RASCO has entered into noncancelable operating leases for land, buildings, office space and equipment, which have various expiration dates through 2006.

As of October 31, future minimum lease payments under noncancelable operating leases with terms longer than one year are as follows:

2002	$3,272
2003	1,354
2004	608
2005	271
2006	40
Thereafter	—

$5,545

Rent expense was approximately $3,200 for the ten-month period ended October 31, 2001.

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Notes to Combined Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

8. Income Taxes

The provision for income taxes consisted of:

For the Ten-Month Period Ended October 31, 2001
Current
Federal	$6,788
Foreign	398
State and local	211

7,397
Deferred
Federal/State	(5,979)
Foreign	(8)

(5,987)

$1,410

The components of income before U.S. and foreign taxes on income were:

For the Ten-Month Period Ended October 31, 2001
United States	$2,725
Foreign	976

$3,701

The provision for income taxes differs from the amount computed using the U.S. federal tax rate for the following reasons:

For the Ten-Month Period Ended October 31, 2001
Amount computed using the statutory rate	$1,295
Increase (reduction) in taxes resulting from
Taxes on foreign income	49
State taxes, net of federal benefit	154
Other	(88)

Provision for income taxes	$1,410

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Notes to Combined Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

The components of net deferred tax assets and liabilities at October 31 were as follows:

	Deferred Tax Assets	Deferred Tax Liabilities
Inventory	$—	$19,240
Property, plant and equipment	—	8,967
Employee benefits	7,040	—
Allowance for bad debts and inventory reserves	718	—
Reserve for curtailment/shutdown	277	—

	$8,035	$28,207

9. Geographic and Product Information

The operations of the Company are comprised as follows:

For the Ten-Month Period Ended October 31, 2001
Sales to customers
U.S.	$581,154
Canada	64,795

Total sales and operating revenues	$645,949

Assets
U.S.	$267,012
Canada	32,824

Total assets	$299,836

Sales by product line for the ten-month period ended October 31, 2001, were as follows:

For the Ten-Month Period Ended October 31, 2001
Asset Category

Aluminum	48.8%
Stainless steel	50.3
Other	0.9

100.0%

10. Pension Plans

Alcoa maintained various defined benefit pension plans that cover substantially all of RASCO’s employees. Substantially all of the U.S. employees of RASCO are covered by noncontributory defined benefit pension plans maintained by Alcoa. Plans covering salaried employees provide pension benefits based on a formula that

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Notes to Combined Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

considers length of service and earnings during years of service. Plans covering hourly employees generally provide a specific amount of benefits for each year of service. For purposes of these financial statements, the U.S. plans are accounted for as multi-employer plans as defined in SFAS No. 87, Employer’s Accounting for Pensions. Costs related to these multi-employer plans have been charged to RASCO based on the number of RASCO employees participating in the various plans on an average costs per employee. RSM maintains separate pension plans for certain Canadian employees.

As a result of the formation of Integris on November 1, 2001, it is probable that the U.S. employees covered by Alcoa plans will withdraw from the plans to participate in newly formed plans to be established by Integris. RASCO’s U.S. pension obligation is expected to be fully funded and therefore no obligation has been recognized as of October 31, 2001. RASCO’s domestic pension expense for the ten-month period ended October 31, 2001, was $808. There were no contributions due at October 31, 2001.

The table below reflects the status of RSM’s pension plans at October 31 as determined by actuarial valuation:

For the Ten-Month Period Ended October 31, 2001

Change in benefit obligation
Benefit obligation at beginning of period—January 1, 2001	$2,008
Service cost	85
Interest cost	117
Actuarial losses	(56)
Benefits paid	(513)

Benefit obligation at end of period—October 31, 2001	1,641

Change in plan assets
Fair value of plan assets at beginning of period—January 1, 2001	994
Actual return on plan assets	(39)
Employer contribution	27
Benefits paid	(513)

Fair value of plan assets at end of period—October 31, 2001	469

Funded status	(1,172)
Unrecognized actuarial loss	130

Net amount recognized	$(1,042)

Amount recognized in the consolidated balance sheet:

For the Ten-Month Period Ended October 31, 2001

Accrued benefit liability	$1,042

Net amount recognized	$1,042

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Notes to Combined Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

The components of net periodic benefit costs are reflected below:

For the Ten-Month Period Ended October 31, 2001
Components of net periodic benefit costs
Service cost	$85
Interest cost	117
Expected return on plan assets	50

$252

Weighted average assumptions used in the accounting for RSM’s plan follows:

For the Ten-Month Period Ended October 31, 2001
Weighted average assumptions
Discount rate	6.00%
Rate of compensation increase	3.66%
Expected return on plan assets	6.00%

Alcoa also sponsors a number of defined contribution pension plans. Expenses charged to RASCO for the period were $655,000.

11. Other Postretirement Benefits

Alcoa also maintains other postretirement benefit plans that provide most of RASCO’s U.S. retired employees with healthcare and life insurance benefits. Substantially, all employees may become eligible for these benefits if they work for RASCO until retirement age. For purposes of these financial statements, the U.S. plans are accounted for as multi-employer plans as defined by SFAS No. 106, Employer’s Accounting for Postretirement Benefits Other than Pensions. Costs related to these Alcoa plans have been charged to RASCO based on the number of RASCO employees participating in the various plans on an average costs per employee.

As a result of the formation of Integris on November 1, 2001, it is probable that the employees covered by this plan will withdraw from the plan to participate in a newly formed plan to be established by Integris. As a result, RASCO has recognized an unfunded postretirement benefit obligation of approximately $17,685 at October 31, 2001. These amounts were calculated assuming a discount rate of 7.0%. The plan is unfunded.

For measurement purposes, a 10% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for 2001 and future years.

12. Contingent Liabilities

RASCO is subject to various claims and actions including those pertaining to environmental laws and regulations, product liability and health and safety matters arising in the ordinary course of business.

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Notes to Combined Financial Statements—(Continued)

(dollars in thousands, unless otherwise noted)

In early 2002, Alcoa became aware of asserted and potentially unasserted claims related to RASCO’s sale of certain aluminum products to maritime customers for use in the construction of ships prior to October 31, 2001. The matter is still in the preliminary stages of investigation. Therefore, it is not possible to determine the outcome or to estimate with any degree of accuracy the potential costs associated with these claims. Based on these facts, it is possible that future results of operations or liquidity could be materially affected. Due to this uncertainty, no amounts have been provided for such matters in the accompanying financial statements as of October 31, 2001. As a result of the formation of Integris on November 1, 2001, Alcoa has agreed to provide Integris with defense and indemnity to certain legal matters and claims.

Except for matters discussed above, management believes that the disposition of other claims and actions, either individually or in the aggregate, are not expected to have a material adverse effect on RASCO’s competitive or financial position. No assurance can be given, however, that the disposition of one or more of such claims or actions in a particular reporting period will not be material in relation to the reported results for such period.